Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER, SOLICITATION, OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto and as amended, supplemented, or otherwise modified from time to time in accordance with Section 13 hereof, this “Agreement”), is made and entered into as of July 28, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub clauses (i) through (iv) of this preamble, and any person or Entity that becomes a party hereto in accordance with the terms hereof, collectively, the “Parties”):(1)

i.
Denbury Resources Inc., Denbury Air, LLC, Denbury Brookhaven Pipeline Partnership, LP, Denbury Brookhaven Pipeline, LLC, Denbury Gathering & Marketing, Inc., Denbury Green Pipeline-Montana, LLC; Denbury Green Pipeline-North Dakota, LLC, Denbury Green Pipeline-Riley Ridge, LLC, Denbury Green Pipeline-Texas, LLC, Denbury Gulf Coast Pipelines, LLC; Denbury Holdings, Inc., Denbury Onshore, LLC, Denbury Operating Company, Denbury Pipeline Holdings, LLC, Denbury Thompson Pipeline, LLC, Encore Partners GP Holdings, LLC, Greencore Pipeline Company, LLC, and Plain Energy Holdings, LLC (collectively, the “Company Parties” or the “Debtors”);

ii.
the RBL Lenders that have executed and delivered to Counsel to the Company Parties counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement (collectively, the “Consenting RBL Lenders”);

iii.
the beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Second Lien Notes that have executed and delivered to Counsel to the Company Parties counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement (collectively, the “Consenting Second Lien Noteholders”); and

iv.
the beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Convertible Notes that have executed and delivered to Counsel to the Company Parties counterpart signature pages to this

(1)	Capitalized terms used, but not defined in this Agreement, have the meanings given to them in Section 1 of this Agreement or the Plan (as defined herein), as applicable.

Agreement, a Joinder, or a Transfer Agreement (collectively, the “Consenting Convertible Noteholders” and, together with the RBL Agent, the Consenting RBL Lenders and the Consenting Second Lien Noteholders, the “Consenting Creditors”).

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arm’s length negotiated or been apprised of certain restructuring transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in (i) the prepackaged chapter 11 plan of reorganization attached hereto as Annex 1 (the “Plan”), (ii) the financing term sheet attached hereto as Annex 2 (the “DIP‑to-Exit Facility Term Sheet”) and the Exit Commitment Letter (as defined below) attached hereto as Annex 2(a), (iii)  the warrants term sheet attached hereto as Annex 3 (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Warrants Term Sheet”), and, (iv) the governance term sheet attached hereto as Annex 4 (the “Governance Term Sheet”, and such transactions described in this Agreement, the Plan, the DIP‑to‑Exit Facility Term Sheet, the Exit Commitment Letter, the Warrants Term Sheet, the Governance Term Sheet, and all attachments thereto, the “Restructuring”);

WHEREAS, the Debtors will implement the Restructuring through prepackaged voluntary reorganization cases (the “Chapter 11 Cases”) filed under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, as of the Execution Date, the Consenting RBL Lenders hold, in the aggregate, 100 percent of the aggregate principal amount outstanding of the RBL Loans;

WHEREAS, as of the Execution Date, the Consenting Second Lien Noteholders hold, in the aggregate, approximately 67.2 percent of the aggregate principal amount outstanding of the Second Lien Notes Claims;

WHEREAS, as of the Execution Date, the Consenting Convertible Noteholders hold, in the aggregate, approximately 70.8 percent of the aggregate principal amount outstanding of the Convertible Notes Claims;

WHEREAS, the Parties agree that this Agreement and the Restructuring are the product of arm’s-length and good-faith negotiations among all of the Parties; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

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AGREEMENT

Section 1.	Definitions and Interpretation.

1.01.    Definitions. The following terms have the following definitions:

(a)“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached to this Agreement in accordance with Section 14.04 hereof (including the annexes and exhibits hereto).

(b)“Agreement Effective Date” means the date on which the conditions set forth in Section 2 hereof have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

(c)“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date until the Termination Date applicable to such Party.

(d)“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, exchange offer, consent solicitation, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to, in whole or in part, or is inconsistent with the terms of the Restructuring.

(e)“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

(f)“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement, and for the avoidance of doubt, includes any other court having jurisdiction over the Chapter 11 Cases, including to the extent of the withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

(g)“Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

(h)“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

(i)“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

(j)“Company Claims” means any Claim against a Company Party. Company Claims shall expressly exclude any Interest in a Company Party.

(k)“Company Parties” has the meaning set forth in the recitals to this Agreement.

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(l)“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other agreement relating to public disclosure of material non-public information, in connection with any proposed Restructuring.

(m)“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan.

(n)“Consenting Convertible Noteholders” has the meaning set forth in the preamble to this Agreement.

(o)“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

(p)“Consenting RBL Lenders” has the meaning set forth in the preamble to this Agreement.

(q)“Consenting Second Lien Noteholders” has the meaning set forth in the preamble to this Agreement.

(r)“Convertible Notes” has the meaning set forth in the Plan.

(s)“Convertible Notes Claims” has the meaning set forth in the Plan.

(t)“Counsel to the Company Parties” means Kirkland & Ellis LLP.

(u)“Definitive Documents” means the documents set forth in Section 3.01.

(v)“DIP Agent” means JPMorgan Chase Bank, N.A., or any successor thereto, as administrative agent under the DIP Facility, solely in its capacity as such.

(w)“DIP Facility” means the debtor-in-possession financing facility on terms and conditions consistent in all material respects with this Agreement (including the DIP-to‑Exit Facility Term Sheet) and the DIP Orders and otherwise in form and substance acceptable to the Company Parties and the DIP Lenders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

(x)“DIP Facility Documents” means any documents governing or related to the DIP Facility (including the DIP Orders), which documents shall be consistent in all material respects with the Plan, this Agreement (including the DIP‑to‑Exit Facility Term Sheet) and the DIP Orders and otherwise in form and substance acceptable to the Company Parties and the DIP Agent and the DIP Lenders as to such documents and to the Company Parties and the DIP Agent as to the DIP Orders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

(y)“DIP Final Order” means the final order authorizing use of cash collateral and debtor-in-possession financing on terms consistent with the DIP-to-Exit Facility Term Sheet, and in form and substance acceptable to the Company Parties and the DIP Agent, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

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(z)“DIP Interim Order” means the interim order authorizing use of cash collateral and debtor-in-possession financing on terms consistent with the DIP-to-Exit Facility Term Sheet, and in form and substance acceptable to the Company Parties and the DIP Agent, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

(aa)    “DIP Lenders” means the lenders under the DIP Facility.

(bb)    “DIP Orders” means, collectively, the DIP Interim Order and the DIP Final Order.

(cc)    “DIP‑to‑Exit Facility Term Sheet” has the meaning set forth in the preamble to this Agreement.

(dd)    “Disclosure Statement” means the disclosure statement with respect to the Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable Law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be consistent in all material respects with this Agreement.

(ee)    “Disclosure Statement Order” means the order approving the Disclosure Statement, which order shall be consistent in all material respects with this Agreement.

(ff)    “Execution Date” has the meaning set forth in the preamble to this Agreement.

(gg)    “Existing Equity Interests” means the common stock of the Company Parties that is existing as of the Petition Date.

(hh)    “Exit Commitment Letter” means the commitment letter attached as Annex 2(a) hereto, and the related fee letters with respect thereto.

(ii)    “Exit Facility” means the revolving credit facility in an aggregate maximum principal amount of up to $615,000,000, subject to a conforming borrowing base to be set forth in the Exit Facility Documents and on such other terms and conditions consistent in all material respects with this Agreement, the DIP-to-Exit Facility Term Sheet, the Exit Commitment Letter, and the Exit Facility Term Sheet, and otherwise in form and substance acceptable to the Debtors and the Exit Facility Lenders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

(jj)    “Exit Facility Documents” has the meaning set forth in the Plan, and each of which shall be consistent in all material respects with the Plan, this Agreement, the DIP‑to‑Exit Facility Term Sheet, the Exit Facility Term Sheet, and the Exit Commitment Letter, and otherwise in form and substance acceptable to the Debtors and the Exit Facility Lenders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

(kk)    “Exit Facility Lenders” means the lenders under the Exit Facility.

(ll)    “Exit Facility Term Sheet” means the financing term sheet attached as Exhibit A to the Exit Commitment Letter.

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(mm)    “First Day Pleadings” means the first-day pleadings that the Company Parties file with the Bankruptcy Court upon the commencement of the Chapter 11 Cases.

(nn)    “Governance Term Sheet” has the meaning set forth in the preamble to this Agreement.

(oo)    “Hedge Contract” means any futures contract, forward contract, swap contract, derivative contract, hedging contract or other like instrument with a Company Party.

(pp)    “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

(qq)    “Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit B.

(rr)    “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

(ss)    “Management Compensation Term Sheet” means the term sheet setting forth the terms of the Management Incentive Plan, which shall be included in the Plan Supplement.

(tt)    “Management Incentive Plan” means any equity incentive program for the members of the management team of the Reorganized Debtors to be established as contemplated in the Plan, and in accordance with this Agreement and the Definitive Documents.

(uu)    “Milestones” means the milestones set forth in Section 4 hereof.

(vv)    “New DNR Equity” has the meaning set forth in the Plan.

(ww)    “New Organizational Documents” has the meaning set forth in the Plan.

(xx)    “Parties” has the meaning set forth in the preamble to this Agreement.

(yy)    “Permitted Transfer” means each transfer of any Company Claims that meet the requirements of Section 9.01 hereof.

(zz)    “Permitted Transferee” means each transferee of any Company Claims who meets the requirements of Section 9.01 hereof.

(aaa)    “Petition Date” means the first date on which any of the Company Parties commences a Chapter 11 Case.

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(bbb)    “Plan” has the meaning set forth in the recitals to this Agreement.

(ccc)    “Plan Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

(ddd)    “Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court, each of which shall be consistent in all material respects with this Agreement (to the extent applicable) and subject to the consent rights set forth in Section 3.02.

(eee)    “Qualified Marketmaker” means an Entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (ii) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).

(fff)    “RBL Agent” means JPMorgan Chase Bank, N.A., and any successor thereto, solely in its capacity as successor administrative agent under the RBL Credit Agreement.

(ggg)    “RBL Claims” has the meaning set forth in the Plan.

(hhh)    “RBL Credit Agreement” has the meaning set forth in the Plan.

(iii)    “RBL Facility Documents” means any documents governing or related to the revolving credit facility governed by the RBL Credit Agreement, including the RBL Credit Agreement, and provided by the RBL Lenders to certain of the Company Parties.

(jjj)    “RBL Lenders” means the lenders under the RBL Credit Agreement, from time to time.

(kkk)    “RBL Loans” has the meaning set forth in the Plan.

(lll)    “Required Consenting Convertible Noteholders” means, as of any time of determination, the Consenting Convertible Noteholders holding at least 50.01% of the aggregate outstanding principal amount of the Convertible Notes that are held by all Consenting Convertible Noteholders.

(mmm)    “Required Consenting Creditors” means, collectively, the Required Consenting RBL Lenders, the Required Consenting Second Lien Noteholders, and the Required Consenting Convertible Noteholders.

(nnn)    “Required Consenting RBL Lenders” means, as of any time of determination, the Consenting RBL Lenders holding at least 50.01% of the aggregate outstanding principal amount of RBL Loans that are held by all Consenting RBL Lenders.

(ooo)    “Required Consenting Second Lien Noteholders” means, as of any time of determination, the Consenting Second Lien Noteholders (a) holding at least 50.01% of the

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aggregate outstanding principal amount of Second Lien Notes that are held by all Consenting Second Lien Noteholders that are members of the Second Lien Ad Hoc Committee and (b) constituting at least two (2) members(2) of the Second Lien Ad Hoc Committee.

(ppp)    “Required Parties” means the Company Parties and the Required Consenting Creditors.

(qqq)    “Restructuring” has the meaning set forth in the recitals to this Agreement.

(rrr)    “Second Lien Ad Hoc Committee” means the ad hoc committee of holders of Second Lien Notes represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, PJT Partners LP, and any local or foreign advisors.

(sss)    “Second Lien Notes” has the meaning set forth in the Plan.

(ttt)    “Second Lien Notes Claims” has the meaning set forth in the Plan.

(uuu)    “Securities Act” means the Securities Act of 1933, as amended, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

(vvv)    “Securities Rules” means Rules 501(a)(1), (2), (3), and (7) promulgated under the Securities Act.

(www)    “Solicitation Materials” means all solicitation materials in respect of the Plan.

(xxx)    “Subordinated Notes” has the meaning set forth in the Plan.

(yyy)    “Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 12 hereof.

(zzz)    “Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

(aaaa)    “Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that the transferee is bound by the terms of this Agreement, substantially in the form attached hereto as Exhibit A.

(bbbb)    “Warrants Documentation” means the definitive documentation with respect to the issuance of the Warrants, which shall be included in the Plan Supplement, on terms and conditions consistent in all material respects with the Plan and the Warrants Term Sheet.

(2)
For the purposes of determining the number of Consenting Second Lien Noteholders in the Second Lien Ad Hoc Committee, each member thereof, together with any of its affiliates or managed funds, shall be counted as one Consenting Second Lien Noteholder in the Second Lien Ad Hoc Committee.

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(cccc)    “Warrants Term Sheet” has the meaning set forth in the recitals to this Agreement.

1.02.    Interpretation. For purposes of this Agreement:

(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement; provided that any capitalized terms herein that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(d)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g)references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; and

(h)the use of “include” or “including” is without limitation, whether stated or not.

Section 2.Effectiveness of this Agreement.

2.01.    This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;

(b)holders of at least 100 percent of the aggregate outstanding principal amount of RBL Loans shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;

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(c)holders of at least 66.67 percent of the aggregate outstanding principal amount of the Second Lien Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;

(d)holders of at least 66.67 percent of the aggregate outstanding principal amount of the Convertible Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;

(e)each Consenting RBL Lender that is participating in the Exit Facility as of the Execution Date shall have executed and delivered the Exit Commitment Letter with respect to its ratable share of the Exit Facility; and

(f)Counsel to the Company Parties shall have given notice to counsel to the other Parties in the manner set forth in Section 14.12 (by email or otherwise) that the conditions to the Agreement Effective Date set forth in this Section 2 have occurred or are otherwise waived.

Section 3.Definitive Documents.

3.01.    The Definitive Documents governing the Restructuring shall consist of the following:

(a)the DIP Orders;

(b)the DIP Facility Documents;

(c)the Disclosure Statement, its exhibits, and any pleadings filed in support of the Disclosure Statement;

(d)the Solicitation Materials, and the order approving the Solicitation Materials;

(e)the Disclosure Statement Order;

(f)the Plan, Plan Supplement, and all material documents, annexes, schedules, exhibits, amendments, modifications, or supplements thereto, or other documents contained therein, including any schedules of rejected contracts;

(g)the First Day Pleadings, and orders granting requested relief;

(h)the Confirmation Order, and any pleadings filed in support of Confirmation;

(i)the Exit Facility Documents;

(j)the Warrants Documentation;

(k)any new Hedge Contracts or amendments to existing Hedge Contracts entered into by the Company Parties during the Agreement Effective Period;

(l)the Management Incentive Plan, Management Compensation Term Sheet, and all additional documents or agreements thereto;

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(m)the New Organizational Documents;

(n)this Agreement; and

(o)the motions seeking approval of each of the above (and, to the extent applicable and not otherwise noted, the orders approving each of the above) and any other document necessary to implement or achieve the Restructuring not otherwise listed above.

3.02.    The Definitive Documents not executed or not in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion and, except as expressly contemplated in this Agreement (including as set forth in the exhibits and annexes hereto), shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company Parties or Debtors, as applicable, and the Required Consenting Second Lien Noteholders; provided that (a) (1) the DIP Facility Documents (other than the DIP Orders) shall also be in form and substance acceptable to the Company Parties or Debtors, as applicable, and the DIP Lenders, (2) the DIP Orders shall also be in form and substance acceptable to the Company Parties or Debtors, as applicable, and the DIP Agent, (3) the Plan and Confirmation Order shall also be in form and substance acceptable to the Company Parties or Debtors, as applicable, and the Consenting RBL Lenders and DIP Agent, (4) the Exit Facility Documents shall also be in form and substance acceptable to the Company Parties or Debtors, as applicable, and the Exit Facility Lenders, and (5) to the extent any First Day Pleadings and orders granting requested relief affect the RBL Lenders, the DIP Lenders, or the Exit Facility Lenders, as applicable, such First Day Pleadings and orders, shall also be in form and substance acceptable to the Company Parties or Debtors, as applicable, and the Consenting RBL Lenders, DIP Agent, or Exit Facility Lenders, as applicable, (b) any new Hedge Contracts or amendments to existing Hedge Contracts entered into by the Parties during the Agreement Effective Period shall also be in form and substance acceptable to the Debtors and the counterparty to such Hedge Contracts or amendments, and (c) the Warrants Documentation shall also be in form and substance reasonably acceptable to the Required Consenting Convertible Noteholders, the Required Consenting RBL Lenders, and the Exit Facility Agent. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the exhibits and annexes hereto), as they may be modified, amended, or supplemented in accordance with Section 13.

3.03.    The Company Parties acknowledge and agree that they will use commercially reasonable efforts to provide advance initial draft copies of the Definitive Documents to counsel for the Consenting Creditors at least three (3) Business Days prior to the date when any Company Parties intend to file the applicable Definitive Documents with the Bankruptcy Court; provided that if three (3) Business Days in advance is not reasonably practicable, such initial draft Definitive Document shall be provided as soon as reasonably practicable prior to filing, but in no event later than twenty-four (24) hours in advance of any filing hereof.

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Section 4.Milestones.

(a)On and after the Agreement Effective Date, the Company Parties shall use commercially reasonable efforts to implement the Restructuring in accordance with the following Milestones:

(i)no later than July 29, 2020, the Company Parties shall have commenced solicitation of the Plan;

(ii)no later than July 30, 2020, the Company Parties shall have commenced the Chapter 11 Cases and filed the Plan and Disclosure Statement;

(iii)no later than August 1, 2020, the Bankruptcy Court shall have entered the DIP Interim Order;

(iv)no later than September 6, 2020, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and the Confirmation Order;

(v)no later than the earlier of (a) the entry of the Confirmation Order or (b) 35 days after the Petition Date (unless the Plan Effective Date has already occurred), the Bankruptcy Court shall have entered the DIP Final Order; and

(vi)no later than 14 days after entry of the Confirmation Order, the Plan Effective Date shall have occurred.

(b)The Milestones may be extended or waived by the Company Parties with the prior written consent, with email from counsel being sufficient, of the Required Consenting Second Lien Noteholders and the Required Consenting RBL Lenders.

Section 5.	Commitments of the Consenting Creditors.

5.01.    General Commitments, Forbearances, and Waivers.

(a)Affirmative Commitments. During the Agreement Effective Period, each Consenting Creditor agrees, severally, and not jointly, in respect of all of its Company Claims presently owned and hereafter acquired to:

(i)support the Restructuring, and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which it is legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring;

(ii)use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Agreement and Restructuring from (1) in the case of the Consenting RBL Lenders, the other RBL Lenders, (2) in the case of the Consenting Second Lien Noteholders, the other Second Lien Noteholders, and (3) in the case of the Consenting Convertible Noteholders, the other Convertible Noteholders;

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(iii)take all steps reasonably necessary to consummate the Restructuring in accordance with this Agreement;

(iv)subject to Section 3, support, and not oppose, entry of the DIP Orders;

(v)give any notice, order, instruction, or direction to the applicable trustee(s) or agent(s) reasonably necessary to consummate the Restructuring, provided that in no event shall the Consenting Creditors be required to provide an indemnity or bear responsibility for any out of pocket costs related to any such notice, order, instruction, or direction;

(vi)negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents to which it is required to be a party or to which it has consent rights pursuant to Section 3.02; and

(vii)negotiate in good faith any additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would reasonably be expected to prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Restructuring.

(b)Negative Commitments. Notwithstanding anything to the contrary herein, during the Agreement Effective Period, each Consenting Creditor agrees severally, and not jointly, in respect of all of its Company Claims presently owned and hereafter acquired that it shall not directly or indirectly:

(i)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

(ii)propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, or the Plan;

(iv)exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims other than to enforce this Agreement, the DIP Orders, the DIP Facility Documents, the Plan, the Confirmation Order, or any other Definitive Document or as otherwise permitted under this Agreement;

(v)initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or any of the transactions implementing the Restructuring as contemplated in this Agreement, against the Company Parties or the other Parties other than to enforce this Agreement, the DIP Orders, the DIP Facility Documents, the Plan, the Confirmation Order, or any other Definitive Document or as otherwise permitted under this Agreement;

(vi)object to, delay, impede or take any other action to interfere with Bankruptcy Court approval of any retention application or fee application filed in the Chapter 11 Cases for Evercore Group L.L.C., as investment banker and financial advisor to the Company

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Parties, provided that the terms of such applications do not substantively differ from the engagement letter dated March 26, 2020;

(vii)object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the DIP Orders, the DIP Facility Documents, the Plan, the Confirmation Order, or any other Definitive Document or as otherwise permitted under this Agreement; or

(viii)object to, delay, impede, or take any other action that would reasonably be expected to interfere with, any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

(c)Financing Commitments.

(i)During the Agreement Effective Period, and subject in each case to the terms and conditions of the DIP Facility Documents and the DIP Order, each Consenting RBL Lender shall, (A) no later than the entry of the DIP Interim Order, make available for funding its ratable share of the DIP Commitments (as defined in the DIP‑to‑Exit Facility Term Sheet), with a maximum amount of up to the New Money Interim Cap (as defined in the DIP‑to‑Exit Facility Term Sheet) available to be drawn from the New Money DIP Commitment (as defined in the DIP‑to‑Exit Facility Term Sheet), and (B) no later than the entry of the DIP Final Order, make available for funding its ratable share of the DIP Commitments (as defined in the DIP‑to‑Exit Facility Term Sheet), in each case as consistent with the DIP‑to‑Exit Facility Term Sheet, attached hereto as Annex 2; and

(ii)Each Consenting RBL Lender agrees to enter into the Exit Facility, and subject in each case to the terms and conditions of the Exit Facility Documents, shall make available for funding its ratable share of the RBL Commitment (as defined in the Exit Facility Term Sheet) upon the terms and conditions set forth in the Exit Commitment Letter attached hereto as Annex 2(a) and consistent with the Exit Facility Term Sheet attached as Exhibit A to the Exit Commitment Letter.

5.02.    Commitments with Respect to Chapter 11 Cases.

(a)During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Creditor, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)vote each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan to the Company’s solicitation agent on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot(s);

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(ii)not object to the releases set forth in the Plan and, to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not select on its ballot(s) the “opt-out” with respect to the releases set forth in the Plan; and

(iii)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (ii) above.

(b)During the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims, severally, and not jointly, will not object to any motion or other pleading or document filed by a Company Party in the Chapter 11 Cases in furtherance of the Restructuring that is consistent with this Agreement, including for the avoidance of doubt, Section 3 of this Agreement.

Section 6.Additional Provisions Regarding the Consenting Creditors’ Commitments.

6.01.    The Parties understand that the Consenting RBL Lenders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting RBL Lender expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of such Consenting RBL Lender, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting RBL Lenders until such trading desk or business group is or becomes a party to this Agreement.

6.02.    Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)be construed to prohibit any Consenting Creditor from appearing as a party in interest in any matter to be adjudicated in a Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere, or impede, directly or indirectly, the Restructuring;

(b)affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) in a manner consistent with its obligations under Section 5.01(a); provided that before disclosing any confidential material of the Company Parties to any such third party, such third party must have signed a Confidentiality Agreement in form and substance acceptable to the Company Parties;

(c)impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring;

(d)prevent any Consenting Creditor from enforcing this Agreement, the DIP Orders, the DIP Facility Documents, the Plan, the Confirmation Order, or any other Definitive Document, or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

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(e)(i) prevent any Consenting Creditor from taking any action which is required by applicable Law, (ii) require any Consenting Creditor to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege, or (iii) require any Consenting Creditor to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations; provided, however, that if any Consenting Creditor proposes to take any action that is otherwise inconsistent with this Agreement in order to comply with applicable Law, such Consenting Creditor shall, to the extent practicable, provide advance reasonable notice to the Company Parties, and Counsel to the Company Parties;

(f)prevent any Consenting Creditor by reason of this Agreement or the transactions implementing the Restructuring from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or

(g)prevent any Consenting Creditor from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, or priority of its Company Claims in accordance with the terms of the DIP Facility Documents or the RBL Facility Documents (including, without limitation, the filing of a proof of claim against any Company Party).

Section 7.Commitments of the Company Parties.

7.01.    Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a)do all things reasonably necessary to (i) support and take all steps to consummate the Restructuring in accordance with this Agreement, (ii) prosecute and defend any appeals relating to the Confirmation Order, and (iii) comply with each Milestone set forth in this Agreement;

(b)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment;

(c)use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals reasonably necessary or required for implementation or consummation of the Restructuring or approval by the Bankruptcy Court of the Definitive Documents as provided herein;

(d)negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring as contemplated by this Agreement;

(e)actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring;

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(f)upon reasonable request of any Consenting Creditor, inform the advisors to such Consenting Creditor as to:

(i)the material business and financial (including liquidity) performance of the Company Parties;

(ii)the status and progress of the negotiations of the Definitive Documents; and

(iii)the status of obtaining any necessary or desirable authorizations (including consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(g)inform counsel to the Consenting Creditors as soon as reasonably practicable after becoming aware of:

(i)any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or would result in the termination of, this Agreement with respect to such Party;

(ii)any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring;

(iii)any notice of any commencement of any material involuntary insolvency proceeding, legal suit for payment of debt, or enforcement of a security interest by any person in respect of any Company Party;

(iv)any breach of this Agreement (including a breach by any Company Party);

(v)any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made; and

(vi)any material operations or financial developments of the Company Parties.

(h)make commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(i)(i) provide counsel for the Consenting Second Lien Noteholders, the RBL Agent, and the DIP Agent a reasonable opportunity to review draft copies of all material substantive motions, documents, and other pleadings to be filed in the Chapter 11 Cases (for the avoidance of doubt, the following are not material substantive motions, documents, or other pleadings: ministerial notices and similar ministerial documents; retention applications; fee applications; fee statements; any similar pleadings or motions relating to the retention or fees of any professional; and statements of financial affairs and schedules of assets and liabilities), and (ii) to the extent materially affected by such material substantive filings, provide counsel to the Consenting Convertible Noteholders a reasonable opportunity to review draft copies of such filings, in each case (i) and (ii), the Company Parties shall consult in good faith with the applicable Consenting Creditors regarding the form and substance of such material substantive filings;

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(j)operate their businesses in the ordinary course, taking into account the Restructuring and the Chapter 11 Cases;

(k)comply with the terms, conditions, and obligations of the DIP Facility Documents and the DIP Orders, once approved or entered, as applicable, by the Bankruptcy Court;

(l)timely file a formal objection, in form and substance reasonably acceptable to the Consenting Creditors, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases; and

(m)timely file a formal objection, in form and substance reasonably acceptable to the Consenting Creditors, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan reorganization, as applicable.

7.02.    Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

(b)take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring described in this Agreement or the Plan;

(c)modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(d)file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Plan, and the Definitive Documents.

Section 8.Additional Provisions Regarding Company Parties’ Commitments.

8.01.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement.

8.02.    Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 8.01 and Section 12 each Company Party and its respective directors, officers,

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employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to:

(a)consider, respond to, and facilitate any Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto), provided that if any Company Party receives a written or oral proposal or expression of interest regarding any Alternative Restructuring Proposal, within two (2) Business Days of receipt thereof, the Company Party shall notify (with email being sufficient) counsel to the RBL Agent, the DIP Agent, Second Lien Ad Hoc Committee, and Convertible Ad Hoc Group of any such proposal or expression of interest, with such notice to include a copy of such proposal if it is in writing, or otherwise a summary of the material terms thereof;

(b)provide access to non-public information concerning any Company Party to any person or Entity or enter into Confidentiality Agreements or nondisclosure agreements with any person or Entity in connection with any Alternative Restructuring Proposal (or inquiries or indications of interest with respect thereto);

(c)engage in discussions or negotiations with respect to Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto); and

(d)enter into or continue discussions or negotiations with holders of Company Claims or Interests (including any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee), or any other person or Entity regarding the Restructuring or Alternative Restructuring Proposals; provided that the Company Parties shall, with respect to any Alternative Restructuring Proposal that a majority of a Company Party’s Board of Directors determines in good faith and following consultation with counsel is a bona fide committed proposal that represents a higher or otherwise better economic recovery to the Company’s stakeholders than the Restructuring taken as a whole, (x) provide a copy of any such Alternative Restructuring Proposal, if it is in writing or otherwise a summary of the material terms thereof, to the advisors to the RBL Agent, the DIP Agent, and the Second Lien Ad Hoc Committee within two (2) Business Days of such determination, and (y) provide such information necessary to the advisors to the RBL Agent, the DIP Agent, and the Second Lien Ad Hoc Committee regarding such discussions as necessary to keep the RBL Agent, the DIP Agent, and the Second Lien Ad Hoc Committee contemporaneously informed as to the status and substance of such discussions. Upon any determination by any Company Party to exercise a fiduciary out, the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein in accordance with Section 12.05 hereof.

8.03.    Nothing in this Agreement shall:

(a)impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the implementation of the Restructuring; or

(b)prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

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8.04.    Payment of Accrued Second Lien Notes Interest. On the Execution Date, or as soon as reasonably practicable thereafter, but in any event prior to the Petition Date, the Company Parties shall pay accrued and unpaid interest under the Second Lien Notes up to $8,000,000.00 in the aggregate as follows: (a) $1,965,923.11 ratable to each Holder of 9.00% Notes Due 2021; (b) $2,519,384.69 ratable to each Holder of 9.25% Notes Due 2022; (c) $127,232.75 ratable to each Holder of 7.50% Notes Due 2024; and (d) $3,387,459.45 ratable to each Holder of 7.75% Notes Due 2024. The Company Parties agree and acknowledge in connection with the payments described in this Section 8.04 that the Company Parties are a “customer” of Wilmington Trust, National Association, in its capacity as trustee for the Second Lien Notes, as such term is defined in 11 U.S.C. § 741(2).

Section 9.Transfer of Interests and Securities.

9.01.    During the Agreement Effective Period, a Consenting Creditor shall not Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) in any Company Claims (other than any RBL Claims or any claims arising under the DIP Facility to the extent provided in the RBL Credit Agreement or the DIP Facility Documents, as applicable) to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)in the case of any Company Claims, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A promulgated under the Securities Act, (2) a non-U.S. person in an offshore transaction as defined in Regulation S promulgated under the Securities Act, (3) an institutional accredited investor (as defined in the Securities Rules), or (4) a Consenting Creditor;

(b)either (i) the transferee executes and delivers to Counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claims Transferred) to Counsel to the Company Parties at or before the time of the proposed Transfer; and

(c)with respect to the Transfer of any Company Claims, such Transfer shall not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses or other tax attributes.

9.02.    Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.    This Agreement shall in no way be construed to preclude any Consenting Creditor from acquiring additional Company Claims; provided, however, that (a) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to Counsel to the Company Parties or counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of

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Company Claims acquired) either (i) to Counsel to the Company Parties or (ii) if such Company Claims are Second Lien Notes Claims, counsel to the Second Lien Ad Hoc Committee (who shall promptly notify counsel to the Company Parties), within fifteen (15) Business Days of such acquisition.

9.04.    This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect after any Transfer according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.    Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims of a Consenting Creditor with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims if (a) such Qualified Marketmaker subsequently Transfers such Company Claims within fifteen (15) Business Days of its acquisition to a transferee that is an Entity that is not an affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 9.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 9.01 hereof. Notwithstanding Section 9.01 and Section 9.03, to the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interests in Company Claims that the Qualified Marketmaker acquires from a holder of the Company Claims who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee. To the extent that a Qualified Marketmaker that is not otherwise a Party to this Agreement acquires Company Claims of a Consenting Creditor and such Qualified Marketmaker is eligible and entitled to vote such Company Claims acquired pursuant to this Section 9.05, and such Qualified Marketmaker is not otherwise precluded from voting such Company Claims in favor of the Plan, and receives a separate ballot for such Company Claims, such Qualified Marketmaker shall vote such Company Claims to accept the Plan on a timely basis as contemplated hereunder.

9.06.    Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfers set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any Company Claims in favor of a bank or broker dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10.Representations and Warranties of Consenting Creditors. Each Consenting Creditor (other than the Consenting RBL Lenders solely with respect to subsection (e) below) severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement and as of the Agreement Effective Date:

(a)it is the beneficial or record owner of the face amount of the Company Claims or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims reflected in, and having made reasonable inquiry is not the beneficial or record owner of any

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Company Claims other than those reflected in, such Consenting Creditor’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b)it has the full power and authority to act on behalf of, vote, and consent to matters concerning such Company Claims;

(c)such Company Claims are free and clear of any pledge, lien, security interest, charge, Claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, Transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)it has the full power to vote, approve changes to, Transfer, and compromise all of its Company Claims as contemplated by this Agreement subject to applicable Law and, with respect to the RBL Claims, the RBL Credit Agreement; and

(e)(i) it is either (A) a qualified institutional buyer as defined in Rule 144A promulgated under the Securities Act, (B) not a U.S. person (as defined in Regulation S promulgated under the Securities Act), or (C) an institutional accredited investor (as defined in the Securities Rules), and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11.Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement:

(a)it is validly existing and in good standing under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)except as expressly provided in this Agreement, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement;

(c)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and, with respect to the Company Parties, subject to the necessary approvals of the Bankruptcy Court to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement; and

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(e)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement regarding the Company Parties that have not been disclosed to all Parties to this Agreement.

Section 12.Termination Events.

12.01.    Consenting Creditor Termination Events. This Agreement may be terminated (x) with respect to the Consenting RBL Lenders, by the Required Consenting RBL Lenders, (y) with respect to the Consenting Second Lien Noteholders, by the Required Consenting Second Lien Noteholders and (z) with respect to the Consenting Convertible Noteholders, by the Required Consenting Convertible Noteholders (such Consenting Creditors seeking to terminate, the “Terminating Consenting Creditors”), in each case by the delivery to the Company Parties of a written notice in accordance with Section 14.12 upon the occurrence of the following events:

(a)the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is, or could reasonably be expected to be, adverse to the Terminating Consenting Creditors and (ii) remains uncured (to the extent curable) for five (5) Business Days after the Terminating Consenting Creditors transmit a written notice in accordance with Section 14.12 detailing any such breach;

(b)the breach in any material respect by (i) the Consenting Creditors holding an aggregate principal amount outstanding of the RBL Loans that would result in non-breaching Consenting RBL Lenders holding less than two-thirds of the aggregate principal amount outstanding of the RBL Loans or (ii) the Consenting Creditors holding an amount of the Second Lien Notes Claims that would result in non-breaching Consenting Second Lien Noteholders holding less than two-thirds of the aggregate principal amount outstanding of the Second Lien Notes Claims, in each case of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the Terminating Consenting Creditors transmit a written notice in accordance with Section 14.12 detailing any such breach;

(c)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, or order that (i) enjoins the consummation of a material portion of the Restructuring and (ii) either (A) such ruling, judgment, or order has been issued at the request of any of the Company Parties in contravention of any obligations set forth in this Agreement or (B) remains in effect for fifteen (15) Business Days after the Terminating Consenting Creditors transmit a written notice in accordance with Section 14.12 detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d)the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for five (5) Business Days after entry of such order or the Confirmation Order is reversed, stayed, dismissed, vacated, or reconsidered, in each case without the written consent of the Required Consenting RBL Lenders, the Required Consenting Second Lien Noteholders, or the Required Consenting Convertible Noteholders;

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(e)the Bankruptcy Court enters an order, or any Company Party files a motion or application seeking an order (without the prior written consent of the Required Consenting Creditors, which consent is not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, (iv) terminating exclusivity under section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement;

(f)the failure to meet a Milestone, which has not been waived or extended in a manner consistent with Section 4, unless such failure is the result of any act, omission, or delay on the part of the Terminating Consenting Creditors in violation of its obligations under this Agreement;

(g)the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement, the Definitive Documents or the Restructuring, and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring within five (5) Business Days following written notice thereof to the Company Parties by the Required Consenting Creditors;

(h)any Company Party (i) files, amends, or modifies, files a pleading seeking approval of, or otherwise makes public any Definitive Document or authority to amend or modify any Definitive Document, in a manner or form that is materially inconsistent with, or constitutes a material breach of, this Agreement and is adverse to the Terminating Consenting Creditors (including with respect to the consent rights afforded the Consenting Creditors under this Agreement), without the prior written consent of the Consenting Creditors with consent rights with respect to such Definitive Document, (ii) withdraws the Plan without the prior consent of the Required Consenting Creditors, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), in the case of each of the foregoing clauses (i) through (iii), which remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.12 detailing any such breach;

(i)any Company Party files, or publicly announces that it will file, with the Bankruptcy Court any plan of reorganization other than the Plan, or files with the Bankruptcy Court any motion or application seeking authority to sell any material assets, without the prior written consent of the Required Consenting Second Lien Noteholders or the Required Consenting RBL Lenders;

(j)a determination is made with respect to any Company Party that (i) its continued support of the Restructuring would be inconsistent with its fiduciary obligations under applicable law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal and the continued support of the Restructuring is inconsistent with the Company Party’s fiduciary duties or applicable Law;

(k)any Company Party files, or publicly announces that it will file, with the Bankruptcy Court a motion, application, or adversary proceeding (or any Company Party supports any such motion, application, or adversary proceeding filed or commenced by any third party)

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(i) challenging the validity, enforceability, or priority of, or seeking the avoidance, disallowance, subordination, or recharacterization, as applicable, of the liens of the RBL Agent or the DIP Agent, the claims arising on account of the DIP Facility, the RBL Claims, Second Lien Notes Claims, or Convertible Notes Claims, or (ii) asserting any other cause of action against the Consenting Creditors;

(l)the Bankruptcy Court enters an order providing relief against any of the Consenting Creditors with respect to any of the causes of action or proceedings specified in Section 12.01(k) and such order remains in effect for five (5) Business Days after entry of such order;

(m)the occurrence of any termination event or event of default under the DIP Orders or DIP Facility Documents, that has not been cured (if susceptible to cure) or waived in accordance with the terms thereof;

(n)any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as expressly contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing; or

(o)the Company Parties terminate their obligations under and in accordance with this Agreement.

(p)Notwithstanding anything to the contrary herein, if there is an order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the Consenting Creditor Termination Events in this Section 12.01 shall result in an automatic termination of this Agreement, to the extent the Required Consenting Creditors would otherwise have the ability to terminate this Agreement in accordance with this Section 12.01, five (5) Business Days following such occurrence unless waived (including retroactively) in writing by the Required Consenting Creditors.

12.02.    Company Party Termination Events.  Any Company Party may terminate this Agreement as to any Party upon prior written notice to all Parties in accordance with Section 14.12 upon the occurrence of any of the following events:

(a)with respect to the Consenting RBL Lenders, the breach in any material respect by the Consenting Creditors holding an aggregate principal amount outstanding of the RBL Loans that would result in non-breaching Consenting RBL Lenders holding less than two-thirds of the aggregate principal amount outstanding of the RBL Loans, of any provision set forth in this

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Agreement that remains uncured for a period of five (5) Business Days after the receipt by counsel to RBL Agent of notice of such breach;

(b)with respect to the Consenting Second Lien Noteholders, the breach in any material respect by the Consenting Creditors holding an amount of Second Lien Notes that would result in non-breaching Consenting Second Lien Noteholders holding less than two-thirds of the aggregate principal amount of the Second Lien Notes, of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by counsel to the Second Lien Ad Hoc Committee of notice of such breach;

(c)with respect to the Consenting Convertible Noteholders, the breach in any material respect by the Consenting Creditors holding an amount of Convertible Notes that would result in non-breaching Consenting Convertible Noteholders holding less than two-thirds of the aggregate principal amount of the Convertible Notes, of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by counsel to the Consenting Convertible Noteholders of notice of such breach;

(d)the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal, and the continued support of the Restructuring pursuant to this Agreement would be inconsistent with its fiduciary obligations;

(e)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.13 detailing any such issuance; notwithstanding the foregoing, this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(f)the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for five (5) Business Days after entry of such order.

12.03.    Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) each Company Party; (b) the Required Consenting RBL Lenders; (c) the Required Consenting Second Lien Noteholders; and (d) the Required Consenting Convertible Noteholders.

12.04.    Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

12.05.    Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the

26

Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action. Upon the occurrence of a Termination Date prior to entry of the Confirmation Order by the Bankruptcy Court, any and all consents or ballots tendered before the Termination Date by the Parties subject to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise.  Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any termination of this Agreement by any other Party is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before the applicable Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any Consenting Creditor, or (b) any right or the ability of any Consenting Creditor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any Company Party or any other Party. No purported termination of this Agreement, except a termination pursuant to Section 12.02(d), shall be effective under this Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement. Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(d).

Section 13.Amendments and Waivers.

(a)This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) the following Parties: (i) the Required Consenting Second Lien Noteholders, and (ii) solely with respect to any modification, amendment, waiver, or supplement that alters the rights of such Parties (which, for the avoidance of doubt, includes any change to this Section 13 affecting such Parties), the Required Consenting RBL Lenders and the Required Consenting Convertible Noteholders. Notwithstanding the foregoing, the consent of each such affected Consenting Creditor shall also be required to effectuate any modification, amendment, waiver, or supplement if the proposed modification, amendment, waiver, or supplement (x) has a material, disproportionate (as compared to other Consenting Creditors holding Claims within the same class as provided for in the Plan) adverse effect on any of the Company Claims held by a Consenting Creditor, or (y) changes the economic treatment provided to any Consenting Creditor.

(c)Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 13 shall be ineffective and void ab initio as to any non-consenting Party affected thereby.

(d)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising,

27

any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by a Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy by such Party. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

(e)Any consent or waiver contemplated in this Section 13 may be provided by electronic mail from counsel to the relevant Parties.

(f)Notwithstanding Section 13(a) of this Agreement, any modification, amendment or change to the definition of “Required Consenting RBL Lenders” shall require the consent of the Company Parties and each Required Consenting RBL Lender.

(g)Notwithstanding Section 13(a) of this Agreement, any modification, amendment or change to the definition of “Required Consenting Second Lien Noteholders” shall require the consent of the Company Parties and each member of the Second Lien Ad Hoc Committee holding Second Lien Notes Claims that was a Consenting Creditor and member of the Second Lien Ad Hoc Committee, as of the date of such modification, amendment, or change.

Section 14.Miscellaneous.

14.01.    Confidentiality. The Parties understand and acknowledge that this Agreement may be disclosed and filed with the Bankruptcy Court as an exhibit to the Disclosure Statement and included in the Solicitation Materials; provided that in such disclosure the executed signature pages to this Agreement shall be redacted and no individual holdings information shall be included, except as may be required by law. The Company Parties shall not disclose to any person the amount or percentage of Claims held by any individual Consenting Creditor, except as may be required by law. If in either case such disclosure is required by law, the Company Parties shall provide each Consenting Creditor with advanced notice of the intent to disclose and shall afford each Consenting Creditor a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such disclosure prior to the Company Parties making such disclosure.

14.02    Fees and Expenses. The Company Parties shall pay and reimburse all reasonable and documented fees and expenses when due (including travel costs and expenses) and all outstanding and unpaid amounts incurred in connection with the Restructuring since the inception of the applicable fee or engagement letters of the attorneys, advisors, and consultants of (a) the Second Lien Ad Hoc Committee (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date), including the fees and expenses of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel, (ii) PJT Partners LP, as investment banker (including any success or transaction fees when earned), and (iii) one local counsel, (b) the Convertible Ad Hoc Group (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date), limited to the fees and expenses of Akin Gump Strauss Hauer & Feld LLP, (c) the Consenting RBL Lenders (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date), including the fees and expenses of (i) Vinson & Elkins LLP, as counsel to the RBL Agent, (ii) Opportune LLP, as financial advisor

28

to the RBL Agent, (iii) one local counsel, and (iv) and any fees and expenses provided for under the DIP Orders and DIP Facility Documents, and (d) each Hedge Contract counterparty that is, or whose affiliate is, a Party to this Agreement, to the extent provided for under the DIP Orders and DIP Facility Documents; provided that all invoices of such advisors for such fees and expenses outstanding as of the Agreement Effective Date that are received at least three (3) Business Days prior to the Petition Date shall be paid in full prior to the Petition Date; provided, further, that the Company Parties shall not be obligated to pay any fees and expenses under this Section 14.02 and the Agreement that have accrued after the Termination Date; provided, further, that nothing herein shall relieve the Company Parties from any such payment or reimbursement obligations under the RBL Facility Documents or the DIP Facility Documents.

14.03.    Acknowledgement. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.04.    Annexes Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.05.    Further Assurances.  Subject to the other terms of this Agreement, during the Agreement Effective Period, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring, as applicable.

14.06.    Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

14.07.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.  Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in federal or state courts located in the City of New York, Borough of Manhattan. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising

29

out of or in connection with this Agreement. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto; and (d) consents to entry of a Final Order or judgment by the Bankruptcy Court.

14.08.    TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.09.    Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement; provided that signature pages executed by the Consenting Creditors shall be delivered in a form consistent with Section 2.01.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.10.    Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.11.    Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or Transferred to any other person or Entity except as set forth in Section 9.

14.12.    Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)if to a Company Party, to:

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024
Attention: Jim Matthews
Email: jim.matthews@denbury.com

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with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua A. Sussberg, P.C., Christopher Marcus, P.C., and Rebecca Blake Chaikin
E-mail address: jsussberg@kirkland.com, cmarcus@kirkland.com, and rebecca.chaikin@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: David Eaton
E-mail: david.eaton@kirkland.com

(b)if to the RBL Agent, to:

Vinson & Elkins, LLP
2001 Ross Avenue
Suite 3900
Dallas, TX 75201
Attention: Erec Winandy and Bill Wallander
Email: ewinandy@velaw.com; bwallander@velaw.com

(c)if to a Consenting Second Lien Noteholder, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Andrew N. Rosenberg, Elizabeth R. McColm, and Michael Turkel
E-mail address: arosenberg@paulweiss.com; emccolm@paulweiss.com; mturkel@paulweiss.com

(d)if to a Consenting Convertible Noteholder, to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036-6745
Attention: Michael S. Stamer
E-mail address: mstamer@akingump.com

Any notice given by delivery, mail, or courier shall be effective when received.

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14.13.    Independent Due Diligence and Decision Making. Each of the Consenting Creditors hereby confirms that its decision to execute and deliver this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.14.    Enforceability of Agreement. The Parties hereby acknowledge and agree: (i) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (ii) each Party waives any right to assert that the exercise of any notice or termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required, (iii) that they shall not take a position to the contrary of this Section 14.14 in the Bankruptcy Court or any other court of competent jurisdiction and (iv) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 14.14 is illegal, invalid, or unenforceable, in whole or in part. Notwithstanding anything herein to the contrary, following the commencement of the Chapter 11 Cases and unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the termination events in Sections 12.01, 12.03, and 12.04, shall result in automatic termination of this Agreement, to the extent any of the Terminating Consenting Creditors would otherwise have the ability to terminate this Agreement in accordance with Sections 12.01, 12.03, 12.04, five (5) calendar days following such occurrence unless waived in writing by all of the Terminating Consenting Creditors.

14.15.    Waiver. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.16.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.17.    Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect, or consequential damages or damages for lost profits.

14.18.    Relationship Among Parties. Notwithstanding anything herein to the contrary, the agreements, representations, warranties, and obligations of the Consenting Creditors under this Agreement are, in all respects, several and not joint. No Party shall have any responsibility by

32

virtue of this Agreement for any trading by any other Entity or person. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company Parties and the Consenting Creditors do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Consenting Creditor pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that any of the Consenting Creditors are in any way acting in concert or as such a “group.”

14.19.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.20.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.21.    Capacities of Consenting Creditors. Each Consenting Creditor has entered into this Agreement on account of all Company Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims.

14.22.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02 or Section 13, or otherwise, including a written approval by the Company Parties, RBL Agent, the DIP Agent, the DIP Lenders, the Exit Facility Lenders, the Required Consenting RBL Lenders, the Required Consenting Second Lien Noteholders, or the Required Consenting Convertible Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.23.    Several, Not Joint, Claims. Except where otherwise specified, the agreements representations, warranties, duties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.24.    Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing in this Agreement shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

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14.25.    Good Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Further, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

DENBURY RESOURCES INC.		DENBURY GREEN PIPELINE-NORTH DAKOTA, LLC

By:	/s/ Christian S. Kendall	By:	/s/ Christian S. Kendall
Name:	Christian S. Kendall	Name:	Christian S. Kendall
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

DENBURY AIR, LLC		DENBURY GREEN PIPELINE-RILEY RIDGE, LLC

By:	/s/ Christian S. Kendall	By:	/s/ Christian S. Kendall
Name:	Christian S. Kendall	Name:	Christian S. Kendall
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

DENBURY BROOKHAVEN PIPELINE PARTNERSHIP, LP		DENBURY GREEN PIPELINE-TEXAS, LLC

By:	/s/ Christian S. Kendall	By:	/s/ Christian S. Kendall
Name:	Christian S. Kendall	Name:	Christian S. Kendall
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

DENBURY BROOKHAVEN PIPELINE, LLC		DENBURY GULF COAST PIPELINES, LLC

By:	/s/ Christian S. Kendall	By:	/s/ Christian S. Kendall
Name:	Christian S. Kendall	Name:	Christian S. Kendall
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

DENBURY GATHERING & MARKETING, INC.		DENBURY HOLDINGS INC.

By:	/s/ Christian S. Kendall	By:	/s/ Christian S. Kendall
Name:	Christian S. Kendall	Name:	Christian S. Kendall
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

DENBURY GREEN PIPELINE-MONTANA, LLC		DENBURY ONSHORE, LLC

By:	/s/ Christian S. Kendall	By:	/s/ Christian S. Kendall
Name:	Christian S. Kendall	Name:	Christian S. Kendall
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

35

DENBURY OPERATING COMPANY		ENCORE PARTNERS GP HOLDINGS, LLC

By:	/s/ Christian S. Kendall	By:	/s/ Christian S. Kendall
Name:	Christian S. Kendall	Name:	Christian S. Kendall
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

DENBURY PIPELINE HOLDINGS, LLC		GREENCORE PIPELINE COMPANY, LLC

By:	/s/ Christian S. Kendall	By:	/s/ Christian S. Kendall
Name:	Christian S. Kendall	Name:	Christian S. Kendall
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

DENBURY THOMPSON PIPELINE, LLC		PLAIN ENERGY HOLDINGS, LLC

By:	/s/ Christian S. Kendall	By:	/s/ Christian S. Kendall
Name:	Christian S. Kendall	Name:	Christian S. Kendall
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

36

Annex 1

Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF Texas
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
DENBURY RESOURCES INC., et al.,(1))		Case No. 20-_____ (__)
)
Debtors.	)
)

JOINT CHAPTER 11 PLAN OF REORGANIZATION
OF DENBURY RESOURCES INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Joshua A. Sussberg, P.C. (pro hac vice admission pending)	David L. Eaton (pro hac vice admission pending)
Christopher Marcus, P.C. (pro hac vice admission pending)	KIRKLAND & ELLIS LLP
Rebecca Blake Chaikin (pro hac vice admission pending)	KIRKLAND & ELLIS INTERNATIONAL LLP
KIRKLAND & ELLIS LLP	300 North LaSalle Street
KIRKLAND & ELLIS INTERNATIONAL LLP	Chicago, Illinois 60654
601 Lexington Avenue	Telephone:(312) 862-2000
New York, New York 10022	Facsimile:(312) 862-2200
Telephone: (212) 446-4800	Email:david.eaton@kirkland.com
Facsimile: (212) 446-4900
Email: joshua.sussberg@kirkland.com	-and-
christopher.marcus@kirkland.com
rebecca.chaikin@kirkland.com	Matthew D. Cavenaugh (TX Bar No. 24062656)
JACKSON WALKER L.L.P.
1401 McKinney Street, Suite 1900
Houston, Texas 77010
Telephone:(713) 752-4284
Facsimile:(713) 308-4184
Email: mcavenaugh@jw.com

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: July 28, 2020

(1)
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Denbury Resources Inc. (7835); Denbury Air, LLC (7621); Denbury Brookhaven Pipeline Partnership, LP (6322); Denbury Brookhaven Pipeline, LLC (6471); Denbury Gathering & Marketing, Inc. (6150); Denbury Green Pipeline-Montana, LLC (6443); Denbury Green Pipeline-North Dakota, LLC (7725); Denbury Green Pipeline-Riley Ridge, LLC (2859); Denbury Green Pipeline-Texas, LLC (2301); Denbury Gulf Coast Pipelines, LLC (0892); Denbury Holdings, Inc. (1216); Denbury Onshore, LLC (7798); Denbury Operating Company (7620); Denbury Pipeline Holdings, LLC (0190); Denbury Thompson Pipeline, LLC (0976); Encore Partners GP Holdings, LLC (N/A); Greencore Pipeline Company, LLC (9605); Plain Energy Holdings, LLC (0543).   The location of Debtor Denbury Resources Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 5320 Legacy Drive, Plano, Texas 75024.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	12
C.	Computation of Time	13
D.	Governing Law	13
E.	Reference to Monetary Figures	13
F.	Reference to the Debtors or the Reorganized Debtors	13
G.	Controlling Document	13
H.	Consent Rights	13

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		14
A.	Administrative Claims	14
B.	Professional Fee Claims	14
C.	DIP Facility Claims	15
D.	Priority Tax Claims	15

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		15
A.	Classification of Claims and Interests	15
B.	Treatment of Claims and Interests	16
C.	Special Provision Governing Unimpaired Claims	20
D.	Elimination of Vacant Classes	20
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	20
F.	Intercompany Interests	20
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	20
H.	Controversy Concerning Impairment	21
I.	Subordinated Claims and Interests	21

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		21
A.	General Settlement of Claims and Interests	21
B.	Restructuring	21
C.	Reorganized Debtors	22
D.	Sources of Consideration for Plan Distributions	22
E.	Holders of Working and Similar Interests	23
F.	Corporate Existence	23
G.	Vesting of Assets in the Reorganized Debtors	24
H.	Cancellation of Existing Securities and Agreements	24
I.	Corporate Action	24
J.	New Organizational Documents	25
K.	Indemnification Provisions in Organizational Documents	25
L.	Directors and Officers of the Reorganized Debtors	25
M.	Effectuating Documents; Further Transactions	26
N.	Section 1146 Exemption	26
O.	Registration Rights Agreement	26

i

P.	Director and Officer Liability Insurance	26
Q.	Management Incentive Plan	27
R.	Employee and Retiree Matters and Benefits	27
S.	Preservation of Causes of Action	27
T.	Restructuring Expenses	28

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		28
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	28
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	29
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	30
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	31
E.	Indemnification Obligations	31
F.	Insurance Policies	31
G.	Reservation of Rights	31
H.	Nonoccurrence of Effective Date	31
I.	Employee Compensation and Benefits	31
J.	Contracts or Leases Entered Into After the Petition Date	32

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		32
A.	Distributions on Account of Claims or Interests Allowed as of the Effective Date	32
B.	Distribution Agent	33
C.	Rights and Powers of Distribution Agent	33
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	33
E.	Manner of Payment	35
F.	Section 1145 Exemption	35
G.	Compliance with Tax Requirements	35
H.	Allocations	35
I.	No Postpetition Interest on Claims	35
J.	Foreign Currency Exchange Rate	36
K.	Setoffs and Recoupment	36
L.	Claims Paid or Payable by Third Parties	36

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		37
A.	Disputed Claims Process	37
B.	Allowance of Claims	37
C.	Claims Administration Responsibilities	37
D.	Adjustment to Claims or Interests without Objection	38
E.	Estimation of Claims	38
F.	Disallowance of Claims or Interests	38
G.	No Distributions Pending Allowance	38
H.	Distributions After Allowance	38

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		39
A.	Discharge of Claims and Termination of Interests	39
B.	Releases by the Debtors	39
C.	Releases by the Releasing Parties	40

ii

D.	Exculpation	41
E.	Injunction	41
F.	Protections Against Discriminatory Treatment	42
G.	Release of Liens	42
H.	Document Retention	42
I.	Reimbursement or Contribution	42

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		43
A.	Conditions Precedent to the Effective Date	43
B.	Waiver of Conditions	44
C.	Effect of Non‑Occurrence of Conditions	44
D.	Substantial Consummation	44

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		45
A.	Modification and Amendments	45
B.	Effect of Confirmation on Modifications	45
C.	Revocation or Withdrawal of Plan	45

ARTICLE XI. RETENTION OF JURISDICTION		45

ARTICLE XII. MISCELLANEOUS PROVISIONS		47
A.	Immediate Binding Effect	47
B.	Additional Documents	47
C.	Payment of Statutory Fees	47
D.	Statutory Committee and Cessation of Fee and Expense Payment.	48
E.	Reservation of Rights	48
F.	Successors and Assigns	48
G.	Notices	48
H.	Term of Injunctions or Stays	49
I.	Entire Agreement	49
J.	Exhibits	49
K.	Nonseverability of Plan Provisions	49
L.	Votes Solicited in Good Faith	50
M.	Closing of Chapter 11 Cases	50
N.	Waiver or Estoppel	50

iii

INTRODUCTION

Denbury Resources Inc., Denbury Air, LLC, Denbury Brookhaven Pipeline Partnership, LP, Denbury Brookhaven Pipeline, LLC, Denbury Gathering & Marketing, Inc., Denbury Green Pipeline-Montana, LLC, Denbury Green Pipeline-North Dakota, LLC, Denbury Green Pipeline-Riley Ridge, LLC, Denbury Green Pipeline-Texas, LLC, Denbury Gulf Coast Pipelines, LLC, Denbury Holdings, Inc., Denbury Onshore, LLC, Denbury Operating Company, Denbury Pipeline Holdings, LLC, Denbury Thompson Pipeline, LLC, Encore Partners GP Holdings, LLC, Greencore Pipeline Company, LLC, and Plain Energy Holdings, LLC (each a “Debtor” and, collectively, the “Debtors”) propose this joint prepackaged chapter 11 plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Claims; (c) any adequate protection Claim provided for in the DIP Orders; and (d) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

2.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

3.“Allowed” means, with respect to a Claim, any Claim (or portion thereof) that (a) is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (c) has been allowed by a Final Order of the Bankruptcy Court. For the avoidance of doubt, (x) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan except as provided in Article V.B of this Plan, (y) the Debtors may deem any Unimpaired Claim to be Allowed in an asserted amount for the purposes of the Plan, and (z) any Claim (or portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim.

4.“Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

5.“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims,

Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

6.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

7.“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas presiding over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, including to the extent of the withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

8.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

9.“Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

10.“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

11.“Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claims.

12.“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

13.“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

14.“Claims and Balloting Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.

15.“Claims Register” means the official register of Claims maintained by the Claims and Balloting Agent.

16.“Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

17.“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

18.“Company” means DNR and each of its direct and indirect subsidiaries.

19. “Compensation and Benefits Programs” means all employee employment, wages, compensation, and benefits plans and policies, workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement plans, deferred compensation plans, healthcare plans, disability plans, employment and severance agreements and policies, severance benefit plans, policies, and guidelines (including the Severance Protection Plan), incentive and retention plans (including the plans approved by the board of directors of DNR on June 3, 2020), life and accidental death and dismemberment insurance plans, and programs of the Debtors, and all amendments and modifications thereto, applicable to any of the Debtors’ employees, former employees, retirees, non-employee directors, and other individual service provides, in each case existing with the Debtors as of the immediately prior to the Effective Date.

20.“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

21.“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

22.“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

23.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein), and approving the Disclosure Statement.

24.“Consenting Second Lien Noteholders” has the meaning set forth in the Restructuring Support Agreement.

25.“Convertible Ad Hoc Group” means the ad hoc group of Holders of Convertible Notes represented by Akin Gump Strauss Hauer & Feld LLP.

26.“Convertible Notes” means the 6⅜% Convertible Senior Notes Due 2024 issued under the Convertible Notes Indenture.

27.“Convertible Notes Claims” means any Claims on account of the Convertible Notes.

28.“Convertible Notes Indenture” means that certain indenture governing the Convertible Notes, dated June 19, 2019, by and among DNR, as issuer, the subsidiary guarantors named therein, as guarantors, and the Convertible Notes Trustee.

29.“Convertible Notes Trustee” means Wilmington Trust, National Association, as Trustee under the Convertible Notes Indenture.

30.“Convertible Notes Warrant Package” means 100% of the Series A Warrants, as defined in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.

31.“Consummation” means the occurrence of the Effective Date.

32.“Cure Amounts” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

33.“Debtor Release” means the release set forth in Article VIII.B of the Plan.

34. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

35.“DIP Agent” means JPMorgan Chase Bank, N.A., or any successor thereto, as administrative agent under the DIP Facility, solely in its capacity as such.

36.“DIP Facility” means the debtor-in-possession financing facility on terms and conditions consistent in all material respects with the Restructuring Support Agreement (including the DIP‑to‑Exit Facility Term Sheet) and the DIP Orders and otherwise in form and substance acceptable to the Debtors, the DIP Agent, and the DIP Lenders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

37.“DIP Facility Claims” means any Claim derived from, based upon, or secured by the DIP Facility Documents or DIP Orders, including claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under or related to the DIP Facility.

38.“DIP Facility Documents” means any documents governing or related to the DIP Facility (including the DIP Orders), which documents shall be consistent in all material respects with the Restructuring Support Agreement (including the DIP-to‑Exit Facility Term Sheet) and the DIP Orders and otherwise in form and substance acceptable to the Debtors, the DIP Agent, and the DIP Lenders as to such documents and to the Debtors and the DIP Agent as to the DIP Orders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

39.“DIP Final Order” means the final order authorizing use of cash collateral and debtor-in-possession financing on terms consistent with the DIP-to-Exit Facility Term Sheet, and in form and substance acceptable to the Debtors and the DIP Agent, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

40.“DIP Interim Order” means the interim order authorizing use of cash collateral and debtor-in-possession financing on terms consistent with the DIP-to-Exit Facility Term Sheet, and in form and substance acceptable to the Debtors and the DIP Agent, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

41.“DIP Lenders” means the lenders under the DIP Facility, solely in their capacity as such.

42.“DIP Orders” means the collectively, the DIP Interim Order and the DIP Final Order.

43.“DIP-to-Exit Facility Term Sheet” means the term sheet describing the material terms of the DIP Facility, attached as Annex 2 to the Restructuring Support Agreement.

44.“Disclosure Statement” means the disclosure statement with respect to the Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable Law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be consistent in all material respects with the Restructuring Support Agreement and the Plan.

45.“Disputed” means, as to a Claim or an Interest, a Claim or an Interest (or portion thereof) (a) that an objection to such Claim or Interest (or portion thereof) has been filed on or before the Effective Date; (b) for which a Proof of Claim is filed; or (c) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; provided that in no event shall a Claim or an Interest (or portion thereof) that is deemed Allowed pursuant to the Plan be a Disputed Claim.

46.“Distribution Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.

47.“Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims or Interests entitled to receive distributions under the Plan.

48.“Distribution Record Date” means, other than with respect to publicly held Securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing.

49.“DNR” means Denbury Resources Inc.

50.“Effective Date” means the date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

51.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

52.“Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

53.“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.

54.“Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the RBL Lenders; (e) the Second Lien Notes Trustee; (f) the Second Lien Ad Hoc Committee and all members thereof; (g) the Convertible Notes Trustee; (h) the Convertible Ad Hoc Group and all members thereof; (i) the DIP Agent; (j) the DIP Lenders; (k) the Exit Facility Agent; (l) the Exit Facility Lenders; (m) with respect to each of the foregoing parties in clauses (a) through (l), each of such party’s current and former predecessors, successors, participants, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders or beneficiaries, funds, portfolio companies, and management companies; and (n) with respect to each of the foregoing parties in clauses (a) through (m), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors or sub advisors, and other professionals.

55.“Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

56.“Existing Equity Interests” means the common Interests of DNR, together with any and all outstanding and unexercised or unvested warrants, options, or rights to acquire DNR’s currently outstanding equity.

57.“Existing Equity Warrants Package” means 45.45% of the Series B Warrants, as defined in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.

58.“Exit Commitment Letter” means the commitment letter attached as Annex 2(a) to the Restructuring Support Agreement, and the related fee letters with respect thereto.

59.“Exit Facility” means the revolving credit facility in an aggregate maximum principal amount up to $615,000,000, subject to a conforming borrowing base to be set forth in the Exit Facility Documents and on such other terms and conditions consistent in all material respects with the Restructuring Support Agreement, the DIP-to-Exit Facility Term Sheet, the Exit Commitment Letter, and the Exit Facility Term Sheet, and otherwise in form and substance acceptable to the Debtors, the Exit Facility Agent, and the Exit Facility Lenders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

60.“Exit Facility Agent” means JPMorgan Chase, N.A., as administrative agent for the Exit Facility, or any successor thereto, solely in its capacity as such.

61.“Exit Facility Documents” means the documents governing the Exit Facility and any other guarantee, security agreement, deed of trust, mortgage, and relevant documentation with respect to the Exit Facility, which shall be consistent in all material respects with the Plan, Restructuring Support Agreement, the DIP‑to‑Exit Facility Term Sheet, the Exit Commitment Letter, and the Exit Facility Term Sheet, and otherwise in form and substance acceptable to the Debtors, the Exit Facility Agent, and the Exit Facility Lenders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.

62.“Exit Facility Lenders” means those lenders from time to time party to the Exit Facility Documents, solely in their capacity as such.

63.“Exit Facility Term Sheet” means the term sheet describing the material terms of the Exit Facility, attached as Exhibit A to the Exit Commitment Letter.

64.“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

65.“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

66.“Final Order” means as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

67. “General Unsecured Claim” means any unsecured Claim other than (a) a DIP Facility Claim; (b) an Administrative Claim; (c) a Professional Fee Claim; (d) a Priority Tax Claim; (e) an Other Secured Claim; (f) an Other Priority Claim; (g) a Pipeline Lease Claim; (h) a Hedge Claim; (i) an RBL Claim; (j) a Second Lien Notes Claim; (k) a Convertible Notes Claim; (l) a Subordinated Notes Claim; or (m) an Existing Equity Interest, against one or more of the Debtors.

68.“Governance Term Sheet” means the term sheet attached to the Restructuring Support Agreement as Annex 4 setting forth the terms of certain agreements related to the corporate governance of the Reorganized Debtors.

69.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

70.“Holder” means an Entity holding a Claim or Interest, as applicable.

71.“Hedge Claim” means any Claim arising from commodity hedge transactions pursuant to an ISDA Master Agreement and Schedules thereto.

72.“Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

73.“Indemnification Obligations” means each of the Debtors’ indemnification provisions in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

74.“Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate.

75.“Intercompany Interest” means any Interest in a Debtor held by another Debtor and, for the avoidance of doubt, excludes the Existing Equity Interests.

76.“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

77.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

78.“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

79.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

80.“Management Compensation Term Sheet” means the term sheet setting forth the terms of the Management Incentive Plan, which shall be included in the Plan Supplement.

81.Management Employment Agreements” means, collectively, the employment agreements between the Debtors and the Debtors’ Chief Executive Officer and Chief Financial Officer in the forms agreed to and in effect on the Petition Date.

82.“Management Incentive Plan” means any equity incentive program for the members of the management team of the Reorganized Debtors to be established as contemplated in the Plan, and in accordance with the Restructuring Support Agreement and the Definitive Documents.

83.“New Board” means the board of directors of the Reorganized Debtors appointed in accordance with the terms of the Governance Term Sheet. The identities of directors on the New Board shall be set forth in the Plan Supplement.

84.“New DNR Equity” means the common equity in Reorganized DNR.

85.“New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents, as applicable, which shall be consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein), the Governance Term Sheet, this Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable), and shall be included in the Plan Supplement.

86.“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

87.“Other Secured Claim” means any Secured Claim, other than a DIP Facility Claim, Hedge Claim, RBL Claim, Pipeline Lease Claim, or Second Lien Notes Claim, including any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

88.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

89.“Petition Date” means the first date on which any of the Debtors commences a Chapter 11 Case.

90.“Pipeline Lease” means that certain Pipeline Financing Agreement, dated as of May 30, 2008 (as  amended, restated, amended and restated, supplemented, or otherwise modified) by and between Genesis NEJD Pipeline, LLC, as lessor, and Denbury Onshore, LLC as lessee.

91.“Pipeline Lease Claim” means any Claim arising under, derived from, based on, or secured pursuant to the Pipeline Lease.

92.“Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with this Plan.

93.“Plan Objection Deadline” means the date the Bankruptcy Court establishes as the deadline to File an objection to Confirmation of the Plan.

94.“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein) and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than seven (7) days before the Plan Objection Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Assumed Executory Contracts and Unexpired Leases Schedule; (d) the Rejected Executory Contracts and Unexpired Leases Schedule; (e) the Schedule of Retained Causes of Action; (f) the Exit Facility Documents; (g) the Management Compensation Term Sheet; (h) the Warrants Agreement; and (i) the Registration Rights Agreement. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement through the Effective Date as set forth in this Plan and in accordance with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein).

95.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

96.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

97.“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

98.“Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.B hereof.

99.“Professional Fee Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

100.“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

101.“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

102.“RBL Agent” means JPMorgan Chase Bank, N.A., and any successor thereto, solely in its capacity as successor agent under the RBL Credit Agreement.

103.“RBL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 9, 2014 (as amended, restated, amended, and supplemented or otherwise modified prior to the date hereof), by and among DNR, as borrower, the RBL Lenders, as lenders, and the RBL Agent.

104.“RBL Claim” means any Claim arising under, derived from, based on, or secured pursuant to the RBL Credit Agreement.

105.“RBL Lenders” means the lenders under the RBL Credit Agreement, from time to time.

106.“RBL Loans” means any loan made under the RBL Credit Agreement.

107.“Registration Rights Agreement” means the registration rights agreement to be entered into on the Effective Date by Reorganized DNR and the Registration Rights Parties, the terms of which shall be consistent in all material respects with the Governance Term Sheet.

108.“Registration Rights Parties” means the Consenting Second Lien Noteholders and any recipient of New DNR Equity that receives (together with its affiliates and related funds) 4% or more of the voting Securities of Reorganized DNR issued pursuant to this Plan.

109.“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the Holder’s legal, equitable, and contractual rights on account Hof such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

110.“Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

111.“Released Party” means each of the following, solely in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) the RBL Agent; (d) the RBL Lenders; (e) the Second Lien Notes Trustee; (f) the Second Lien Noteholders; (g) the Second Lien Ad Hoc Committee, and all members thereof; (h) the Convertible Notes Trustee; (i) the Convertible Noteholders; (j) the Convertible Ad Hoc Group, and all members thereof; (k) the Subordinated Notes Trustee; (l) the Subordinated Noteholders; (m) the DIP Agent; (n) the DIP Lenders; (o) the Exit Facility Agent; (p) the Exit Facility Lenders; (q) with respect to each of the foregoing parties in clauses (a) through (p), each of such party’s current and former predecessors, successors, participants, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders or beneficiaries, funds, portfolio companies, and management companies; (r) with respect to each of the foregoing parties in clauses (a) through (q), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors, and other professionals; and (s) all Holders of Claims or Interests, provided that any Holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan, (y) files an objection to the releases contained in the Plan by the Plan Objection Deadline, or (z) timely votes to reject the Plan shall not be a “Released Party.”

112.“Releasing Parties” means each of the following, solely in its capacity as such: (a) the RBL Agent; (b) the RBL Lenders; (c) the Second Lien Notes Trustee; (d) the Second Lien Noteholders; (e) the Second Lien Ad Hoc Committee, and all members thereof; (f) the Convertible Notes Trustee; (g) the Convertible Noteholders; (h) the Convertible Ad Hoc Group, and all members thereof; (i) the Subordinated Notes Trustee; (j) the Subordinated Noteholders; (k) the DIP Agent; (l) the DIP Lenders; (m) the Exit Facility Agent; (n) the Exit Facility Lenders; (o) with respect to the foregoing clauses (a) through (n), each of such party’s current and former predecessors, successors, participants, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity Holders or beneficiaries, funds, portfolio companies, and management companies; (p) with respect to each of the foregoing parties in clauses (a) through (o), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors, and other professionals; and (q) all Holders of Claims or Interests; provided that any Holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan, (y) files an objection to the releases contained in the Plan by the Plan Objection Deadline, or (z) timely votes to reject the Plan shall not be a “Releasing Party.”

113.“Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring.

114.“Reorganized DNR” means DNR, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto.

115.“Required Consenting Convertible Noteholders” means, as of any time of determination, beneficial Holders of (or investment advisors, sub‑advisors, or managers of discretionary accounts that hold) at least 50.01% of the aggregate outstanding principal amount of the Convertible Notes subject to the Restructuring Support Agreement.

116.“Required Consenting Creditors” means, collectively, the Required Consenting RBL Lenders, the Required Consenting Second Lien Noteholders, and the Required Consenting Convertible Noteholders.

117.“Required Consenting RBL Lenders” means, as of any time of determination, beneficial Holders of (or investment advisors, sub‑advisors, or managers of discretionary accounts that hold) at least 50.01% of the aggregate outstanding principal amount of the RBL Loans subject to the Restructuring Support Agreement.

118.“Required Consenting Second Lien Noteholders” means, as of any time of determination, (a) beneficial Holders of (or investment advisors, sub‑advisors, or managers of discretionary accounts that hold) at least 50.01% of the aggregate outstanding principal amount of the Second Lien Notes subject to the Restructuring Support Agreement that are members of the Second Lien Ad Hoc Committee and (b) constituting at least two (2) members of the Second Lien Ad Hoc Committee, as set forth in the Restructuring Support Agreement.

119.“Restructuring” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan, and the Restructuring Support Agreement, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B hereof.

120.“Restructuring Expenses” means, collectively, all reasonable and documented fees and expenses to be paid pursuant to section 14.02 of the Restructuring Support Agreement.

121.“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of July 28, 2020, by and among (a) the Debtors, and (b) each RBL Lender, Second Lien Noteholder, and Convertible Noteholder that executes a signature page to the Restructuring Support Agreement, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.

122.“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

123.“Second Lien Ad Hoc Committee” means the ad hoc committee of Holders of Second Lien Notes represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, PJT Partners LP, and any local or foreign advisors.

124.“Second Lien Notes” means collectively, the: (a) 9% Senior Secured Second Lien Notes Due 2021, issued under the Indenture, dated as of May 10, 2016, (b) 9¼% Senior Secured Second Lien Notes Due 2022, issued under the Indenture, dated as of December 6, 2017, (c) 7½% Senior Secured Second Lien Notes Due 2024, issued under the Indenture, dated as of August 21, 2018, and (d) 7¾% Senior Secured Second Lien Notes Due 2024, issued under the Indenture, dated as of June 19, 2019, each by and among DNR, certain of its subsidiaries, and the Second Lien Notes Trustee.

125.“Second Lien Notes Claims” means any Claims on account of Second Lien Notes.

126.“Second Lien Notes Indentures” means those certain indentures governing the Second Lien Notes, dated as of May 10, 2016, December 6, 2017, August 21, 2018, and June 19, 2019, each by and among DNR, certain of its subsidiaries, and the Second Lien Notes Trustee.

127. “Second Lien Notes Trustee” means Wilmington Trust, National Association as Trustee and Collateral Trustee under the Second Lien Notes.

128.“Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

129.“Securities Act” means the Securities Act of 1933, as amended, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

130.“Security” means any security, as defined in section 2(a)(1) of the Securities Act.

131.“Series A Warrants” has the meaning set forth in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.

132.“Series B Warrants” has the meaning set forth in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.

133.“Subordinated Notes” means, collectively, the: (a) 6⅜% Senior Subordinated Notes Due 2021, issued under the Indenture, dated as of February 17, 2011, (b) 5½% Senior Subordinated Notes Due 2022, issued under the Indenture, dated as of April 30, 2014, and (c) 4⅝% Senior Subordinated Notes Due 2023, issued under the Indenture, dated as of February 5, 2013, each by and among DNR, certain of its subsidiaries, and the Subordinated Notes Trustee.

134.“Subordinated Notes Claims” means any Claims on account of the Subordinated Notes.

135.“Subordinated Notes Indentures” means those certain indentures governing the Subordinated Notes, dated as of February 17, 2011, April 30, 2014, and February 5, 2013, each as supplemented and by and among DNR, certain of its subsidiaries, and the Subordinated Notes Trustee.

136.“Subordinated Notes Trustee” means Wilmington Trust, National Association, as successor trustee under the Subordinated Notes.

137.“Subordinated Notes Warrant Package” means 54.55% of the Series B Warrants, as defined in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.

138.“Third‑Party Release” means the releases set forth in Article VIII.C of the Plan.

139.“U.S. Trustee” means the United States Trustee for the Southern District of Texas.

140.“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

141.“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

142.“Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

143.“Warrants” mean the warrants issued by the Debtors on the Effective Date in accordance with the terms set forth in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.

144.“Warrants Agreement” means that certain agreement providing for, among other things, the issuance and terms of the Warrants, which shall be included in the Plan Supplement, on terms and conditions consistent in all material respects with the Plan and the Warrants Term Sheet.

145.“Warrants Term Sheet” means the term sheet governing the issuance of Warrants attached to the Restructuring Support Agreement as Annex 3.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable Law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (16)  references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (17) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (18) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the annexes and exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein. Failure to reference the rights referred to in this paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights or obligations.

ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of such an Allowed Administrative Claim will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

2.	Professional Fee Escrow Account.

As soon as possible after Confirmation and not later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The Professional Fee Claims shall be paid in Cash to the Professionals from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	DIP Facility Claims

On the Plan Effective Date, each Holder of a DIP Facility Claim shall be deemed to hold an Allowed Claim and shall receive its pro rata share of participation in the Exit Facility.

D.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest fits within the description of that Class and is classified in other Class(es) to the extent that any portion of the Claim or Interest fits within the description of such other Class(es). A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Pipeline Lease Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	RBL Claims / Hedge Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 5	Second Lien Notes Claims	Impaired	Entitled to Vote
Class 6	Convertible Notes Claims	Impaired	Entitled to Vote

Class	Claims and Interests	Status	Voting Rights
Class 7	Subordinated Notes Claims	Impaired	Entitled to Vote
Class 8	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 9	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 10	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 11	Existing Equity Interests	Impaired	Entitled to Vote

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting: Class 1 is Unimpaired under the Plan. Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of its Allowed Other Priority Claim; or

(ii)	such other treatment that renders its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or as otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

(c)
Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 – Pipeline Lease Claims

(a)	Classification: Class 3 consists of all Pipeline Lease Claims.

(b)	Treatment: Each Holder of an Allowed Pipeline Lease Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of its Allowed Pipeline Lease Claim;

(ii)	the collateral securing its Allowed Pipeline Lease Claim;

(iii)	Reinstatement of its Allowed Pipeline Lease Claim; or

(iv)	such other treatment to render such Allowed Pipeline Lease Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting: Class 3 is Unimpaired under the Plan. Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.	Class 4 – RBL Claims and Hedge Claims

(a)	Classification: Class 4 consists of all RBL Claims and Hedge Claims.

(b)	Allowance: On the Effective Date:

(i)
the RBL Claims shall be Allowed in the aggregate principal amount of not less than $[•], plus any accrued and unpaid interest on such principal amount as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the RBL Credit Agreement; and

(ii)	the Hedge Claims shall be Allowed in the aggregate amount of not less than $[•], plus any unpaid fees and expenses payable in accordance with any ISDA Master Agreement.

(c)
Treatment: Each Holder of an Allowed RBL Claim or Allowed Hedge Claim shall receive payment in full in Cash or such other treatment rendering its Allowed RBL Claim or Allowed Hedge Claim, as applicable, Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(d)
Voting: Class 4 is Unimpaired under the Plan. Holders of Claims in Class 4 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

5.	Class 5 – Second Lien Notes Claims

(a)	Classification: Class 5 consists of all Second Lien Notes Claims.

(b)
Allowance: On the Effective Date, the Second Lien Notes Claims shall be Allowed in the aggregate principal amount of not less than $[1,592,839,000], plus any accrued and unpaid interest on such principal amount as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the Second Lien Notes Indentures.

(c)	Treatment: Each Holder of an Allowed Second Lien Notes Claim shall receive its Pro Rata share of 95% of the New DNR Equity, subject to dilution by the Warrants and the Management Incentive Plan.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.	Class 6 – Convertible Notes Claims

(a)	Classification: Class 6 consists of all Convertible Notes Claims.

(b)
Allowance: On the Effective Date, the Convertible Notes Claims shall be Allowed in the aggregate principal amount of not less than $[225,663,000], plus any accrued and unpaid interest on such principal amount as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the Convertible Notes Indenture.

(c)	Treatment: Each Holder of an allowed Convertible Notes Claim shall receive its Pro Rata share of:

(i)	5% of the New DNR Equity, subject to dilution by the Warrants and the Management Incentive Plan; and

(ii)	the Convertible Notes Warrant Package.

(d)	Voting: Class 6 is Impaired under the Plan. Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.

7.	Class 7 – Subordinated Notes Claims

(a)	Classification: Class 7 consists of all Subordinated Notes Claims.

(b)
Allowance: On the Effective Date, the Subordinated Notes Claims shall be Allowed in the aggregate principal amount of not less than $[245,690,000], plus any accrued and unpaid interest on such principal amount as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the Subordinated Notes Indentures.

(c)	Treatment:

(i)	if Class 7 votes to accept the Plan, each Holder of an Allowed Subordinated Notes Claim shall receive its Pro Rata share of the Subordinated Notes Warrant Package.

(ii)	if Class 7 votes to reject the Plan, Holders of Subordinated Notes Claims will not receive any distribution on account of such Claims, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(d)	Voting: Class 7 is Impaired under the Plan. Holders of Claims in Class 7 are entitled to vote to accept or reject the Plan.

8.	Class 8 – General Unsecured Claims

(a)	Classification: Class 8 consists of all General Unsecured Claims.

(b)	Treatment: Each Holder of an Allowed General Unsecured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash;

(ii)	Reinstatement; or

(iii)	such other treatment rendering such Allowed General Unsecured Claim Unimpaired.

(c)
Voting: Class 8 is Unimpaired under the Plan. Holders of Claims in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.	Class 9 – Intercompany Claims

(a)	Classification: Class 9 consists of all Intercompany Claims.

(b)	Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor, either:

(i)	Reinstated;

(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)	otherwise addressed at the option of each applicable Debtor such that Holders of Class 9 Intercompany Claims will not receive any distribution on account of such Class 9 Claims.

(c)
Voting: Class 9 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Plan.

10.	Class 10 – Intercompany Interests

(a)	Classification: Class 10 consists of all Intercompany Interests.

(b)
Treatment: Each Intercompany Interest shall be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, shall be cancelled.  No distribution shall be made on account of any Intercompany Interests.

(c)
Voting: Class 10 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 10 is not entitled to vote to accept or reject the Plan.

11.	Class 11 – Existing Equity Interests

(a)	Classification: Class 11 consists of all Existing Equity Interests.

(b)	Treatment:

(i)	if (A) Class 7 votes to accept the Plan and (B) Class 11 votes to accept the Plan, each Holder of Existing Equity Interests shall receive its Pro Rata share of the Existing Equity Warrant Package.

(ii)
if either Class 7 or Class 11 votes to reject the Plan, Holders of Existing Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)	Voting: Class 11 is Impaired under the Plan. Holders of Interests in Class 11 are entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the Holders of New DNR Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a

Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the Pipeline Lease Claims, RBL Claims, Hedge Claims, Second Lien Notes Claims, Convertible Notes Claims, or the Subordinated Notes Claims, and (2) any claim to avoid, subordinate, or disallow any Pipeline Lease Claim, RBL Claim, Hedge Claim, Second Lien Notes Claim, Convertible Notes Claim, or Subordinated Notes Claim, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims or Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring. The actions to implement the Restructuring may include, in accordance with the consent rights in the Restructuring Support Agreement: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law;

(4) such other transactions that are required to effectuate the Restructuring; and (5) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents, which shall be consistent with the Governance Term Sheet. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors, as applicable. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

D.	Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the proceeds from the Exit Facility; (3) the New DNR Equity; and (4) the Warrants, as applicable.

1.	Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documents, provided that the Debtors or the Reorganized Debtors, as applicable, determine that entry into the Exit Facility is in the best interests of the Reorganized Debtors, provided, further, such determination is reasonably acceptable to the Required Consenting Second Lien Noteholders.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facility, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facility; provided that such modifications are acceptable to the Exit Facility Lenders and reasonably acceptable to the Required Consenting Second Lien Noteholders.

As of the Effective Date, upon the granting of Liens in accordance with the Exit Facility Documents, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facility Documents. To the extent provided in the Exit Facility Documents, the Exit Facility Agent or Holder(s) of Liens under the Exit Facility Documents are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documents shall be granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the Exit Facility Lenders to extend credit thereunder shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents.

2.	Issuance of New DNR Equity.

The issuance of the New DNR Equity, including options or other equity awards, if any, reserved for the Management Incentive Plan and the Warrants, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units, or equity interests (as the case may be based on how the New DNR Equity is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New DNR Equity required to be issued under the Plan and pursuant to their New Organizational Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the shares, units, or equity interests (as the case may be based on how the New DNR Equity is denominated) of New DNR Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

3.	Issuance of Warrants.

On the Effective Date, the applicable Reorganized Debtor will issue the Warrants only to the extent required to provide for distributions to Holders of Convertible Notes Claims, Subordinated Notes Claims, and Existing Equity Interests, as contemplated by this Plan. All of the Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

E.	Holders of Working and Similar Interests.

The legal and equitable rights, interests, defenses, and obligations of lessors under the Debtors’ oil and gas leases, Holders of certain other mineral interests related to the Debtors’ oil and gas properties, owners of non-operating working interests in the Debtors’ oil and gas properties, counterparties to the Debtors’ joint operating agreements, and Holders of claims related to joint-interest billings and other similar working interests shall not be impaired in any manner by the provisions of this Plan. Nor shall anything in this Plan impair the related legal and equitable rights, interests, defenses, or obligations of the Debtors or the Reorganized Debtors. To the extent applicable, such Claims or Interests shall be Reinstated pursuant to this Plan.

Notwithstanding the foregoing, nothing in this Article IV.E hereof shall limit the Debtors’ rights to reject any Executory Contract or Unexpired Lease in accordance with the Bankruptcy Code or pursuant to Article V hereof.

F.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein), and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, including the Exit Facility Documents, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests, shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, the Second Lien Notes Indentures, Convertible Notes Indenture, and the Subordinated Notes Indentures shall continue in effect solely to the extent necessary to: (1) permit Holders of Claims under the Second Lien Notes Indentures, the Convertible Notes Indenture, or the Subordinated Notes Indentures to receive their respective Plan Distributions; and (2) permit the Reorganized Debtors and the Distribution Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the Second Lien Notes Indentures, the Convertible Notes Indenture, and the Subordinated Notes Indentures, as applicable. Except as provided in this Plan (including Article VI hereof), on the Effective Date, the agents and trustees under the Second Lien Notes Indentures, the Convertible Notes Indenture, and the Subordinated Notes Indentures, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the Second Lien Notes Indentures, the Convertible Notes Indenture, and the Subordinated Notes Indentures. The commitments and obligations (if any) of the Second Lien Noteholders, the Convertible Noteholders, or the Subordinated Noteholders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the Second Lien Notes Indentures, the Convertible Notes Indenture, or the Subordinated Notes Indentures, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

I.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefit Programs; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of the New DNR Equity; (4) implementation of the Restructuring; (5) issuance and distribution of the Warrants; (6) entry into the Registration Rights Agreement, the Warrants Agreement and the Exit Facility Documents, as applicable; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of or entry into the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security Holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New DNR Equity, the New Organizational Documents, the Warrants and the Warrants Agreement (as applicable), the Exit Facility Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy Law.

J.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Organizational Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Organizational Documents shall be consistent with the Governance Term Sheet. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the applicable Laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

K.	Indemnification Provisions in Organizational Documents.

As of the Effective Date, the New Organizational Documents of each Reorganized Debtor shall, to the fullest extent permitted by applicable Law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the Debtors’ and the Reorganized Debtors’ current and former managers, directors, officers, employees, or agents at least to the same extent as the certificate of incorporation, bylaws, or similar organizational document of each of the respective Debtors on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, or asserted or unasserted. Notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such managers’, directors’, officers’, employees’, or agents’ indemnification rights with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date.

L.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of DNR shall expire, and all of the directors for the initial term of the New Board shall be appointed in accordance with the Governance Term Sheet. The New Board shall initially consist of 7 members. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents of the Reorganized Debtors. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity, Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

O.	Registration Rights Agreement

On the Effective Date, Reorganized DNR and the Registration Rights Parties shall enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights and other customary terms and conditions.

P.	Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

Q.	Management Incentive Plan.

On the Effective Date, the Reorganized Debtors shall implement the Management Incentive Plan, the principal terms of which shall be set forth in the Management Compensation Term Sheet Filed with the Plan Supplement. The New DNR Equity provided in connection with the Management Incentive Plan will dilute all of the New DNR Equity equally. The Management Incentive Plan will (i) reserve exclusively for participants in the Management Incentive Plan a pool of equity interests of Reorganized DNR (or another entity designated pursuant to the Plan to issue equity interests on the Plan Effective Date) of up to 10.0% of New DNR Equity, which may take the form of awards of equity, options, restricted stock units, or other equity instruments, determined on a fully diluted and fully distributed basis (i.e., assuming conversion of all outstanding convertible securities (including the Warrants) and full distribution of such equity pool), (ii) grant a portion of such equity pool no later than 60 days following the Effective Date, with the remainder of such equity pool to be available for future grants to participants in the Management Incentive Plan, each in amounts and on terms to be determined by the New Board in consultation with the Chief Executive Officer and the Chief Financial Officer of DNR (and such other consultants as the New Board determines), and (iii) include other terms and conditions customary for similar type equity plans.

R.	Employee and Retiree Matters and Benefits.

Unless otherwise provided herein, and subject to Article V of the Plan, all Compensation and Benefits Programs shall be assumed by the Reorganized Debtors (and assigned to the Reorganized Debtors, if necessary, pursuant to section 365(a) of the Bankruptcy Code) and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable Law. The foregoing does not curtail the Reorganized Debtors’ ability to enter into additional or supplemental agreements, arrangements, programs, or plans regarding employee wages, compensation, and benefit programs.

S.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of

the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

T.	Restructuring Expenses.

Promptly following the receipt of an invoice therefor, the Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All such Restructuring Expenses to be paid on the Effective Date shall be calculated or estimated as of the Effective Date, as applicable, and invoices documenting such Restructuring Expenses shall be delivered to the Debtors at least two (2) Business Days prior to the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such fees and expenses. On or as soon as reasonably practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors or Reorganized Debtors, as applicable, and such invoices shall be paid in full in Cash in accordance with, and subject to, the terms of the Restructuring Support Agreement.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.I.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date, provided that notwithstanding anything to the contrary herein, no Executory Contract or Unexpired Lease shall be assumed, assumed and assigned, or rejected without the written consent of the Required Consenting Second Lien Noteholders (such consent not to be unreasonably withheld); provided that approval of the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule shall be sufficient consent with respect to the Executory Contracts and Unexpired Leases listed therein. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Leases Schedule, or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by Law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

If certain, but not all, of a non-Debtor counterparty’s Executory Contracts or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts and/or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such alteration, amendment, modification, or supplement is consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein).

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of: (a) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (b) the effective date of such rejection, or (c) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.8 of this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

No later than seven (7) calendar days before the Plan Objection Deadline, the Debtors shall provide notices of proposed Cure Amounts to the counterparties to the agreements listed on the Assumed Executory Contracts and Unexpired Leases Schedule, which shall include a description of the procedures for objecting to the proposed Cure Amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Unless otherwise agreed in writing by the parties in the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure Amount must be Filed, served, and actually received by the counsel to the Debtor no later than the date and time specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Amount will be deemed to have assented to such assumption or Cure Amount. Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is added to the Assumed Executory Contracts and Unexpired Leases Schedule after such 7-day deadline, a notice of proposed Cure Amounts with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof.

Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Amount that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court no later than the date and time specified in the notice. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure Amount shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Amount; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure Amount despite the failure of the relevant counterparty to file such request for payment of such Cure Amount. The Reorganized Debtors also may settle any Cure Amount without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure Amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree. If there is any dispute regarding any Cure Amount, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure Amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

If the Bankruptcy Court determines that the Allowed Cure Amount with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cure Amounts, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any applicable non-bankruptcy Law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.	Indemnification Obligations.

On and as of the Effective Date, the Indemnification Obligations will be assumed, irrevocable with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date, and will survive the effectiveness of the Plan.

F.	Insurance Policies.

Notwithstanding anything in the Plan to the contrary, each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

G.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Employee Compensation and Benefits.

1.Compensation and Benefit Programs.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)	all employee equity or equity‑based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Interests in any of the Debtors; and

(b)	any Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any Compensation and Benefits Programs plan or contract.

Any assumption of Compensation and Benefits Programs pursuant to the terms herein shall not be deemed to trigger any applicable change of control, immediate vesting, termination, or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

On the Effective Date, pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, the Management Employment Agreements shall be deemed assumed, and the Debtors and the Reorganized Debtors shall not seek to reject the Management Employment Agreements after the Effective Date.

2.Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self‑insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy Law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

J.	Contracts or Leases Entered Into After the Petition Date.

Contracts or leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business. Accordingly, such contracts or leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims or Interests Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim or Interest on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims or Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to any Claims or Interests; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan, and (3) Allowed General Unsecured Claims against the Debtors shall be paid in accordance with Article III.B.8 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy

Law or in the ordinary course of business. Thereafter, a Distribution Date shall occur no less frequently than once in every ninety (90) days, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Distribution Agent.

All distributions under the Plan shall be made by the Reorganized Debtors. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Distribution Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Distribution Agent.

1.Powers of the Distribution Agent.

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.Delivery of Distributions in General.

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3.Delivery of Distributions on Second Lien Notes Claims, Convertible Notes Claims, and Subordinated Notes Claims.

The Second Lien Notes Trustee shall be deemed to be the Holder of all Allowed Class 5 Claims, the Convertible Notes Trustee shall be deemed to be the Holder of all Allowed Class 6 Claims, and the Subordinated Notes Trustee shall be deemed to be the Holder of all Allowed Class 7 Claims, for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be deemed to have been made at the direction of the applicable indenture trustee, and subject to the Indenture Trustees’ Charging Liens. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the Second Lien Notes Trustee, the Convertible Notes Trustee, or the Subordinated Notes Trustee shall not have any liability to any Entity with respect to distributions directed to be made by the Second Lien Notes Trustee, Convertible Notes Trustee, or the Subordinated Notes Trustee.

4.Minimum Distributions.

No fractional shares of New DNR Equity or Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New DNR Equity or Warrants that is not a whole number, the actual distribution of shares of New DNR Equity or Warrants shall be rounded as follows: (a) fractions of one‑half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New DNR Equity or Warrants to be distributed to Holders of Allowed Claims and Allowed Interests hereunder shall be adjusted as necessary to account for the foregoing rounding.

5.Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all Unclaimed Distributions shall revest in the applicable Reorganized Debtor automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such Unclaimed Distribution is comprised of New DNR Equity, such New DNR Equity shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

If any distribution to a Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is canceled pursuant to this Article VI.D.5 of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

6.Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or an Interest shall be deemed to have surrendered such certificate or instrument to the Distribution Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.	Manner of Payment.

1.All distributions of the New DNR Equity and Warrants to the Holders of the applicable Allowed Claims or Allowed Interests under the Plan shall be made by the Distribution Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2.All distributions of Cash to the Holders of the applicable Allowed Claim under the Plan shall be made by the Distribution Agent on behalf of the applicable Debtor or Reorganized Debtor.

3.At the option of the Distribution Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New DNR Equity and the Warrants, as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New DNR Equity and the Warrants will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities, and (iii) any restrictions in the New Organizational Documents.

G.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Distribution Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim or Interest shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

H.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

J.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

L.	Claims Paid or Payable by Third Parties.

1.Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Article V.B of the Plan.  On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary court of business of the Reorganized Debtors.  The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court.  If a Holder makes such an election, the Bankruptcy Court shall apply the Law that would have governed the dispute if the Chapter 11 Cases had not been filed.  All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy Law.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.S of the Plan.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with the Bankruptcy Code or any applicable non-bankruptcy Law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured

Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Estimation of Claims.

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable Law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012 for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim and does not provide otherwise, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any

Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates (as applicable) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: the Debtors (including the management, ownership, or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), any intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C.	Releases by the Releasing Parties.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or their Estates (as applicable), that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third‑Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

D.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.E.

F.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Entities, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.	Release of Liens.

Except as otherwise specifically provided in the Plan, the Exit Facility Documents, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate or Hedge Claims with respect to which the applicable counterparty has agreed to Reinstatement in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be automatically and fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors, or any other Holder of a Secured Claim. Any Holder of such Secured Claims (and the applicable agent for such Holder) shall be authorized and directed to release any collateral or other property of the Debtors (including any cash collateral and possessory collateral) held by such Holders (and the applicable agent for such Holders), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of all documents reasonably requested by the Debtors, Reorganized Debtors, or the Exit Facility Agent to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, and other security interests.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf. Notwithstanding the foregoing paragraph, this Article VIII.G shall not apply to any Secured Claims that are Reinstated pursuant to the terms of this Plan.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non‑contingent or (2) the relevant

Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.the Bankruptcy Court shall have entered the Confirmation Order, which shall:

(a)	be in form and substance consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein);

(b)
authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(c)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(d)
authorize the Debtors and Reorganized Debtors, as applicable or necessary, to, among other things: (i) implement the Restructuring; (ii) issue and distribute the Warrants and the New DNR Equity pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including Cash, the Warrants, and the New DNR Equity; and (iv) enter into any agreements and transactions as necessary to effectuate the Restructuring, including the Exit Facility and the Management Incentive Plan;

(e)	authorize the implementation of the Plan in accordance with its terms;

(f)
provide that, pursuant to section 1146 of the Bankruptcy Code, the issuance or exchange of any Security, assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(g)	be a Final Order;

2.the Definitive Documents (as defined in the Restructuring Support Agreement) will contain terms and conditions consistent in all material respects with the Restructuring Support Agreement and will otherwise be subject to the consent of the applicable Consenting Creditors in accordance with section 3 of the Restructuring Support Agreement (such consent not to be unreasonably withheld);

3.the Debtors shall have obtained all governmental and third-party authorizations, consents, approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

4.the final version of all schedules, documents, and exhibits in the Plan Supplement shall have been Filed in a manner consistent in all material respects with the Restructuring Support Agreement, including the consent rights provided for therein and in the Plan;

5.the Restructuring Support Agreement shall remain in full force and effect;

6.adoption or assumption, as applicable, of the Compensation and Benefits Programs;

7.assumption of the Management Employment Agreements;

8.all actions, documents, certificates, and agreements necessary to implement the Plan (including any documents contained in the Plan Supplement) shall have been effected or executed and delivered to the applicable parties, and, to the extent required, filed with the applicable Governmental Units, in accordance with applicable Laws, and shall comply with the consent rights set forth in the Restructuring Support Agreement;

9.all professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account in accordance with Article II.B hereof pending approval by the Bankruptcy Court;

10.the Debtors shall have paid the Restructuring Expenses in accordance with the terms of Article IV.T hereof, the Restructuring Support Agreement, and the DIP Orders, as applicable;

11.the Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facility shall have been satisfied or duly waived in writing; and

12.the Debtors and Reorganized Debtors, as applicable, shall have implemented the Restructuring (including the Exit Facility) and all transactions contemplated herein, in a manner consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein), the Plan, and the Plan Supplement.

B.	Waiver of Conditions.

The conditions to Consummation set forth in this Article IX may be waived by the Debtors with the consent of the Required Consenting Second Lien Noteholders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided that any waiver of the conditions to Consummation set forth in Article IX.A.3, Article IX.A.5, Article IX.A.8, Article IX.A.10, Article IX.A.11, and Article IX.A.12, and solely to the extent they affect the DIP Facility Documents, the DIP Orders, or the Exit Facility Documents and consistent with the Restructuring Support Agreement (and subject to the consent, approval, and consultation rights set forth therein), Article IX.A.1, Article IX.A.2, and Article IX.A.4 shall also require the consent of the Required Consenting RBL Lenders.

C.	Effect of Non‑Occurrence of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided that each of the foregoing actions shall not violate the Restructuring Support Agreement.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Confirmation Order, or the Disclosure Statement, including the Restructuring Support Agreement;

8.grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L hereof;

14.enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

16.enter an order or final decree concluding or closing the Chapter 11 Cases;

17.adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21.hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

23.enforce all orders previously entered by the Bankruptcy Court; and

24.hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Facility and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Distribution Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code. The Debtors (or Reorganized Debtors, as applicable) shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committee after the Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
Denbury Resources Inc. 5320 Legacy Drive Plano, Texas 75024 Attention: Jim Matthews
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua A. Sussberg, P.C. Christopher Marcus, P.C., and Rebecca Blake Chaikin
Email: jsussberg@kirkland.com; cmarcus@kirkland.com; rebecca.chaikin@kirkland.com

- and -

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: David Eaton
Email: deaton@kirkland.com

- and -

Jackson Walker LLP
1401 McKinney Street, Suite 1900
Houston, TX 77010
Attention: Matthew D. Cavenaugh
Email: mcavenaugh@jw.com

United States Trustee	Counsel to the Second Lien Ad Hoc Committee
Office of The United States Trustee 515 Rusk Street, Suite 3516 Houston, TX 77002
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Andrew N. Rosenberg, Elizabeth R. McColm, and Michael Turkel
Email: arosenberg@paulweiss.com; emccolm@paulweiss.com; mturkel@paulweiss.com

Counsel to the RBL Agent	Counsel to the Convertible Ad Hoc Group
Vinson & Elkins, LLP 2001 Ross Avenue Suite 3900 Dallas, TX 75201 Attention: Erec Winandy and Bill Wallander Email: ewinandy@velaw.com; bwallander@velaw.com	Akin Gump Strauss Hauer & Feld LLP One Bryant Park Bank of America Tower New York, NY 10036-6745 Attention: Michael S. Stamer Email: mstamer@akingump.com

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/Denbury or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; provided that any such deletion or modification must be consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein); and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: July 28, 2020	DENBURY RESOURCES INC.
on behalf of itself and all other Debtors

/s/ Christian S. Kendall
Christian S. Kendall President and Chief Executive Officer Denbury Resources Inc.

Annex 2

DIP‑to‑Exit Facility Term Sheet

DENBURY RESOURCES INC.

$615,000,000 Senior Secured Super Priority Debtor-in-Possession Revolving Credit Facility
Summary of Principal Terms and Conditions

Unless specifically defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Amended and Restated Credit Agreement dated as of December 9, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date (as defined below), the “Pre-Petition Credit Agreement”), among Denbury Resources Inc, a Delaware corporation (the “Borrower”), the lenders party thereto (the “Pre-Petition Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Pre-Petition Lenders (the “Pre-Petition Agent”).

Borrower:	Denbury Resources Inc., a Delaware corporation.
Debtors:	The Borrower and each of its direct and indirect subsidiaries (collectively, the “Debtors”).
Post-Petition Agent / Post-Petition Lenders:
JPMorgan Chase Bank, N.A. (“JPMCB”) in its capacity as administrative agent and collateral agent (in such capacities, the “Post-Petition Agent”) in respect of the DIP Facility (as hereinafter defined) for the Pre-Petition Lenders under the Pre-Petition Credit Agreement participating in the DIP Facility (together with JPMCB, the “Post-Petition Lenders). To the extent that all of the Pre-Petition Lenders participate in the Post-Petition Credit Agreement, their respective commitments thereunder will be in accordance with their pro rata commitments under the Pre-Petition Credit Agreement as in effect immediately prior to the Petition Date.

Joint Bookrunners and Lead Arrangers:
JPMCB, Bank of America, N.A., Wells Fargo Securities, LLC and Capital One, National Association, in their respective capacities as joint lead arrangers (in such capacities, the “Joint Lead Arrangers”) for the DIP Facility.

Co-Syndication Agents:	Bank of America, N.A. and Wells Fargo Bank, National Association.
Co-Documentation Agents:	Canadian Imperial Bank of Commerce, New York Branch, Comerica Bank, Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada and ABN AMRO Capital USA LLC.
Venue:
Debtors will file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”, and the date the Debtors’ bankruptcy cases (the “Chapter 11 Cases”) are commenced, the “Petition Date”).

DIP Facility:
A priming senior secured super priority debtor-in-possession revolving credit facility of up to $615,000,000 (such amount, the “Maximum Credit Amount”, such facility the “DIP Facility”, and the commitments under such DIP Facility, the “DIP Commitments”), consisting of (a) the Roll-Up Amount (as defined below) upon entry of the Interim Order and the Final Order (as each term is defined below), as the case may be and (b) new money commitments in an aggregate amount not to exceed the difference of $614,000,000 minus the Roll-Up Amount (this clause (b), the “New Money DIP Commitment”). Upon entry of the Interim Order and on the Closing Date, the DIP Commitments will be an amount equal to $614,000,000.

Until the entry of the Final Order, a maximum amount of up to $25,000,000 (the “New Money Interim Cap”) will be available to be drawn from the New Money DIP Commitments on an interim basis. The actual amounts available to be borrowed under the DIP Facility will be subject to the conditions set forth in this DIP Term Sheet.

1

The loans (including the deemed issuance of any Roll-Up Loans (as defined below)) under the DIP Facility are collectively referred to as “DIP Loans”.

(a) Upon entry of the Interim Order, (i) all outstanding Pre-Petition Letters of Credit (as defined below) issued by any Pre-Petition Lender (to the extent it is a Post-Petition Lender) shall be deemed to be issued as DIP Letters of Credit (as defined below) under the DIP Facility and shall constitute obligations due under the DIP Facility (the “Roll-Up Letters of Credit”) and (ii) a portion of the principal amount of the outstanding Pre-Petition Loans (as defined below) held by the Pre-Petition Lenders (to the extent they are Post-Petition Lenders) in an amount equal to $185,000,000 shall be deemed to be refinanced under the DIP Facility as a DIP Loan ratably based on the Post-Petition Lenders’ allocation of the DIP Commitment and shall constitute obligations due under the DIP Facility (the “Interim Roll-Up Loans”), and (b) upon entry of the Final Order, the remaining principal amount of all outstanding Pre-Petition Loans not rolled-up pursuant to the foregoing clauses (a)(ii) that are held by the Pre-Petition Lenders (to the extent they are Post-Petition Lenders), other than $1,000,000 of Pre-Petition Loans (the “Retained Pre-Petition Claim”), shall be deemed to be refinanced under the DIP Facility as a DIP Loan ratably based on the Post-Petition Lenders’ allocation of the DIP Commitment and shall constitute obligations due under the DIP Facility (the “Final Roll-Up Loans”, and together with the Interim Roll-Up Loans, the “Roll-Up Loans”) (the aggregate amount under the foregoing clauses (a) and (b), the “Roll-Up Amount”). Any unpaid interest and fees due in respect of the Pre-Petition Secured Indebtedness described in the above clauses (a) and (b) as of the date of the Interim Order shall also be rolled into the DIP Facility and deemed to constitute obligations due under the DIP Facility.

The DIP Facility will be more fully described and documented in the Financing Orders (as defined below) and a senior secured super priority debtor-in-possession credit agreement entered into by and among the Debtors, the Post-Petition Agent and the Post-Petition Lenders, in each case, which must be in form and substance acceptable to the Borrower, the Post-Petition Agent and the Post-Petition Lenders (the “Post-Petition Credit Agreement”).

The closing date of the DIP Facility is hereinafter referred to as the “Closing Date”.
Pre-Petition Secured Indebtedness:
All indebtedness and other obligations under the Pre-Petition Credit Agreement and Credit Documents (as defined in the Pre-Petition Credit Agreement), comprised of (collectively, the “Pre-Petition Secured Indebtedness”): (a) 100% of the principal amount of the outstanding “Loans” (as defined in the Pre-Petition Credit Agreement) (such outstanding loans, the “Pre-Petition Loans”), (b) 100% of the “Letters of Credit Outstanding” (as defined in the Pre-Petition Credit Agreement) (such outstanding letters of credit, the “Pre-Petition Letters of Credit”), and (c) any obligations owing under any treasury and cash management arrangements that are entered into prior the Petition Date with any Pre-Petition Lender or any affiliate of a Pre-Petition Lender.

Pre-Petition Hedges:
Any obligations owing by the Debtors under any hedging transactions that were entered into prior to the Petition Date by the Debtors with a counterparty that is a Pre-Petition Lender or any affiliate of a Pre-Petition Lender (collectively, the “Pre-Petition Hedges”).

2

Purpose / Use of Proceeds:
All proceeds of DIP Loans shall be used to, among other things, (a) pay fees, interest, and expenses associated with the DIP Facility, (b) provide for the ongoing working capital and capital expenditure needs of the Debtors during the pendency of the Chapter 11 Cases strictly in accordance with the Budget (as updated from time to time as set forth herein), subject to the Permitted Variances (as defined below), including to pay obligations under any DIP Hedges as they become due, (c) fund the adequate protection payments as authorized by the Bankruptcy Court in the Financing Orders, (d) fund the costs of the administration of the Chapter 11 Cases (including the Carve Out (as defined below)) strictly in accordance with the Budget (as updated from time to time as set forth herein), subject to the Permitted Variances, and (e) to refinance the portion of the Pre-Petition Secured Indebtedness constituting the Roll-Up Amount (which, for the avoidance of doubt, does not include the Retained Pre-Petition Claim).

DIP Letters of Credit shall be used by the Borrower and its subsidiaries for general corporate purposes, including, without limitation, to secure bids, tenders, bonds and contracts entered into in the ordinary course of the Debtors’ business and to support deposits required under purchase agreements pursuant to which the Borrower or one or more subsidiaries may acquire oil and gas assets (in each case, to the extent such transactions are permitted under the Post-Petition Credit Agreement and so long as issued strictly in accordance with the Budget, as updated from time to time as set forth herein and subject to the Permitted Variances).

Availability:
So long as the Total Outstandings (as defined below) do not exceed the lesser of (i) the DIP Loan Limit (as defined below) and (ii) the amount then authorized by any Financing Order: (A) DIP Loans will be available to be made at any time (on same day notice in the case of ABR (as defined in Annex I) Loans) prior to the Maturity Date (as defined below), in minimum principal amounts of $1,000,000 or increments of $100,000 in excess thereof, (B) DIP Letters of Credit will be issued and renewed as described in the section entitled “Letters of Credit” below and (C) amounts repaid under the DIP Facility may be reborrowed.

“Total Outstandings” means, at any time, the aggregate principal amount of the DIP Loans then outstanding plus the aggregate stated amount of all issued but undrawn DIP Letters of Credit and, without duplication, all unreimbursed disbursements on any DIP Letter of Credit as of such date (unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender (as hereinafter defined)).

“DIP Loan Limit” means, the least of (i) the DIP Commitments, (ii) the Borrowing Base (as hereinafter defined), less the amount of any Carve-Out Reserve (as defined on Annex II hereto) and (iii)  the Maximum Credit Amount.

Borrowing Base:
The borrowing base for the DIP Facility will be based on the loan value of the Debtors’ proved oil and gas reserves as reflected in a Reserve Report (as hereinafter defined) and other oil and gas properties of the Debtors, in each case located within the geographic boundaries of the United States or the outer continental shelf adjacent to the United States, determined in accordance with the terms set forth below (the “Borrowing Base”).

3

The Borrowing Base as of the Closing Date will be $615,000,000 based on the reserve report as of December 31, 2019 delivered under, and pursuant to the terms of, the Pre-Petition Credit Agreement (the “Initial Reserve Report”) and will remain at such level until the next re-determination date, which re-determination date shall be subject to adjustment as set forth in the Post-Petition Credit Agreement. The Borrowing Base shall be re-determined on January 1, 2021 and July 1, 2021 (or, in each case, such date reasonably practicable thereafter), based upon a reserve report prepared as of the immediately preceding September 30, 2020 (with regard to the January 1, 2021 redetermination) and December 31, 2020 (with regard to the July 1, 2021 redetermination), and delivered on or before December 1, 2020 (with regard to the January 1, 2021 redetermination) and June 1, 2021 (with regard to the July 1, 2021 redetermination) (each such reserve report, together with the Initial Reserve Report, each a “Reserve Report”), and other related information, if any, required to be delivered to the Post-Petition Agent in accordance with the Post-Petition Credit Agreement. Each Reserve Report shall be in form and substance reasonably satisfactory to the Post-Petition Agent. The Reserve Report prepared as of September 30, 2020 shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with procedures used in the Initial Reserve Report. The Reserve Report prepared as of December 31, 2020 shall be prepared by (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company, L.P., or (e) at the Borrower’s election, such other independent petroleum engineering firm reasonably acceptable to the Post-Petition Agent.

The Borrowing Base shall be proposed by the Post-Petition Agent and approved by all of the Post-Petition Lenders (in the case of increases) or the Required Post-Petition Lenders (as hereinafter defined) (in the case of decreases or reaffirmation) as provided below. Each determination of the Borrowing Base shall be made by the Post-Petition Agent and, (i) to the extent any determination represents an increase in the Borrowing Base in effect immediately prior to such determination, all of the Post-Petition Lenders, and (ii) to the extent any determination represents a decrease in or reaffirmation of the Borrowing Base in effect immediately prior to such determination, the Required Post-Petition Lenders, in each case, in their respective sole discretion, but in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time and as specified in the DIP Facility Documentation; provided that no Post-Petition Lender shall be required to increase its commitment amount under the DIP Facility in connection with an increase in the Borrowing Base.

To the extent any re-determination represents an increase in the Borrowing Base in effect immediately prior to such re-determination, such Borrowing Base will be the largest amount approved by all of the Post-Petition Lenders, and to the extent any re-determination represents a decrease in, or reaffirmation of, the Borrowing Base in effect prior to such re-determination, such Borrowing Base will be the largest amount approved by the Required Post-Petition Lenders.

Interest Rates and Fees:	As set forth on Annex I attached hereto.
Default Rate:
With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR Loans plus 2.00% per annum.

4

Letters of Credit:
A portion of the DIP Facility in an aggregate amount not to exceed $100,000,000 (as may be increased solely with the consent of the Post-Petition Agent and the Issuing Lender) will be available to the Debtors for the purpose of issuing standby letters of credit (the “DIP Letters of Credit”). DIP Letters of Credit will be issued by JPMCB or any of its affiliates (the “Issuing Lender”). For the avoidance of doubt, upon entry of the Interim Order, all outstanding Pre-Prepetition Letters of Credit issued by any Pre-Petition Lender (to the extent it is a Post-Petition Lender) shall be deemed to be issued as DIP Letters of Credit under the DIP Facility and shall constitute obligations due under the DIP Facility.

Drawings under any DIP Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the DIP Facility) within one business day after notice of such drawing is received by the Borrower from the Issuing Lender. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Post-Petition Lenders under the DIP Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective DIP Commitments.

Final Maturity:
All commitments of the Post-Petition Lenders under the DIP Facility shall terminate at the earliest of (herein, a “Post-Petition Default”, and the earliest of which, the “Maturity Date”): (a) the date which is twelve (12) months after the Petition Date; (b) the consummation of a sale of all or substantially all of the Debtors’ assets pursuant to Section 363 of the Bankruptcy Code; (c) the effective date of any plan of reorganization; (d) the entry of an order for the conversion of any of the Debtors’ bankruptcy cases to a case under Chapter 7 of the Bankruptcy Code; (e) the entry of an order for the dismissal of any of the Debtors’ bankruptcy cases; (f) the date of acceleration of the DIP Obligations and the termination of the DIP Commitments upon and during the continuance of an Event of Default, in accordance with the DIP Facility Documentation; (g) thirty-five (35) days after the Petition Date, if the Final Order has not been entered by such date (which date may be extended with the prior written consent of the Post-Petition Agent); or (h) appointment of a chapter 11 trustee in any of the Chapter 11 Cases.

5

DIP Obligations / Guarantees:
All obligations of the Debtors under (i) the DIP Facility and the DIP Facility Documentation, but excluding, for the avoidance of doubt, the Retained Pre-Petition Claim, (ii) (a) any amounts owing by the Debtors under any Pre-Petition Hedges with a counterparty that is a Pre-Petition Lender or any affiliate of a Pre-Petition Lender, in either case in respect of which such Pre-Petition Lender or affiliate thereof enters into, within 30 days after the Petition Date (at the expense of the Debtors, which shall pay each counterparty’s out of pocket legal expenses), (1) an amended and restated Schedule to the ISDA Master Agreement (a “Post-Petition ISDA Schedule”) between the applicable Debtor and the applicable counterparty that is mutually acceptable to the parties, providing among other things, that such counterparty shall not terminate such Pre-Petition Hedges during the pendency of the Chapter 11 Cases solely as a result of a termination event or event of default under the Pre-Petition Hedges that occurred and/or existed on the Petition Date as a result of the filing of the Chapter 11 Cases, the insolvency of any Debtor or any default or event of default (howsoever defined) relating to pre-petition indebtedness of any Debtor and (2) contemporaneously with entering into the Post-Petition ISDA Schedule, a further amended and restated ISDA Schedule that will automatically replace the Post-Petition ISDA Schedule upon effectiveness of the Exit Credit Facility so long as the Exit Credit Facility conforms in all applicable material respects with the Exit Credit Facility Term Sheet and subject to conditions to be mutually agreed to by the parties in the Post-Petition ISDA Schedule and (b) any post-petition hedging transaction with a Post-Petition Lender or an affiliate of a Post-Petition Lender, in each case, to the extent permitted under the Financing Orders (including hedging orders) (all hedges in this clause (ii), the “DIP Hedges”) and (iii) treasury and cash management arrangements that are entered into prior to or after the Petition Date with any Post-Petition Lender or any affiliate of a Post-Petition Lender (all obligations described in the foregoing clauses (i) through (iii), the “DIP Obligations”) will, in each case, be unconditionally guaranteed jointly and severally (the “Guarantees”) by each of the Debtors (other than the Borrower).

Adequate Protection Payments and Liens:
As adequate protection of the interests of the Pre-Petition Lenders as a result of the DIP Facility advances, use of cash collateral and other collateral or the imposition of the automatic stay to the extent of any post-petition diminution in value of the Pre-Petition Lenders’ collateral, the Pre-Petition Lenders will receive, subject and junior to the Carve Out: (a) valid and automatically perfected first-priority replacement liens and security interests in and upon the DIP Collateral (as defined below), but junior to the liens and security interests securing the DIP Facility (the “Adequate Protection Liens”), (b) adequate protection payments consisting of cash reimbursement of the reasonable and documented (in summary format) fees, costs, and expenses (including reasonable professional fees) of the Pre-Petition Agent and the Pre-Petition Lenders, and (c) super-priority administrative expense claims under Section 507(b) of the Bankruptcy Code and junior to the Superpriority Claims (as defined below); provided, however, that (x) the Adequate Protection Liens and adequate protection payments described above shall be paid or granted to the extent that the stay under Bankruptcy Code Section 362, use, sale, or lease under Bankruptcy Code 363 of this title, or any grant of a lien under Bankruptcy Code 364 of this title results in a decrease in the value of such entity’s interest in such property, and (y) the Adequate Protection Liens and adequate protection payments described above shall not attach to any Avoidance Actions but shall attach to any Avoidance Proceeds, subject to entry of the Final Order.

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The Financing Orders shall provide for adequate protection in the form of replacement liens and superpriority claims, financial reporting and rights of access and information, payment of fees and expenses of professionals (as described below) mutually acceptable to the Post-Petition Agent and the Second Lien Notes Trustee for the benefit of the Second Lien Notes Trustee and the Second Lien Ad Hoc Group and all members thereof.

Security:
All DIP Obligations will be secured by (in each case, other than Excluded Assets (as defined below) and subject to Permitted Liens (to be defined in the DIP Facility Documentation) and junior to the Carve Out): (i) superpriority priming liens on all property of the Debtors secured by valid, unavoidable and perfected security interests and liens securing any Pre-Petition Secured Indebtedness or Pre-Petition Hedges as of the Petition Date (the “Priority Lien”); (ii) junior liens on any property of the Debtors secured by valid, unavoidable and perfected security interests and liens of any parties (other than the Pre-Petition Lenders) securing any indebtedness (other than the Pre-Petition Secured Indebtedness or Pre-Petition Hedges); and (iii) first-priority liens on all unencumbered assets of the Debtors, (A) including, without limitation, all real and personal property of the Debtors, tangible or intangible, wherever located, including, but not limited to, all cash, bank accounts, accounts receivable, inventory, equipment, patents, trademarks, copyrights, other general intangibles and membership interests that were not, as of the Petition Date, subject to valid, unavoidable and perfected security interests and liens, but (B) excluding any avoidance actions under Chapter 5 of the Bankruptcy Code, whether now existing or hereafter acquired by the Debtors and the Debtors’ bankruptcy estates (“Avoidance Actions”) other than, subject to and effective upon entry of the Final Order, all proceeds, products, rents, revenues and profits of Avoidance Actions (“Avoidance Proceeds”) (the foregoing clauses (i) through (iii), the “DIP Collateral”).

Notwithstanding anything to the contrary herein, DIP Collateral shall not include the following (collectively, the “Excluded Assets”): (a) any Building (as defined in the applicable “Flood Insurance Regulation” or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation), (b)(i) that certain Pipeline Financing Lease Agreement, dated as of May 30, 2018 (as amended), among Denbury Onshore, LLC and Genesis NEJD Pipeline, LLC, (ii) any interest, title and right that the Debtors have to the “Pipeline System” (as defined in the Pipeline Financing Lease Agreement) (hereinafter referred to as the “Pipeline System”), (iii) any proceeds received at any time resulting from the sale or other disposition of all or part of the Debtors’ interest, title and right to the Pipeline System, and (iv) all rents, income or related fees or charges for transportation of carbon dioxide or any other substance through the Pipeline System; provided that, in the case of this clause (b), such assets shall be excluded solely to the extent that the grant of a security interest therein is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than any Debtor to terminate (or materially modify) or requires any consent under, the subject contract, license, agreement, instrument or other document, except to the extent that the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law; and (c) any deposit account which is used as an escrow account or fiduciary or trust account and solely maintains cash and cash equivalents made for the benefit of third parties (other than the Debtors) to be used exclusively in the ordinary course of the Debtors’ business for royalty obligations, suspense payments, working interest payments, plugging and abandonment, remediation, and similar payments owed or to be made to such third parties (other than the Debtors).

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In addition, all DIP Obligations and all amounts owing by the Debtors in respect thereof at all times shall constitute allowed super-priority administrative expense claims, pursuant to Section 364(c) of the Bankruptcy Code, in the bankruptcy cases, having priority over all administrative expenses of the kind specified in, or ordered pursuant to, Sections 503(b) and 507(b) or any other provisions of the Bankruptcy Code, subject and junior only to the Carve Out (the “Superpriority Claims”). All of the liens and security interests described above securing the DIP Obligations and the Adequate Protection Liens shall be effective and perfected as of the Petition Date upon entry of the Interim Order.

All liens and security interests authorized and granted pursuant to Financing Orders entered by the Bankruptcy Court approving the DIP Facility and the Adequate Protection Liens shall be deemed effective and automatically perfected as of the Petition Date, and no further filing, notice or act will be required to effect such perfection by any person. The Post-Petition Lenders, or the Post-Petition Agent on behalf of the Post-Petition Lenders, shall be permitted, but not required, to make any filings, deliver any notices, make recordations, perform any searches or take any other acts as may be desirable under law in order to reflect the security, perfection or priority of the Post-Petition Lenders’ liens, security interests, and claims described herein; provided that no actions in any non-United States jurisdiction shall be required to be taken and no security agreements or pledge agreements governed under the laws of any non-United States jurisdiction shall be required to be entered into.

No Surcharge & Marshalling / Equities of the Case Waiver:
In each case, subject to and effective upon entry of the Final Order, the DIP Facility shall provide that (i) no costs or expenses of administration shall be imposed against the Post-Petition Lenders’ or the Pre-Petition Lenders’ pre-petition or post-petition collateral under Section 506(c) of the Bankruptcy Code or otherwise, and (ii) the Post-Petition Lenders’ and the Pre-Petition Lenders’ collateral shall not be subject to the doctrine of marshalling or Section 552 of the Bankruptcy Code “equities of the case” arguments.

Carve Out:	The Financing Orders shall include a carve out (the “Carve Out”) substantially consistent with Annex II attached hereto.
Mandatory Prepayments:
Limited to the following:

(a) If at any time the Total Outstandings exceed the Borrowing Base as a result of scheduled redetermination of the Borrowing Base (a “Borrowing Base Deficiency”), the Borrower shall, within three (3) business days after written notice from the Post-Petition Agent to the Borrower of such Borrowing Base Deficiency, prepay the DIP Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or if no DIP Loans remain outstanding, cash collateralize all unreimbursed disbursements on any DIP Letter of Credit in an amount sufficient to eliminate such Borrowing Base Deficiency); provided that any such Borrowing Base Deficiency must be cured prior to the Maturity Date of the DIP Facility;

(b) If any Borrowing Base Deficiency results from a voluntary termination of DIP Commitments, such deficiency shall be required to be eliminated contemporaneously with and on the date of such termination; and

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(c) If, (i) on the first business day after the Closing Date, the Debtors have any Excess Cash (as defined below), when taken as a whole, in excess of $20,000,000 and (ii) on any business day thereafter, the Debtors have any Excess Cash, when taken as a whole, in excess of $75,000,000, in each case, the Borrower shall prepay the DIP Loans within one business day following such date in an amount equal to such excess amount (such excess amount to be paid on the first business day after the Closing Date, if any, the “Specified Excess Cash Payment”).

“Excess Cash” means, as of any date of determination, the difference, if positive, between Consolidated Cash Balance (as defined below) of the Debtors as of such date and Excluded Cash (as defined below) of the Debtors as of such date.

“Consolidated Cash Balance” means, as of any date of determination, the aggregate amount of all (a) cash, (b) cash equivalents and (c) any other marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (either directly or indirectly) any Debtor as of such date.

“Excluded Cash” means as of any date of determination, (a) any cash collateral required to cash collateralize any DIP Letter of Credit, (b) any cash or cash equivalents constituting purchase price deposits made by or held by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (c) any cash or cash equivalents for which any Debtor has, in the ordinary course of business, issued checks or initiated wires or ACH transfers in order to utilize such cash or cash equivalents, (d) any cash or cash equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefits payments, and trust and fiduciary obligations or other similar obligations of the Debtors then due and owing to third parties and for which the Debtors have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments), (e) any cash or cash equivalents set aside to pay royalty obligations, working interest obligations, production payments, vendor payments, suspense payments, severance and ad valorem taxes of the Debtors then due and owing to third parties and for which the Debtors have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments) and (f) any cash or cash equivalents in any escrow accounts or fiduciary or trust accounts that are used exclusively in the ordinary course of the Debtors’ business for plugging and abandonment, remediation, and similar obligations owed to third parties.

The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of DIP Commitments and amounts prepaid may be reborrowed, subject to availability and the other conditions to borrowing set forth below.

Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the DIP Commitments and voluntary prepayments of outstanding DIP Loans by the Borrower will be permitted at any time, in minimum principal amounts of $500,000 or increments of $100,000 in excess thereof, without premium or penalty, subject to reimbursement of the Post-Petition Lenders’ redeployment costs in the case of a prepayment of LIBOR (as defined in Annex I) Loan other than on the last day of the relevant interest period.

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Documentation:
The definitive documentation for the DIP Facility, including the Post-Petition Credit Agreement, the Financing Orders, and all other related agreements and documents creating, evidencing, or securing indebtedness or obligations of any of the Debtors to the Post-Petition Agent and the Post-Petition Lenders on account of the DIP Facility or granting or perfecting liens or security interests by any of the Debtors in favor of and for the benefit of the Post-Petition Agent, for itself and for and on behalf of the Post-Petition Lenders, on account of the DIP Facility (the “DIP Facility Documentation”) shall contain the terms set forth in this DIP Term Sheet and shall otherwise be negotiated in good faith. The Post-Petition Credit Agreement shall take into account the terms and conditions consistent with the Pre-Petition Credit Agreement (as modified to reflect the terms and provisions of this DIP Term Sheet) and subject to (i) materiality qualifications and other exceptions that give effect to, permit, and/or accommodate the DIP Facility Milestones (as defined below), (ii) provisions to reflect (A) the transactions and business operations contemplated by the Budget and (B) the Post-Petition Agent’s required agency and other form updates (including with respect to replacement of LIBOR) and (iii) other modifications as mutually agreed by the parties.

Conditions to Closing of DIP Facility and Roll-Up on Closing Date:
Customary for facilities and transactions of this type, the effectiveness of the DIP Facility and the deemed issuance and incurrence of the Roll-Up Letters of Credit and the Interim Roll-Up Loans on the Closing Date shall be subject to the following conditions precedent, including, without limitation:

(a) the entry of an order by the Bankruptcy Court approving a cash management system for the Debtors and other “first day” orders satisfactory to the Post-Petition Agent (it being understood and agreed that drafts approved by counsel to the Post-Petition Agent on or prior to the Closing Date are satisfactory to the Post-Petition Agent);

(b) execution and delivery of satisfactory DIP Facility Documentation;
(c) receipt of satisfactory Budget approved by the Post-Petition Agent in its reasonable discretion;

(d) Bankruptcy Court’s entry within three (3) business days of the Petition Date as part of the “first day” orders of an interim order approving the DIP Facility (including the roll-up of the Interim Roll-Up Loans and the Roll-Up Letters of Credit) and use of cash collateral and other arrangements described herein, in form and substance acceptable to the Post-Petition Agent (the “Interim Order”);

(e) reimbursement of all documented (in summary form) fees and expenses of the Pre-Petition Agent, the Pre-Petition Lenders, the Joint Lead Arrangers and Post-Petition Agent and Post-Petition Lenders payable under the Pre-Petition Credit Agreement or under the DIP Facility Documentation (including the unpaid documented (in summary form) fees and expenses of Vinson & Elkins LLP, Opportune LLP and the other professionals retained by any of the foregoing) that are invoiced to the Borrower at least two (2) Business Days prior to the Closing Date;

(f) all representations and warranties of the Debtors in the Post-Petition Credit Agreement shall be true and correct in all material respects, and there shall be no default, Event of Default or Post-Petition Default in existence;

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(g) the Post-Petition Agent and the Post-Petition Lenders shall have received, by at least three (3) business days (or such later date as agreed by the Post-Petition Agent in its sole discretion) prior to the Closing Date, “know your customer” and similar information required by bank regulatory authorities that is requested at least eight (8) business days (or such later date as agreed by the Borrower in its sole discretion) prior to the Closing Date;

(h) receipt of appropriate UCC lien search results for each jurisdiction reasonably requested by the Post-Petition Agent;
(i) the Petition Date shall have occurred, and each Debtor shall be a “debtor-in-possession” in the Chapter 11 Cases;
(j) the Restructuring Support Agreement shall be in full force and effect and no termination of such agreement by any party thereto shall have occurred pursuant to the terms thereof; and
(k) the delivery of customary secretary and officer certificates.
Conditions to All Extensions of Credit:	The making of DIP Loans and issuance/renewal of DIP Letters of Credit at any time and from time to time shall be subject solely to the satisfaction of the following conditions precedent:

(a) all representations and warranties of the Debtors in the DIP Facility Documentation shall be true and correct in all material respects (without duplication of any materiality or material adverse effect or material adverse change qualifier therein), and there shall be no default, Event of Default or Post-Petition Default in existence at the time of, or after giving effect to the making of, such funding;

(b) solely with respect to the making of the first DIP Loan or issuance of a DIP Letter of Credit (other than the deemed issuance and incurrence of any Roll-Up Loans and Roll-Up Letters of Credit), the Specified Excess Cash Payment shall have been made prior to making such requested credit extension;

(c) with respect to borrowings or issuances of DIP Letters of Credit that would cause the Total Outstandings (assuming the deemed funding under the DIP Facility of 100% of the Roll-Up Loans and deemed issuance of 100% the Roll-Up Letters of Credit as such time of determination) to exceed the sum of the Roll-Up Amount plus the New Money Interim Cap, Bankruptcy Court’s entry within thirty-five (35) days after the Petition Date of a final order approving the DIP Facility and use of cash collateral and other arrangements described herein, in form and substance acceptable to the Post-Petition Agent (the “Final Order”, and the Interim Order and Final Order collectively are referred to herein as the “Financing Orders”);

(d) the Interim Order or Final Order, if and as applicable, shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified;

(e) other than with respect to the deemed issuance and incurrence of any Roll-Up Loans and Roll-Up Letters of Credit, delivery of a borrowing request certifying as to, among other things, that the DIP Loan and/or issuance of a DIP Letter of Credit will be utilized in accordance with the Budget;

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(f) the making of the requested credit extension would not cause Total Outstandings to be greater than the lesser of (A) the DIP Loan Limit and (B) the amount then authorized by any Financing Order; and

(g) other than with respect to the deemed issuance and incurrence of any Roll-Up Loans and Roll-Up Letters of Credit, the making of the requested credit extension would not cause the Debtors to have Excess Cash in excess of $75,000,000.

Representations and Warranties:
The Post-Petition Credit Agreement shall contain representations and warranties substantially similar to those contained in the Pre-Petition Credit Agreement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as reasonably agreed to by the Post-Petition Agent and the Borrower.

Affirmative Covenants:
The Post-Petition Credit Agreement shall contain affirmative covenants substantially similar to those in the Pre-Petition Credit Agreement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as reasonably agreed to by the Post-Petition Agent and the Borrower, including, without limitation, the following, in each case, with exceptions and materiality qualifications and thresholds to be agreed: (a) comply with customary reporting requirements, including audited annual financial reports, quarterly and monthly consolidated financial reports; monthly reports detailing results of operations and cash flow; bi-monthly reports showing variance from the Budget (in addition to the Variance Report) and updates on cash flow and projections for the following rolling thirteen week period; notice of any material change in projected disbursements in an aggregate amount through anticipated emergence; other reporting covenants to be mutually agreed; (b) maintenance of organizational existence and rights and privileges; (c) maintenance of properties and collateral; (d) permit inspections and host lender meetings; (e) maintain current financial records in accordance with GAAP, (f) maintain insurance; (g) acknowledge the right of the Post-Petition Agent and Pre-Petition Agent, as applicable, to credit bid at any sale of the Debtors’ assets (whether 363 sale or otherwise) in accordance with the DIP Facility Documentation or the Pre-Petition Credit Agreement, as applicable; and (h) monthly Variance Report as set forth under the heading “Budget and Variances” herein.

Negative Covenants:
The Post-Petition Credit Agreement shall contain negative covenants substantially similar to those in the Pre-Petition Credit Agreement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as reasonably agreed to by the Post-Petition Agent and the Borrower, including, without limitation, covenants that none of the Debtors shall, in each case, with baskets, materiality thresholds and other exceptions to be mutually agreed:

(a) merge, divide or consolidate with any other entity, transfer or otherwise dispose of any assets other than inventory in the ordinary course of business or assets that constitute worn-out, excess, unused or non-useful equipment, or make any fundamental changes in its corporate structure;

(b) create or permit to exist any lien or encumbrance on any asset, except as permitted by the Post-Petition Credit Agreement;
(c) incur or permit to exist any financing under Section 364 of the Bankruptcy Code or any other indebtedness or contingent obligations, except as permitted by the Post-Petition Credit Agreement;

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(d) create or permit to exist any superpriority administrative expense claim except as specifically permitted by the Post-Petition Agent (other than with respect to the DIP Facility);
(e) make investments (to be defined in a manner consistent with the Pre-Petition Credit Agreement) (except as permitted in the Budget);
(f) declare or pay dividends or make any distributions to equityholders or pay amounts with respect to indebtedness except as specifically permitted by the Post-Petition Credit Agreement;
(g) enter into early monetizations or early terminations of any hedge or swap position, except as permitted by the Post-Petition Credit Agreement;
(h) use cash collateral or the proceeds of the DIP Facility except in accordance with the Budget and Permitted Variances; and
(i) fail to operate strictly in accordance with the Budget (subject to the Permitted Variances).
Case Milestones:
The Debtors shall comply with the following deadlines (each of which may be extended with the written consent of the Majority Post-Petition Lenders without the consent of any other person or any further order of the Bankruptcy Court) (the “DIP Facility Milestones”):

DIP Facility (a) on the Petition Date, filing of a motion seeking approval of the DIP Facility;
(b) not later than three (3) business days after the Petition Date, entry of the Interim Order; and

(c) not later than thirty-five (35) days after the Petition Date, entry of the Final Order approving the DIP Facility and the use of cash collateral, in form and substance satisfactory to the Post-Petition Agent.

Plan

(a) not later than September 6, 2020, the Bankruptcy Court shall have entered an order (the “Confirmation Order”) approving the chapter 11 plan (the “Plan”) and corresponding disclosure statement (the “Disclosure Statement”), in each case, in form and substance acceptable to the Post-Petition Agent and the Pre-Petition Agent;

(b) not later than 14 days after entry of the Confirmation Order, the occurrence of the effective date of the Plan, and the discharge of the obligations under the DIP Facility by (i) indefeasible payment in full in cash (including via conversion into the Exit Credit Facility) or (ii) such other treatment under the Plan as may be agreed to by the Majority Post-Petition Lenders and the Debtors.

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Financial Covenant (Budget and Variances):
As a condition precedent to the DIP Facility, there shall be established a 13 week cash flow budget updated on a rolling four week basis acceptable to the Post-Petition Agent (the “Initial Budget”) for the Debtors’ cash receipts and expenses (including professional fees and expenses), which shall provide, among other things, for the payment of interest in respect of the DIP Facility on a monthly basis to the Post-Petition Lenders, and the adequate protection amounts set forth above.

The Debtors shall provide to the Post-Petition Agent an updated budget (the “Proposed Budget”). Each Proposed Budget shall be due on each 4-week anniversary (or, if such day is not a business day, the immediately succeeding business day) of the previous rolling four-week Budget period, with the first Proposed Budget after the Initial Budget to be delivered on or prior to August 27, 2020.

Such Proposed Budget, once approved by the Post-Petition Agent, shall constitute the approved budget (the “Approved Budget”) for the immediately succeeding Testing Period (as defined below). To the extent that any Proposed Budget is not approved by the Post-Petition Agent by the end of the then-effective Testing Period, the then-existing Approved Budget will remain the Approved Budget until replaced by a Proposed Budget that is approved by the Post-Petition Agent.

On the Friday (or, if such Friday is not a business day, the immediately succeeding Business Day) immediately after the last day of each rolling four-week period after the delivery of the Initial Budget (for the avoidance of doubt, such first date to be August 28, 2020) until the payment in full in cash of the DIP Obligations (each such delivery date, a “Compliance Date”), the Borrower shall deliver to the Post-Petition Agent a variance report (the “Variance Report”) (a) detailing the Debtors’ receipts and disbursements for such Testing Period and a comparison to the amounts set forth in the Budget therefor for the Testing Period ending prior to such Compliance Date (on an aggregate and a line item by line item basis in the case of disbursements) and (b) including reasonably detailed calculations demonstrating compliance with the Permitted Variance for such Testing Period.

As used herein, “Permitted Variance” shall mean, with respect to the period of four consecutive calendar weeks ending on the day immediately prior to any Compliance Date (each such four-week period, a “Testing Period”), any variance within the following parameters: (i) the aggregate actual disbursements by the Debtors for such Testing Period shall not exceed 110% of the aggregate forecasted disbursements (excluding professional fees) as set forth in the Budget for such Testing Period and (ii) actual disbursements for certain line items to be agreed by the Debtors for such Testing Period shall not exceed 115% of the forecasted disbursements for such line items as set forth in the Budget for such Testing Period.

Other Financial Covenants:
(a) Minimum Liquidity: At all times, the Borrower will not permit the sum of (i) unused DIP Commitments plus (ii) the Debtors’ unrestricted cash and cash equivalents on hand to be less than an amount to be determined based on the initial Budget.

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(b) Asset Coverage Ratio: The Borrower shall not permit, as of the last day of every other calendar month, beginning with the calendar month ending August 30, 2020, the ratio of (a) the sum of (i) the total present value (using a discount rate of 10% and utilizing 5-year NYMEX strip pricing with pricing held flat each year thereafter) of projected future net revenues from proved developed producing reserves as reflected in the most recently delivered Reserve Report and (ii) the net mark-to-market value of the Debtors’ hedging agreements in connection with such reserves as of such date to (b) the sum of (i) Total Outstandings as of such date plus (ii) the outstanding principal amount of the Pre-Petition Loans as of such date to be less than 1.50 to 1.0.

Commodity Hedging:
The Debtors may enter into hedging arrangements with (i) any Post-Petition Lender, the Post-Petition Agent and any affiliate of a Post-Petition Lender or the Post-Petition Agent or (ii) Approved Counterparties, which hedges shall not be for speculative purposes and, with respect to commodity hedges, shall be limited to no more than 85% of the reasonably anticipated forecasted production from the proved oil and gas properties of the Debtors (based on the most recent Reserve Report) for the period not exceeding 60 months from the date such hedging arrangement is created.

As used herein, “Approved Counterparty” means, with respect to any hedging arrangement with a Debtor, any person if such person or its credit support provider has a long-term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher at the time of entering into such hedging arrangement.

It is understood that for purposes hereof, the following hedging agreements shall not be deemed speculative or entered into for speculative purposes: (a) any commodity hedging agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and/or forecasted oil and gas production (based on the most recently delivered Reserve Report) of the Borrower or any other Debtor (whether or not contracted) and (b) any hedging agreement intended, at inception of execution, (i) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or any other Debtor, (ii) for foreign exchange or currency exchange management, (iii) to manage commodity portfolio exposure associated with changes in commodity prices or (iv) to hedge any exposure that the Borrower or any other Debtor may have to counterparties under other hedging agreements such that the combination of such hedging agreements is not speculative taken as a whole.

Events of Default:	Events of default customary for transactions of this type, including, without limitation:

(a) nonpayment of principal, interest or mandatory prepayments when due (with a 3 business day grace period for non-principal payments), including, as applicable, the Debtors failure to timely pay any amount required to be paid to the Pre-Petition Agent, the Pre-Petition Lenders, the Post-Petition Agent, or the Post-Petition Lenders under the Financing Orders or the Approved Budget (subject to the Permitted Variance);

(b) the failure or breach of any warranties, representations, agreements, or covenants of the Debtors (subject to a grace period with respect to certain affirmative covenants and materiality thresholds, to be further specified in the Post-Petition Credit Agreement);

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(c) entry of an order for the dismissal or conversion to Chapter 7 of any Debtor’s bankruptcy case; the appointment of a bankruptcy trustee or examiner except with the express written consent of the Pre-Petition Agent and the Post-Petition Agent in any Chapter 11 Case; the granting of any other superpriority administrative expense claim (if not in favor of the Post-Petition Agent or the Pre-Petition Agent) except with the express written consent of the Post-Petition Agent; the grant of any security interest in any of the DIP Collateral that is pari passu with or senior to the liens of the Post-Petition Agent or the Adequate Protection Liens of the Pre-Petition Agent; any Debtor shall attempt to vacate or modify the Interim Order or the Final Order over the objection of the Post-Petition Agent; the entry of any order modifying, reversing, revoking, staying, rescinding, vacating, or amending any Financing Order without the consent of the Post-Petition Agent; any Debtor shall institute any proceeding or investigation or support same by any other person who seeks to challenge the status and/or validity of the liens of the Pre-Petition Agent or the Post-Petition Agent (as security for the Pre-Petition Lenders and the Post-Petition Lenders, respectively) or the claims of any of the Pre-Petition Agent, the Pre-Petition Lenders, the Post-Petition Agent, or the Post-Petition Lenders; or any Debtor shall file a motion or other pleading or support any other motion or other pleading filed seeking any of the foregoing;

(d) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay to the holder or holders of any security interest or lien (other than Post-Petition Lenders) to permit the pursuit of any judicial or non-judicial transfer or other remedy against any DIP Collateral, in each case involving assets with an aggregate value in excess of $1,000,000; provided that any order granting relief from the automatic stay to permit prepetition litigation to which the Debtors are a party to proceed shall not constitute an event of default;

(e) the Debtors shall fail to meet any DIP Facility Milestone beyond any grace period applicable thereto;

(f) entry of a sale order unless such order contemplates either indefeasible payment in full in cash of the DIP Obligations upon consummation of the sale or is otherwise consented to in writing by the Post-Petition Agent; and

(g) the filing or support by the Debtors of any plan of reorganization that (i) does not provide for termination of the unused commitments under the DIP Facility and indefeasible payment in full in cash of all of the DIP Obligations and (ii) is not otherwise acceptable to the Post-Petition Agent in its sole discretion.

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Immediately upon the earlier of (x) the date that is 35 days after the Petition Date if the Final Order has not been entered by the Court on or before such date (unless such period is extended by mutual agreement of the Debtors and the Majority Post-Petition Lenders, notice of which will be filed with the Bankruptcy Court) and (y) five (5) business days (any such five-business-day period of time, the “Default Notice Period”) following the delivery of a written notice (with a copy filed with the Bankruptcy Court) (a “Default Notice”) by the Post-Petition Agent to the Debtors of the occurrence of an Event of Default unless such occurrence is cured by the Debtors prior to the expiration of the Default Notice Period or such occurrence is waived in writing by the requisite Post-Petition Lenders in their sole discretion and in accordance with “Voting” section below, one or more of the following shall occur to the extent elected by the Majority Post-Petition Lenders in their sole discretion: (i) the automatic stay shall terminate, (ii) authority to use cash collateral shall terminate, (iii) the DIP Loans shall accelerate, and (iv) the Post-Petition Agent may exercise its other rights and remedies in accordance with the DIP Facility Documentation and applicable law; provided that during the Default Notice Period, the Debtors shall be entitled to continue to use Cash Collateral in accordance with the terms of the Financing Orders; provided, further, that the Post-Petition Agent shall be required to seek relief and shall be entitled to an emergency hearing regarding the termination of the automatic stay as to clause (iv) above before expiration of the Default Notice Period.

Notwithstanding the foregoing, and irrespective of the Default Notice Period, the Post-Petition Lenders shall not be obligated to provide any DIP Loans at any time a default, an Event of Default, or a Post-Petition Default has occurred and is continuing.

Releases / Covenant Not to Sue:
The Debtors shall provide each of the Pre-Petition Agent, the Pre-Petition Lenders, and their respective partners, equityholders, directors, members, principals, agents advisors, officers, professionals (including, but not limited to, counsel), subsidiaries and affiliates a standard release and covenant not to sue as to any and all claims and causes of action against any of them as of the Petition Date. This release and covenant not to sue shall be without prejudice to any review period as to any appointed creditors’ committee or any other party in interest as more fully set forth in the Financing Orders.

Credit Bid:
The DIP Facility shall include a provision that, in connection with any sale of any or all of the Debtors’ assets under section 363 of the Bankruptcy Code, a Chapter 11 plan of reorganization or liquidation, or any equivalent thereof under any other law, the Post-Petition Agent, at the direction of the Majority Post-Petition Lenders, shall have the absolute right to credit bid any portion, up to the full amount, of all DIP Obligations.

Voting:
Amendments and waivers of the DIP Facility Documentation for the DIP Facility will require the approval of Post-Petition Lenders holding more than 50% of the aggregate amount of the commitments then outstanding under the DIP Facility (the “Majority Post-Petition Lenders”), except that:

(i) the consent of each Post-Petition Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Post-Petition Lender, (B) reductions of principal, interest or fees owing to such Post-Petition Lender (or any extension or postponement of such payments), and (C) extensions or postponement of final maturity of the DIP Facility,

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(ii) the consent of 100% of the Post-Petition Lenders will be required with respect to releases of all or substantially all of the value of the Guarantees or releases of liens on all or substantially all of the DIP Collateral (other than in connection with any sale of DIP Collateral or the release or sale of the relevant guarantor permitted by the DIP Facility),

(iii) the consent of 100% of the Post-Petition Lenders will be required with respect to modifications to any of the voting percentages or such modifications that would alter the ratable allocation / priority of payments to the holders of DIP Obligations,

(iv) the consent of all of the Post-Petition Lenders will be required with respect to increases in the Borrowing Base and to certain provisions related to adjustment to the Borrowing Base,

(v) the consent of 100% of the Post-Petition Lenders will be required with respect to amendments, modifications or waivers of any provisions in the Post-Petition Credit Agreement substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Pre-Petition Credit Agreement,

(vi) the consent of Post-Petition Lenders holding not less than 66⅔% of the aggregate amount of the commitments then outstanding under the DIP Facility (the “Required Post-Petition Lenders”) will be required in the case of decreases in, or reaffirmations of, the Borrowing Base, and

(vii) customary protections for the Post-Petition Agent and the Issuing Lender will be provided.

The DIP Facility contains customary provisions permitting the Borrower to replace non-consenting Post-Petition Lenders in connection with amendments and waivers requiring greater than a Majority Post-Petition Lender or Required Post-Petition Lender vote or the consent of all Post-Petition Lenders or of all Post-Petition Lenders directly affected thereby so long as the Majority Post-Petition Lenders shall have consented thereto.

The DIP Facility also contains usual and customary provisions regarding “Defaulting Lenders”.

The DIP Facility shall include provisions substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Pre-Petition Credit Agreement, with such modifications to be mutually agreed upon.

Cost and Yield Protection:
Usual for facilities and transactions of this type, with provisions protecting the Post-Petition Lenders from withholding tax liabilities; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market or when the Majority Post-Petition Lenders have made such a request. The DIP Facility contains provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Post-Petition Lender who asserts such claim without premium or penalty.

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Assignments and Participations:
The DIP Facility will contains customary provisions regarding assignments and participations that are substantially similar to those in the Pre-Petition Credit Agreement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as agreed to by the Post-Petition Agent and the Borrower.

Expenses and Indemnification:
All documented (in summary form) fees, expenses, and costs (including but not limited to due diligence) of the Pre-Petition Agent, the Post-Petition Agent, the Post-Petition Lenders, and the Pre-Petition Lenders (including without limitation the documented fees, disbursements and other charges of counsel, financial advisors, engineers and environmental consultants) in the making, administration, collection, enforcement, or pursuing remedies related to the Pre-Petition Secured Indebtedness or DIP Facility shall be paid by the Debtors upon demand (subject to the Financing Orders).

The Debtors will indemnify the Post-Petition Agent, the Post-Petition Lenders and their respective officers, directors, employees, affiliates, agents, attorneys, financial advisors, and controlling persons (each, an “Indemnified Person”) and hold them harmless from and against all documented costs, expenses (including fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim arising out of or relating to any claim or litigation or other proceedings (regardless of whether any such indemnified person is a party thereto), that relate to the transactions contemplated hereby or any transaction connected therewith; provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the bad faith, willful misconduct or gross negligence of such Indemnified Person, including any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing, (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (iii) any proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Joint Lead Arrangers or the Post-Petition Agent in its capacity as such).

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DIP to Exit Conversion:
On the date upon which the conditions precedent to the effectiveness of an “exit credit facility” shall have been satisfied or waived (the “Conversion Date”) as contemplated by the terms specified in the Exit Credit Facility Term Sheet attached as Exhibit A (the “Exit Credit Facility Term Sheet”) to that certain Exit Facility Commitment Letter (the “Exit Facility Commitment Letter”) by and among the Debtors and the Commitment Parties (as defined therein) (the following clauses (a) through (d), collectively, the “DIP Debt Conversion”): (a) all DIP Loans outstanding as of such date and any Pre-Petition Secured Indebtedness that was not converted into the DIP Facility shall, in each case, be automatically converted on a dollar-for-dollar basis for “Revolving Loans” (as defined in the Exit Credit Facility Term Sheet) under the Exit Credit Facility, (b) all outstanding DIP Letters of Credit shall be deemed to be issued as “Letters of Credit” (as defined in the Exit Credit Facility Term Sheet) under the Exit Credit Facility, (c) all outstanding DIP Hedges with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Exit Credit Facility, and (d) all outstanding treasury management arrangements with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Exit Credit Facility. Upon payment in full of the DIP Obligations (including all or in part as a result of the DIP Debt Conversion), the DIP Facility will terminate and be superseded and replaced in its entirety by the Exit Credit Facility.

Governing Law and Forum:	New York.
Counsel to the Pre-Petition Agent and the Post-Petition Agent:	Vinson & Elkins L.L.P.

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ANNEX I

Interest Rates:	The Borrower may elect that the DIP Loans comprising each borrowing bear interest at a rate per annum equal to: (i) ABR plus the Applicable Margin or (ii) LIBOR plus the Applicable Margin.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Post-Petition Lenders, 12 months or a shorter period (including 1 week or 2 weeks)) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans based on the prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

	“ABR” means the Alternate Base Rate, which is the highest of (a) the Post-Petition Agent’s Prime Rate, (b) the Federal Funds Effective Rate plus 1/2 of 1.0% and (c) one-month LIBOR plus 1.0%.
	“LIBOR” means the London interbank offered rate for dollars, subject to a 1.0% floor.
	“Applicable Margin” means for any day, with respect to any LIBOR or ABR borrowing or with respect to any Unused Commitment Fee, the applicable rate per annum set forth below.
	DIP Facility Usage	Unused Commitment Fee	Applicable Margin
			ABR Loans	LIBOR Loans
	X <25%	0.500%	2.00%	3.00%
	> 25% X <50%	0.500%	2.25%	3.25%
	> 50% X <75%	0.500%	2.50%	3.50%
	> 75% X <90%	0.500%	2.75%	3.75%
	X > 90%	0.500%	3.00%	4.00%
	“DIP Facility Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) Total Outstandings divided by (ii) the aggregate DIP Commitment.
Letters of Credit Fees:
A per annum fee equal to the Applicable Margin then in effect for LIBOR borrowings will accrue on the aggregate face amount of outstanding DIP Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the DIP Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Post-Petition Lenders pro rata in accordance with the amount of each such Post-Petition Lender’s DIP Commitment. In addition, the Borrower shall pay to the Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding DIP Letters of Credit or such other amount as may be agreed by the Borrower and the Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the DIP Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees to be mutually agreed.

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Commitment Fees:
The Borrower will pay a fee (the “Commitment Fee”), in an amount computed on a daily basis equal to the total DIP Commitments of the Post-Petition Lenders less the Total Outstandings on each day, multiplied by the applicable percentage specified as the “Unused Commitment Fee” in the table set forth under the definition of “Applicable Margin” corresponding to the DIP Facility Usage as of the end of such day. The Commitment Fee is payable quarterly in arrears commencing after the Closing Date.

Upfront Fees:	20.0 bps per year for the Post-Petition Lenders, payable on the Closing Date in proportion to each Lender’s final allocation of its New Money DIP Commitment.

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ANNEX II
Carve Out
1.Carve Out.
(a)Carve Out. Notwithstanding anything to the contrary in this [Final/Interim] Order, any DIP Documents (as defined in the Financing Orders), or any other order of the Court, all of the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, and the Adequate Protection Superpriority Claims (each as defined in the Financing Orders) shall be subject and subordinate only to the payment of the Carve-Out as and only to the extent set forth in this [Final/Interim] Order. As used in this [Final/Interim] Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $[50,000] incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses, other than any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors of the Debtors or any committee(1) (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and any official committee appointed in the Chapter 11 Cases (each, a “Committee”) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the Post-Petition Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $2,750,000 incurred after the first business day following delivery by the Post-Petition Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Post-Petition Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to any Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(1)
Any fee due and payable to a Professional Person that is employed as an investment banker or financial advisor arising from the consummation of any transaction shall be payable only to the extent allowed by the Court and as and to the extent set forth in such Professional Person’s engagement letter, and solely from the proceeds received by the Debtors resulting from the consummation of such transaction, free and clear of the liens of the Post-Petition Agent and the Post-Petition Lenders.

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(b)Fee Estimates. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the [Closing Date], each Professional Person shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided, that within one business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver to the Debtors one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause such Weekly Statement and Final Statement to be delivered on the same day received to the Post-Petition Agent). If any Professional Person fails to deliver a Weekly Statement or the Final Statement within three calendar days after such Weekly Statement or Final Statement is due, such Professional Person’s entitlement (if any) to any funds in the Pre-Carve Out Trigger Notice Reserve (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees of such Professional Person for the applicable period(s) for which such Professional Person failed to deliver a Weekly Statement or Final Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Budget (as defined in the Post-Petition Credit Agreement, the “Budget”) for such period for such Professional Person; provided, that such Professional Person shall be entitled to be paid any unpaid amount of Allowed Professional Fees in excess of Allowed Professional Fees included in the Budget for such period for such Professional Person from a reserve to be funded by the Debtors from all cash on hand as of such date and any available cash thereafter held by any Debtor pursuant to paragraph [•](c) below. Solely as it relates to the Post-Petition Agent and the Post-Petition Lenders, any deemed draw and borrowing pursuant to paragraph [•](c)(i)(x) for amounts under paragraph [•](a)(iii) above shall be limited to the greater of (x) the sum of (I) the aggregate unpaid amount of Estimated Fees and Expenses included in such Weekly Statements timely received by the Debtors prior to the Termination Declaration Date plus, without duplication, (II) the lesser of (1) the aggregate unpaid amount of Estimated Fees and Expenses included in the Final Statements timely received by the Debtors pertaining to the period through and including the Termination Declaration Date and (2) the Budgeted Cushion Amount (as defined below), and (y) the aggregate unpaid amount of Allowed Professional Fees included in the Budget for the period prior to the Termination Declaration Date (such amount, the “DIP Professional Fee Carve Out Cap”). For the avoidance of doubt, the Post-Petition Agent shall be entitled to maintain at all times a reserve (the “Carve‑Out Reserve”) against availability under the DIP Facility in an amount (the “Carve-Out Reserve Amount”)

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equal to the sum of (i) the greater of (x) the aggregate unpaid amount of Estimated Fees and Expenses included in all Weekly Statements timely received by the Debtors, and (y) the aggregate amount of Allowed Professional Fees contemplated to be unpaid in the Budget at the applicable time, plus (ii) the Post‑Carve Out Trigger Notice Cap, plus (iii) the amounts contemplated under paragraph [•](a)(i) and [•](a)(ii) above, plus (iv) an amount equal to the amount of Allowed Professional Fees set forth in the Budget for the then current week occurring after the most recent Calculation Date and the two weeks succeeding such current week (such amount set forth in (iv), regardless of whether such reserve is maintained, the “Budgeted Cushion Amount”). Not later than 7:00 p.m. New York time on the fourth business day of each week starting with the first full calendar week following the [Closing Date], the Debtors shall deliver to the Post-Petition Agent a report setting forth the Carve‑Out Reserve Amount as of such time, and, in setting the Carve-Out Reserve, the Post-Petition Agent shall be entitled to rely upon such reports in accordance with section [•] of the Post-Petition Credit Agreement. Prior to the delivery of the first report setting forth the Carve-Out Reserve Amount, the Post-Petition Agent shall calculate the Carve-Out Reserve Amount by reference to the Budget for subsection (i) of the Carve-Out Reserve Amount.
(c)Carve Out Reserves.
(i)On the day on which a Carve Out Trigger Notice is given by the Post-Petition Agent to the Debtors and their lead restructuring counsel with a copy to counsel to any Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (x) be deemed a draw request and notice of borrowing by the Borrower for the DIP Loans under the DIP Facility, in an amount equal to the sum of (1) the amounts set forth in paragraphs [•](a)(i) and [•](a)(ii) above, and (2) the lesser of (a) the then unpaid amounts of the Allowed Professional Fees and (b) the DIP Professional Fee Carve Out Cap (any such amounts actually advanced shall constitute DIP Loans) and (y) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of the amounts set forth in paragraphs [•](a)(i)-(iii) above. The Debtors shall deposit and hold such amounts in a segregated account at the Post-Petition Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre‑Carve Out Trigger Notice Reserve”) prior to any and all other claims.
(ii)On the Termination Declaration Date, the Carve Out Trigger Notice shall also (x) be deemed a request by the Debtors for DIP Loans under the DIP Facility, in an amount equal to the Post‑Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute DIP Loans) and (y) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post‑Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account at the Post-Petition Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve

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Out Trigger Notice Cap (the “Post‑Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.
(iii)On the first business day after the Post-Petition Agent gives such notice to such Post-Petition Lenders, notwithstanding anything in the Post-Petition Credit Agreement to the contrary, including with respect to the existence of a Default or Event of Default (as such terms are defined in the Post-Petition Credit Agreement), the failure of the Debtors to satisfy any or all of the conditions precedent for DIP Loans under the DIP Facility, any termination of the DIP Commitments following an Event of Default, or the occurrence of the Maturity Date, each Post-Petition Lender with an outstanding DIP Commitment (on a pro rata basis based on the then outstanding DIP Commitments) shall make available to the Post-Petition Agent such Post-Petition Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility; provided that in no event shall the Post-Petition Agent or the Post-Petition Lenders be required to extend DIP Loans pursuant to a deemed draw and borrowing pursuant to paragraphs [•](c)(i)(x) and [•](c)(ii)(x) in an aggregate amount exceeding the Carve-Out Reserve Amount.
(iv)All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Post-Petition Agent for the benefit of the Post-Petition Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all DIP Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Creditors] in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Post-Petition Agent for the benefit of the Post-Petition Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all DIP Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Creditors] in accordance with their rights and priorities as of the Petition Date.
(v)Notwithstanding anything to the contrary in the DIP Documents, or this [Final/Interim] Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [•], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [•], prior to making any payments to the Post-Petition Agent or the [Prepetition Secured Creditors], as applicable. Notwithstanding anything to the contrary in the DIP Documents or this [Final/Interim] Order, following delivery of a Carve Out Trigger Notice, the Post-Petition Agent and the Pre-Petition Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of

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any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the Post-Petition Agent for application in accordance with the DIP Documents. Further, notwithstanding anything to the contrary in this [Final/Interim] Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post‑Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this [Final/Interim] Order, the DIP Facility, the Prepetition RBL Facility, or the Second Lien Notes Indenture, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the [Prepetition Secured Obligations].
(d)Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.
(e)No Direct Obligation To Pay Allowed Professional Fees. None of the Post-Petition Agent, Post-Petition Lenders, or the [Prepetition Secured Creditors] shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this [Final/Interim] Order or otherwise shall be construed to obligate the Post-Petition Agent, the Post-Petition Lenders, or the [Prepetition Secured Creditors], in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.
(f)Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar‑for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this [Final/Interim] Order, the DIP Documents, the Bankruptcy Code, and applicable law.

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Annex 2(a)

Exit Commitment Letter

JPMORGAN CHASE BANK, N.A. 2200 Ross Avenue 3rd Floor Dallas, TX 75201	BANK OF AMERICA, N.A. 1 Cowboys Way Suite 500 Frisco, TX 75034	WELLS FARGO BANK, NATIONAL ASSOCIATION 1445 Ross Avenue Suite 4500 Dallas, TX 75202	CAPITAL ONE, NATIONAL ASSOCIATION 201 St. Charles Avenue 18th Floor New Orleans, LA 70170

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH Eleven Madison Avenue 11th Floor New York, NY 10010-3629	ROYAL BANK OF CANADA 200 Vesey Street 12th Floor New York, NY 10281	ABN AMRO CAPITAL USA LLC 100 Park Avenue 17th Floor New York, NY 10017	COMERICA BANK P.O. Box 650282 Dallas, TX 75265-0282

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH 1001 Fannin Street Suite 4450 Houston, TX 77002	ING CAPITAL LLC 1111 Bagby Street Suite 2650 Houston, TX 77002	TRUIST BANK 401 East Jackson Street Mail Code – 4104 Tampa, FL 33602	KEYBANK NATIONAL ASSOCIATION 127 Public Square Second Floor Cleveland, OH 44114-1306

	FIFTH THIRD BANK, NATIONAL ASSOCIATION 515 North Flagler Drive Suite 703 West Palm Beach, FL 33401	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282

July 28, 2020

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024
Attention: Mark C. Allen

Senior Secured Revolving Credit Facility Commitment Letter
Ladies and Gentlemen:
Denbury Resources Inc., a Delaware corporation (the “Borrower” or “you”) has advised JPMorgan Chase Bank, N.A. (“JPMorgan”), Bank of America, N.A. (“BofA”), Wells Fargo Bank, National Association (“Wells”), Capital One, National Association (“Capital One”), Credit Suisse AG, Cayman Islands Branch (“CSAG”), Royal Bank of Canada (“RBC”), ABN AMRO Capital USA LLC (“ABN”), Comerica Bank (“Comerica”), Canadian Imperial Bank of Commerce, New York Branch (“CIBC”), ING Capital LLC (“ING”), Truist Bank (“Truist”), KeyBank National Association (“KeyBank”), Fifth Third Bank, National Association (“Fifth Third”) and Goldman Sachs Bank USA (“Goldman”, and together with JPMorgan, BofA, Wells,

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Capital One, CSAG, RBC, ABN, Comerica, CIBC, ING, Truist, KeyBank and Fifth Third, collectively, the “Initial Lenders”, “we”, “our” or “us”) that the Borrower and certain of its subsidiaries (collectively with the Borrower, the “Credit Parties”) will on or about the date hereof file voluntary petitions commencing cases under title 11 of the United States Code (the “Chapter 11 Cases”, and such code, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to implement the Transactions (as defined below). In connection therewith, you have requested that the Initial Lenders provide financing to (a) refinance (the “Refinancing”) any outstanding Pre-Petition Secured Indebtedness (as defined in the DIP Term Sheet (as defined below)) that was not converted into DIP Obligations (as defined in the Exit Facility Term Sheet (as defined below)) and any outstanding indebtedness under that certain Senior Secured Super Priority Debtor-In-Possession Credit Agreement, to be dated on or about the date hereof (as amended from time to time, the “DIP Credit Agreement”), among the Borrower, the other Credit Parties party thereto and each of the Initial Lenders party thereto, via a cashless conversion on the Conversion Date (as defined in the Exit Facility Term Sheet) in accordance with the terms of the Exit Facility Term Sheet, (b) pay fees, commissions and expenses in connection with the Transactions and (c) finance ongoing working capital requirements and other general corporate purposes of the Credit Parties, all as more fully described in the Exit Facility Term Sheet (as defined below).

This Commitment Letter (as defined below) describes the general terms and conditions for a senior secured exit facility constituting a reserve-based revolving credit facility of up to an aggregate maximum credit amount of $615,000,000 (the “Revolving Facility”) on substantially the terms described in, and subject to the conditions precedent set forth in, the Exit Facility Term Sheet attached hereto as Exhibit A (the “Exit Facility Term Sheet”), with availability thereunder being subject to an initial borrowing base (the “Initial Borrowing Base”), which Initial Borrowing Base will not, in any event, be greater than the borrowing base in effect under the DIP Credit Agreement immediately prior to the Conversion Date. The Initial Borrowing Base will be determined in accordance with the terms of the Exit Facility Term Sheet and will be determined by the Administrative Agent (and approved by the Initial Lenders constituting the Required Lenders (as defined in the Exit Facility Term Sheet), including JPMorgan) in good faith in their sole discretion, based upon the Initial Reserve Report and such other reports, data and supplemental information (including status of title information with respect to proved oil and gas properties, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, hedged and unhedged exposure of the Credit Parties to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion, acting in good faith and consistent with its normal oil and gas lending criteria as it exists at such time for such purpose with respect to similar oil and gas reserve-based credits for similarly situated borrowers.

As used herein, the term “Transactions” means, collectively, (a) the restructuring contemplated under the Chapter 11 Cases, (b) the Refinancing, (c) the initial borrowings and other extensions of credit under the Revolving Facility on the Conversion Date and (d) the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Exit Facility Term Sheet and any other annexes, exhibits or other attachments hereto, are hereinafter collectively referred to as the “Commitment Letter”.

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Capitalized terms used but not defined herein are used with the meanings assigned to them in the Exit Facility Term Sheet attached hereto.

1.	Commitments and Undertakings

In connection with the Transactions, subject to the terms and conditions set forth in this Commitment Letter, each of the Initial Lenders is pleased to advise you of its several (and not joint) commitment to provide the following percentages with respect to the Initial Borrowing Base under the Revolving Facility: (i) JPMorgan, 10.646242907%, (ii) BofA, 10.380086836%, (iii) Wells, 10.380086836%, (iv) Capital One, 9.861086021%, (v) CSAG, 8.596841229%, (vi) RBC, 8.144375824%, (vii) ABN, 8.144339324%, (viii) Comerica, 8.143868860%, (ix) CIBC, 7.300280850%, (x) ING, 5.748971171%, (xi) Truist, 4.562675532%, (xii) KeyBank, 3.832647447%, (xiii) Fifth Third, 3.193872872% and (xiv) Goldman, 1.064624291%, which in the aggregate for all Initial Lenders, equals 100% of the Revolving Facility.

2.	Titles and Roles

It is agreed that (a) JPMorgan will act as a lead arranger and bookrunner for the Revolving Facility (acting in such capacities, the “Lead Arranger”) and (b) JPMorgan will act as administrative agent and collateral agent for the Revolving Facility. You further agree that the Lead Arranger shall not have any other responsibilities except as otherwise mutually agreed. You agree that, except as otherwise set forth in the Exit Facility Term Sheet, (i) no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed and (ii) no other titles will be awarded unless you and JPMorgan shall so reasonably agree. You further agree that no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Revolving Facility unless you and JPMorgan shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Revolving Facility than JPMorgan).

3.	Information

You hereby represent and warrant that (a) all written information (including all financial information, reserve information and reports, information to conduct diligence and Projections (as defined below), that JPMorgan may reasonably request in connection with the arrangement of the Revolving Facility (the “Information Materials”)), other than (x) the financial projections and other forward-looking information (collectively, the “Projections”) and (y) information of a general economic or general industry nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by

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the Initial Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Conversion Date, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging the Revolving Facility we may use and rely on the Information and Projections without independent verification thereof.

You will assist us in preparing Information Materials, including but not limited to a confidential information memorandum or lender slides, for distribution to the Lenders (as defined in the Exit Facility Term Sheet). If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by the Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that either (x) no MNPI is contained therein or (y) neither the Borrower nor any of its controlling or controlled entities has any debt or equity securities issued pursuant to a public offering or Rule 144A private placement and agree that if the Borrower or any of its controlling or controlled entities becomes the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A private placement thereafter, you will publicly disclose any information contained in the Information Materials delivered to Public-Siders that constitutes MNPI at such time.

You hereby authorize JPMorgan to download copies of the Credit Parties’ trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by JPMorgan to be its electronic transmission system (an “Electronic Platform”) established by JPMorgan to perform services in its capacity as the administrative agent of the Revolving Facility and to use the Credit Parties’ trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the administration of the Revolving Facility, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the Revolving Facility in financial and other newspapers, journals, the World Wide Web, our home page or otherwise, at our own expense describing our services to the Credit Parties hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Revolving Facility.

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4.	Fees

As consideration for the commitments and agreements of the Initial Lenders hereunder, you agree to pay or cause to be paid the fees described in that certain DIP and Exit Facilities Fee Letter, dated as of the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

5.	Conditions

Each Initial Lender’s commitments and agreements hereunder are subject to the conditions set forth in the Exit Facility Term Sheet under the heading “Conditions to Initial Borrowing and Closing of Revolving Facility”. It being understood and agreed that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Revolving Facility Documentation other than those expressly stated in this Section 5. Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter, your obligations hereunder and thereunder are subject to the entry of the Final Order (as defined in the DIP Term Sheet attached as Exhibit B hereto (the “DIP Term Sheet”) by the Bankruptcy Court.

6.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Initial Lenders, the Lead Arranger and any other arrangers or agents in respect of the Revolving Facility appointed pursuant to this Commitment Letter, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Revolving Facility, the use of the proceeds thereof, or the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon written demand with customary backup documentation for any reasonable and documented out-of-pocket legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (limited, in the case of counsel, to the reasonably and documented out-of-pocket fees, disbursements and other charges of a single outside counsel to all indemnified persons, taken as a whole, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected indemnified persons), provided that the foregoing indemnity will not, as to any indemnified person, apply (i) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from the willful misconduct, bad faith or gross negligence of such indemnified person or its affiliates, directors, officers or employees, advisors or agents (collectively, the “Related Parties”), (ii) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from a material breach of the obligations of such indemnified person or affiliate of such indemnified person under

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this Commitment Letter or the Revolving Facility or (iii) to the extent arising from any dispute solely among indemnified persons (other than a Proceeding against any indemnified person in its capacity or in fulfilling its role as the Lead Arranger, administrative agent, collateral agent, bookrunner, lender, letter of credit issuer or any other similar role in connection with this Commitment Letter, the Fee Letter, the Revolving Facility or the use of the proceeds thereof) not arising out of any act or omission on the part of you or your affiliates; and (b) regardless of whether the Conversion Date occurs, to reimburse each Initial Lender and its affiliates for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses, syndication expenses, financial advisor’s fees, consultant’s fees, travel expenses, and the fees, charges and disbursements of a single outside counsel) incurred in connection with the Revolving Facility and any related documentation (including this Commitment Letter, the Fee Letter and the definitive financing documentation in connection with the Revolving Facility) or the administration, amendment, modification or waiver thereof (limited, in the case of counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single outside counsel to the indemnified persons, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected persons). No indemnified person shall be liable for any damages arising from the use by others of the Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet, or for any special, indirect, consequential or punitive damages in connection with the Revolving Facility, or in connection with its activities related to the Revolving Facility, and you agree, to the extent permitted by applicable law, not to assert any claims against any indemnified person with respect to the foregoing. None of the indemnified persons or you or any of your or their respective Related Parties shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Revolving Facility, or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 6.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (x) includes a full and unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to JPMorgan, any other Initial Lender, the Lead Arranger and the other indemnified persons.

7.	Sharing of Information, Affiliate Activities, Absence of Fiduciary Relationship

JPMorgan, the other Initial Lenders and the Lead Arranger may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the Transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject

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to the obligations, of JPMorgan, the other Initial Lenders and the Lead Arranger hereunder. JPMorgan, each other Initial Lender and the Lead Arranger shall be responsible for its respective affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that any of the Initial Lenders or their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Each Initial Lender agrees severally (and not jointly) that it will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other companies, and it will not furnish any such information to other companies. You also acknowledge that the Initial Lenders have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each Initial Lender is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, an Initial Lender and/or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by an Initial Lender, its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You agree that the Initial Lenders and the Lead Arranger will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Initial Lender or the Lead Arranger and you, your respective equity holders or your and their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between each Initial Lender or the Lead Arranger and, if applicable, its affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transaction each Initial Lender and the Lead Arranger and, if applicable, its respective affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (c) each Initial Lender and the Lead Arranger, if applicable, and each of their respective affiliates, has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Lender or the Lead Arranger or any of its respective affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (x) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (y) you are capable of evaluating and you understand and accept the terms, risks and conditions of the transactions contemplated hereby, and neither JPMorgan, nor any other Initial Lender or the Lead Arranger shall have any responsibility or liability to you with respect thereto, and (z) no

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Initial Lender or the Lead Arranger is advising the Credit Parties as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by JPMorgan or any other Initial Lender or the Lead Arranger of the Credit Parties, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan or such other Initial Lender or the Lead Arranger, respectively, and shall not be on behalf of the Credit Parties. You agree that you will not assert any claim against JPMorgan or any other Initial Lender or the Lead Arranger based on an alleged breach of fiduciary duty by JPMorgan or such other Initial Lender or the Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby.

8.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person, except (a) to you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) as may be required by or in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case you agree, to the extent permitted by law, to inform us promptly thereof), (c) if the Initial Lenders consent in writing to such proposed disclosure, (d) in connection with the enforcement of your rights hereunder or under the Fee Letter or (e) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed (x) in connection with the syndication or arrangement of the Revolving Facility or in connection with, and as may be required for, any public filing and (y) to the parties to that certain Restructuring Support Agreement dated as of even date herewith to which this Commitment Letter will be attached to and to any party required by the Bankruptcy Court. Notwithstanding anything to the contrary in the foregoing, you shall be permitted to file the Fee Letter with the Bankruptcy Court under seal in form and substance reasonably satisfactory to JPMorgan or in a redacted manner in form and substance reasonably satisfactory to JPMorgan and provide an unredacted copy of the Fee Letter to (u) the Bankruptcy Court, (v) the Office of the United States Trustee for the Southern District of Texas, (w) the advisors to the official committee of unsecured creditors appointed in the Chapter 11 Cases, (x) Paul, Weiss, Rifkind, Wharton and Garrison LLP, as counsel to the holders of the Second Lien Notes (as defined in the Plan), (y) Akin Gump Strauss Hauer & Feld LLP as counsel to the holders of the Convertible Notes (as defined in the Plan), and (z) any other party or advisor as required by the Bankruptcy Court; provided, that the disclosure of the Fee Letter to such advisors is on a confidential, “professionals only” basis.

Each Initial Lender severally (and not jointly) shall use all nonpublic information received by it in connection with the Revolving Facility and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Initial Lender from disclosing any such information (a) to any Lenders or participants or prospective

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Lenders or participants, (b) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Initial Lender shall promptly notify you, in advance, to the extent permitted by law), (c) upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over JPMorgan, an Initial Lender or the Lead Arranger, or any of its respective affiliates (in which case such person agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Initial Lender (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Initial Lender shall be responsible for its respective affiliates’ compliance with this paragraph) solely in connection with the Transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Initial Lender, its affiliates or Representatives in breach of this Commitment Letter or any applicable confidentiality obligation to you, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or under the Fee Letter or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the Revolving Facility and (i) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance in writing by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Initial Lender or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate on the earlier of (a) the Conversion Date and (b) one year following the date of this Commitment Letter.

9.	Assignments

This Commitment Letter shall not be assignable by you without the prior written consent of each Initial Lender (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.

10.	Acceptance/ Expiration of Commitments

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., Dallas, Texas time, on July 29, 2020 (the “Acceptance Deadline”). This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the

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event that the initial borrowings or the roll-up under the DIP Facility do not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder (including, for the avoidance of doubt, the commitments with respect to the Revolving Facility) shall automatically terminate unless the Initial Lenders shall, in their discretion, agree to an extension. In addition, if not otherwise terminated in accordance with the immediately preceding sentence, this Commitment Letter and the commitments hereunder shall automatically terminate without further action or notice on the first day after the Maturity Date (as defined under the DIP Term Sheet) if the Conversion Date shall not have occurred by such time.

For purposes of this Commitment Letter, “Expiration Date” means 5:00 p.m., Dallas, Texas time on the date that is thirty-five (35) days after the Petition Date (as defined in the DIP Term Sheet) if the Final Order (as defined in the DIP Term Sheet) has not been entered by the Bankruptcy Court on or prior to such date.

11.	Miscellaneous

Each Initial Lender reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Initial Lender in such manner as such Initial Lender and its affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Initial Lender. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Revolving Facility and set forth the entire understanding of the parties with respect thereto.

THIS COMMITMENT LETTER AND THE FEE LETTER AND ANY CLAIM OR CONTROVERSY ARISING HEREUNDER OR RELATED HERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF AND, TO THE EXTENT APPLICABLE, TITLE 11 OF THE UNITED STATES CODE. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or any state or Federal court sitting in the Borough of Manhattan in the City of New York, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process,

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summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the Initial Lenders hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Initial Lenders and each Lender.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

The indemnification, fee, expense, jurisdiction, information and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation for the Revolving Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Revolving Facility Documentation upon the occurrence of the effectiveness thereof.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

JPMORGAN CHASE BANK, N.A.,
as Lead Arranger and an Initial Lender

By:	/s/ Anca Loghin
Name:	Anca Loghin
Title:	Authorized Officer

[Signature Page to Commitment Letter – Denbury Resources Inc.]

LENDERS:

BANK OF AMERICA, N.A.,
as an Initial Lender

By:	/s/ Tyler D. Levings
Name:	Tyler D. Levings
Title:	Director

[Signature Page to Commitment Letter – Denbury Resources Inc.]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Initial Lender

By:	/s/ Edward Markham
Name:	Edward Markham
Title:	Director

[Signature Page to Commitment Letter – Denbury Resources Inc.]

CAPITAL ONE, NATIONAL ASSOCIATION,
as an Initial Lender

By:	/s/ Michael P. Robinson
Name:	Michael P. Robinson
Title:	Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as an Initial Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Andrew Griffin
Name:	Andrew Griffin
Title:	Authorized Signatory

[Signature Page to Commitment Letter – Denbury Resources Inc.]

ROYAL BANK OF CANADA,
as an Initial Lender

By:	/s/ Amy G. Josephson
Name:	Amy G. Josephson
Title:	Authorized Signatory

[Signature Page to Commitment Letter – Denbury Resources Inc.]

ABN AMRO CAPITAL USA LLC,
as an Initial Lender

By:	/s/ Hugo Diogo
Name:	Hugo Diogo
Title:	Executive Director

By:	/s/ Anna Ferreira
Name:	Anna Ferreira
Title:	Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

COMERICA BANK,
as an Initial Lender

By:	/s/ Lesley B. Higginbotham
Name:	Lesley B. Higginbotham
Title:	Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as an Initial Lender

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Authorized Signatory

By:	/s/ Jacob W. Lewis
Name:	Jacob W. Lewis
Title:	Authorized Signatory

[Signature Page to Commitment Letter – Denbury Resources Inc.]

ING CAPITAL LLC,
as an Initial Lender

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Managing Director

By:	/s/ Scott Lamoreaux
Name:	Scott Lamoreaux
Title:	Director

[Signature Page to Commitment Letter – Denbury Resources Inc.]

TRUIST BANK (as successor by merger to SunTrust Bank),
as an Initial Lender

By:	/s/ William S. Krueger
Name:	William S. Krueger
Title:	Senior Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

KEYBANK NATIONAL ASSOCIATION,
as an Initial Lender

By:	/s/ Dale Conder
Name:	Dale Conder
Title:	SVP

[Signature Page to Commitment Letter – Denbury Resources Inc.]

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as an Initial Lender

By:	/s/ Michael Miller
Name:	Michael Miller
Title:	Vice President

[Signature Page to Commitment Letter – Denbury Resources Inc.]

GOLDMAN SACHS BANK USA,
as an Initial Lender

By:	/s/ Jacob Elder
Name:	Jacob Elder
Title:	Authorized Signatory

[Signature Page to Commitment Letter – Denbury Resources Inc.]

Agreed to and accepted as of the date first above written:

DENBURY RESOURCES INC.,
a Delaware corporation

	By:	/s/ Mark C. Allen
	Name:	Mark C. Allen
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Commitment Letter – Denbury Resources Inc.]

Exhibit A

Exit Facility Term Sheet

Exhibit A to Commitment Letter – Denbury Resources Inc.

DENBURY RESOURCES INC.
$615,000,000 Senior Secured Revolving Credit Facility

Borrower:	Denbury Resources Inc., a Delaware corporation (the “Borrower”).
Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMCB”) in its capacity as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) in respect of the Revolving Facility (as hereinafter defined) for a syndicate of banks, financial institutions and other institutional lenders from time to time party thereto (together with JPMCB and the Initial Lenders, the “Lenders”). On the Conversion Date (as defined below), the Lenders shall constitute all of the Existing Lenders (as defined below) participating in the DIP Facility (as defined below).

Joint Bookrunners and Lead Arrangers:
JPMCB, Bank of America, N.A., Wells Fargo Securities, LLC and Capital One, National Association, in their respective capacities as joint lead arrangers (in such capacities, the “Joint Lead Arrangers”) for the Revolving Facility.

Co-Syndication Agents:	Bank of America, N.A. and Wells Fargo Bank, National Association.
Co-Documentation Agents:	Canadian Imperial Bank of Commerce, New York Branch, Comerica Bank, Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada and ABN AMRO Capital USA LLC.
Revolving Credit Facility:
A senior secured revolving credit facility (the “Revolving Facility”, and the commitments thereunder, the “RBL Commitments”) in an aggregate maximum principal amount of $615,000,000 (the “Maximum Amount”), subject to availability as described under the heading “Availability” below. The loans under the Revolving Facility are collectively referred to as “Revolving Loans” or the “Loans”.

Swingline:
In connection with the Revolving Facility, JPMCB (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility in U.S. dollars under which the Borrower may make short term borrowings upon same day notice up to an aggregate amount not to exceed $25,000,000 in minimum principal amounts of $100,000 or increments of $10,000 in excess thereof subject to customary notice requirements. Any such swingline borrowing will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their RBL Commitments.
Purpose / Use of Proceeds:
(A)The proceeds of borrowings under the Revolving Facility may be used by the Borrower (i) for payments of certain fees, costs and expenses in connection with the Borrower’s exit from chapter 11 and refinancing certain debt in connection therewith (including, without limitation, the DIP Facility (as defined in the DIP Term Sheet)), (ii) to make investments, payments, dividends or distributions on, or redemptions of, the Borrower’s capital stock to the extent permitted under the Revolving Facility, (iii) to provide for the working capital needs of the Borrower and its subsidiaries, (iv) to pay the fees and expenses related to the Revolving Facility, and (v) for other general corporate purposes, including, without limitation, the exploration, acquisition and development of oil and gas properties.

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(B) Letters of credit are used by the Borrower and its restricted subsidiaries for general corporate purposes, including, without limitation, to secure bids, tenders, bonds and contracts entered into in the ordinary course of the Borrower’s business and to support deposits required under purchase agreements pursuant to which the Borrower or one or more restricted subsidiaries may acquire oil and gas assets.

Availability:
So long as the Total Outstandings (as defined below) do not exceed the Revolving Loan Limit (as defined below): (i) Revolving Loans will be available at any time (on same day notice in the case of ABR (as defined in Annex I) Loans) prior to the Maturity Date (as defined below), in minimum principal amounts of $1,000,000 or increments of $100,000 in excess thereof, (ii) Letters of Credit under the Revolving Facility will be issued as described in the section entitled “Letters of Credit” below and (iii) amounts repaid under the Revolving Facility may be reborrowed.

“Total Outstandings” means, at any time, the aggregate principal amount of Revolving Loans then outstanding plus the aggregate stated amount of all issued but undrawn Letters of Credit (as hereinafter defined) and, without duplication, all unreimbursed disbursements on any Letter of Credit as of such date (unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender (as hereinafter defined)).

“Revolving Loan Limit” means, the least of (i) the RBL Commitments, (ii) the Borrowing Base (as hereinafter defined) and (iii) the Maximum Amount.
For purposes hereof, “Availability” shall mean an amount (if positive) equal to the Revolving Loan Limit less Total Outstandings.

Borrowing Base:
The borrowing base for the Revolving Facility will be based on the loan value of the Credit Parties’ (as hereinafter defined) proved oil and gas reserves as reflected in a Reserve Report (as hereinafter defined) and other oil and gas properties of the Credit Parties, in each case located within the geographic boundaries of the United States or the outer continental shelf adjacent to the United States, determined in accordance with the terms set forth below (the “Borrowing Base”).

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The initial Borrowing Base as of the Conversion Date will be an amount determined by the Required Lenders based on the Initial Reserve Report (as defined below) (but will not, in any event, be an amount in excess of the borrowing base in effect under the DIP Facility immediately prior to the Conversion Date) and will remain at such level until, subject to the Borrower’s right of optional re-determination and any Adjustment (as hereafter defined), the next re-determination date, which re-determination date shall be subject to adjustment as set forth in the Revolving Facility. The Borrowing Base shall be re-determined semi-annually on or about May 1 and November 1 of each year (or in each case, such date reasonably practicable thereafter), beginning on the first May 1 or November 1 after the Conversion Date (as defined below), based upon a reserve report prepared as of the immediately preceding June 30 (with regard to the November 1 redetermination) or December 31 (with regard to the May 1 redetermination), and delivered on or before October 1 (with regard to the November 1 redetermination) and April 1 (with regard to the May 1 redetermination), as applicable (each such report, a “Reserve Report”), and other related information, if any, required to be delivered to the Administrative Agent; provided that if the Conversion Date occurs less than 90 days prior to the first May 1 or November 1 thereafter, then the first scheduled Borrowing Base redetermination after the Conversion Date shall occur on the next May 1 or November 1, whichever is first. Each Reserve Report shall be in a form reasonably acceptable to the Administrative Agent. Subject to the following two sentences, all Reserve Reports, including those prepared in connection with a re-determination, may be prepared internally by petroleum engineers who are employees of the Borrower or its subsidiaries. Each December 31st Reserve Report shall be prepared by (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company, L.P., or (e) at the Borrower’s election, such other independent petroleum engineering firm reasonably acceptable to the Administrative Agent (each, an “Approved Petroleum Engineer”). Each June 30th Reserve Report will be prepared, at the Borrower’s option, by an Approved Petroleum Engineer or internally under the supervision of the chief petroleum engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report.

The Borrowing Base shall be proposed by the Administrative Agent and approved by all of the Lenders (in the case of increases) or the Required Lenders (as hereinafter defined) (in the case of decreases or reaffirmation) as provided below. Each determination of the Borrowing Base shall be made by the Administrative Agent and, to the extent any determination represents an increase in the Borrowing Base in effect immediately prior to such determination, all of the Lenders, and to the extent any determination represents a decrease in or reaffirmation of, the Borrowing Base in effect immediately prior to such determination, the Required Lenders, in each case, in their respective sole discretion, but in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time and as specified in the Revolving Facility Documentation (as defined below); provided that no Lender shall be required to increase its commitment amount under the Revolving Facility in connection with an increase in the Borrowing Base.

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The Borrower and the Administrative Agent (at the direction of the Required Lenders) shall each have the option to request one unscheduled re-determination of the Borrowing Base between each scheduled redetermination (including prior to the first scheduled re-determination date). To the extent any re-determination represents an increase in the Borrowing Base in effect immediately prior to such re-determination, such Borrowing Base will be the largest amount approved by all of the Lenders, and to the extent any re-determination represents a decrease in, or reaffirmation of, the Borrowing Base in effect prior to such re-determination, such Borrowing Base will be the largest amount approved by the Required Lenders.

In addition to the foregoing scheduled and unscheduled re-determinations, the Borrowing Base is also subject to adjustments (each, an “Adjustment”) between re-determinations in connection with:

(i) sales or other dispositions (including in connection with the designation of unrestricted subsidiaries and investments) of Borrowing Base Properties (as hereinafter defined) and early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base, in each case since the later of (A) the most recent re-determination date and (B) the last adjustment made pursuant to this clause (i), and with an aggregate value (together with the economic value of any earlier sales or dispositions during such period or any early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base (net of (x) any positions entered into (1) contemporaneously with such early monetization or termination or (2) since the last re-determination of the Borrowing Base and (y) acquisitions consummated since the last re-determination with respect to which the Borrower has delivered a Reserve Report and other engineering information reasonably satisfactory to the Administrative Agent)) exceeding 5% of the Borrowing Base then in effect;

(ii) at the Borrower’s election, acquisitions (including in connection with the designation of an unrestricted subsidiary as a restricted subsidiary) of domestic oil and gas properties between scheduled redeterminations, with an aggregate value (together with the economic value of any earlier such acquisitions during such period) exceeding 5% of the Borrowing Base then in effect; and

(iii) upon the issuance of any senior unsecured or senior subordinated loans or notes after the Conversion Date (“Specified Additional Debt”), other than permitted refinancing debt in respect thereof, the Borrowing Base will be immediately reduced by $0.25 for every $1.00 of the principal amount of Specified Additional Debt.

The Borrower may on any re-determination date elect a reduced Borrowing Base.

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Accordion:
The Revolving Facility shall permit the Borrower to increase commitments under the Revolving Facility (any such increase, an “Incremental Increase”) at any time and from time to time in a minimum amount per increase of at least $25,000,000 (and increments of $1,000,000 above that minimum), up to a maximum aggregate incremental commitment such that after giving effect thereto the total RBL Commitments shall not exceed the lesser of (a) the Borrowing Base then in effect and (b) the Maximum Amount; provided that (i) no existing Lender will be required to participate in any such Incremental Increase without its consent, (ii) no Event of Default under the Revolving Facility shall exist after giving effect thereto, (iii) the Administrative Agent, the Swingline Lender and the Issuing Lender shall have been given notice of the Incremental Increase, (iv) the Borrower shall have paid to the Administrative Agent, for payment to any increasing Lender or Additional Lender, as applicable, any fees payable in the amounts and at the times separately agreed upon among the Borrower, the Administrative Agent and each such Lender or Lenders and (v) such Incremental Increase shall be on the same terms (including the same maturity date) and pursuant to the same documentation applicable to the Revolving Facility (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase (provided that the Applicable Margin of the Revolving Facility may be increased to be consistent with the applicable margin for such Incremental Increase)).

The Borrower may seek commitments in respect of the Incremental Increase, in its sole discretion, from either existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (in each case (i.e., existing or new Lenders), with the consent of the Administrative Agent, the Swingline Lender and the Issuing Lender (in each case, such consent not to be unreasonably withheld or delayed)) (“Additional Lenders”) or from both existing Lenders and Additional Lenders.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit A.
Default Rate:
With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR Loans plus 2.00% per annum.

Letters of Credit:
An aggregate amount of $100,000,000 (as may be increased solely with the consent of the Administrative Agent and the Issuing Lender) of the Revolving Facility shall be available to the Borrower for the purpose of issuing standby letters of credit (the “Letters of Credit”). Letters of Credit will be issued by JPMCB or any of its affiliates or any replacement or successor thereof (the “Issuing Lender”). The Administrative Agent will be promptly notified by the Borrower and the Issuing Lender of each issuance, extension or amendment of a Letter of Credit. Each Letter of Credit shall expire not later than the earlier of (a) 12 months (or 18 months in the case of Letters of Credit issued in favor of the Texas Railroad Commission) after its date of issuance or such longer period of time as may be agreed by the Issuing Lender and (b) the fifth business day prior to the Maturity Date; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months (or 18 months in the case of Letters of Credit issued in favor of the Texas Railroad Commission) or such longer period of time as may be agreed by the Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender; provided that no Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments).

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Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the Issuing Lender. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective Revolving Facility commitments.

On the Conversion Date, all outstanding “DIP Letters of Credit” (as defined in the DIP Term Sheet) under the DIP Facility shall automatically be deemed issued under the Revolving Facility as “Letter of Credit”.

Final Maturity:
The Revolving Facility will mature, and lending commitments will terminate, on the date that is 42 months after the Petition Date (as defined in the DIP Term Sheet, as defined below) (the “Maturity Date”).

Guarantees:
All obligations of the Credit Parties (the “Obligations”) under (i) the Revolving Facility and Revolving Facility Documentation, (ii) interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements entered into with any Lender or any affiliate of a Lender (including any hedging agreements entered into with such Lender or affiliate thereof under the DIP Facility prior to the Conversion Date) (the “Hedging Arrangements”) and (iii) treasury management arrangements entered into with any Lender or any affiliate of a Lender (including any treasury agreements entered into with such Lender or affiliate thereof under the DIP Facility prior to the Conversion Date) (“Treasury Arrangements”) will, in each case, be unconditionally guaranteed jointly and severally on a pari passu senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect subsidiary of the Borrower other than an Excluded Subsidiary (as defined below) (the “Guarantors”; together with the Borrower, the “Credit Parties”). Notwithstanding the foregoing, any subsidiary that owns Borrowing Base Properties shall be required to be a Guarantor.

The Borrower will not be permitted to create or acquire any foreign subsidiaries without the prior written consent of the Administrative Agent.
“Approved Counterparty” means any person if such person or its credit support provider has a long-term senior unsecured debt rating of BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.
The Revolving Facility Documentation contains customary provisions to address the status of Guarantors as eligible contract participants.

Subject to the investments covenant in the Revolving Facility Documentation and other customary limitations, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries are not subject to the representations and warranties, covenants, events of default or other provisions of the Revolving Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Revolving Facility Documentation except to the extent that distributions in the form of cash or cash equivalents are received by a Credit Party therefrom.

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Security:
Subject to the limitations set forth below in the Revolving Facility, the Obligations, including in respect of the Guarantees and any Hedging Arrangements or Treasury Arrangements, shall be secured by the following (collectively, but excluding the Excluded Assets (as hereinafter defined), the “Collateral”): (a) substantially all personal property of the Credit Parties, including, without limitation, (i) a first-priority (subject to permitted liens) perfected pledge of all the equity interests of each direct material wholly-owned restricted U.S. subsidiary held by any Credit Party and the equity interests of any Guarantor, (ii) a first priority (subject to permitted liens) perfected security interest in all of the Credit Parties’ commodity hedge contracts and the proceeds thereof and (iii) a first-priority (subject to permitted liens) perfected security interest in all deposit accounts, securities accounts and commodity accounts of the Credit Parties other than Excluded Accounts (as defined below); and (b) first-priority (subject to permitted liens) perfected real property mortgages on oil and gas reserves and related assets of the Credit Parties located in the United States included in the most recent Reserve Report delivered to the Administrative Agent (such properties, the “Borrowing Base Properties”) and representing not less than ninety percent (90%) of the PV-9 of the Borrowing Base Properties.

The Borrower shall provide reasonably satisfactory title information on at least ninety percent (90%) of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report.

“PV-9” means, with respect to any proved reserves expected to be produced from any oil and gas properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent bank price deck provided to the Borrower by the Administrative Agent.

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For the avoidance of doubt, the Collateral shall exclude the following: (i) any real property (owned or leased), any midstream assets, and any oil and gas properties (owned or leased) other than those constituting Borrowing Base Properties, (ii) any contract, license, agreement, instrument or other document (or any items of property, subject thereto) to the extent that the grant of a security interest therein is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than any Credit Party to terminate (or materially modify) or requires any consent not obtained under, any such contract, license, agreement, instrument or other document, except to the extent that the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law, (iii) intellectual property and licenses, including any United States “intent to use” trademark applications for which a statement of use has not been filed, in relation to which any applicable law, or any agreement with a domain name registrar or any other person entered into by any grantor, prohibits the creation of a security interest therein or would otherwise invalidate or result in the abandonment of any of such grantor’s right, title or interest therein, (iv) any motor vehicles and other assets subject to certificates of title (except to the extent the security interest in such assets can be perfected by the filing of a UCC-1 financing statement), (v) letter of credit rights (except to the extent the security interest in such assets can be perfected by the filing of a UCC-1 financing statement), (vi) margin stock, (vii) any building or manufactured (mobile) home located within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968, (viii) any consumer goods, (ix) any Excluded Accounts, (x) equity interests in Excluded Subsidiaries, (xi) the Genesis Assets (as defined below), (xii) those assets as to which the Administrative Agent reasonably determines that the cost or other consequences of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, and (xiii) other exceptions to be reasonably agreed by the Administrative Agent and the Borrower. The foregoing described in clauses (i) through (xiii) are, collectively, the “Excluded Assets”.

“Genesis Assets” means, collectively, (a) that certain Pipeline Financing Lease Agreement, dated as of May 30, 2008 (as amended), among Denbury Onshore, LLC and Genesis NEJD Pipeline, LLC, (b) any interest, title and right that the Credit Parties have to the “Pipeline System” (as defined in the Pipeline Financing Lease Agreement) (hereinafter referred to as the “Pipeline System”), (c) any proceeds received at any time resulting from the sale or other disposition of all or part of the Credit Parties’ interest, title and right to the Pipeline System, and (d) all rents, income or related fees or charges for transportation of carbon dioxide or any other substance through the Pipeline System.

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“Excluded Accounts” means, collectively, (a) any deposit account, securities account or commodity account that is exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Credit parties or any of their subsidiaries, (b) any deposit account, securities account or commodity account that is exclusively used in the ordinary course of the Credit Parties’ business for (i) deposits that are escrowed amounts in connection with transactions with third parties or (ii) deposits that are pledged to third parties to secure obligations (other than debt for borrowed money) incurred in the ordinary course of the Credit Parties’ business, (c) any deposit account, securities account or commodity account that is exclusively used for deposits to fund one or more political action committees of the Credit Parties so long as the balance of all such deposit accounts, securities accounts and commodity accounts does not in the aggregate exceed $1,000,000 at any time, (d) any deposit account that is a zero balance account, (e) any deposit account, commodity account or securities account so long as the balance in each such account, individually, does not at any time exceed $1,000,000 and the aggregate balance of all such deposit accounts, commodity accounts and securities accounts does not at any time exceed $3,000,000, (f) any deposit account which is used as an escrow account or fiduciary or trust account and solely maintains cash and cash equivalents made for the benefit of third parties (other than the Debtors) to be used exclusively in the ordinary course of the Debtors’ business for royalty obligations, suspense payments, working interest payments, plugging and abandonment, remediation, and similar payments owed or to be made to such third parties (other than the Debtors), and (g) the Professional Fee Escrow Account (as defined in the Plan (as defined in the DIP Term Sheet)) so long as, at any time, the balance in such account includes only the amounts deposited therein on or prior to the Conversion Date in accordance with the Plan.

“Excluded Subsidiary” means (a) any subsidiary that is not a wholly-owned domestic Material Subsidiary, “Material Subsidiary” shall mean each subsidiary whose revenues or total assets are less than 7.5% of the consolidated revenues or total assets of the Borrower and its restricted subsidiaries (provided that if at any time the aggregate amount of revenues or total assets of all such subsidiaries of the Borrower excluded as Guarantors pursuant to this clause (a) exceeds 10% of the consolidated revenues or total assets, respectively, of the Borrower and its restricted subsidiaries (as of the end of any period of four fiscal quarters), the Borrower shall designate sufficient subsidiaries as Guarantors to eliminate such excess (unless such designation would not be permitted pursuant to clauses (c), (d), (e) or (f) below)), (b) any unrestricted subsidiary, (c) any subsidiary that owns no material assets other than the Stock or Indebtedness of one or more direct or indirect foreign subsidiaries, (d) each subsidiary that, subject to customary limitations, is acquired pursuant to a permitted acquisition and is prohibited from guaranteeing or providing liens to secure the obligations by the financing documentation relating to such permitted acquisition, (e) that is not permitted by law, such subsidiary’s organizational documents, regulation or contract to provide the guarantee or liens to secure the obligations, or would require governmental or regulatory consent, approval, license or authorization to provide such guarantee or such liens (unless such consent, approval, license or authorization has been received), (f) for which the provision of the guarantee of the obligations would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower), or (g) for which the Administrative Agent reasonably determines that the cost or other consequences of providing such a guarantee is excessive in relation to the value afforded thereby

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It is understood and agreed that (a) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (b) with respect to all assets of the Credit Parties other than the Borrowing Base Properties, the Credit Parties shall not be required to take any action to perfect a lien on any such assets unless such perfection may be accomplished by (i) the filing of a UCC-1 financing statement or other equivalent filing, (ii) delivery of certificates representing any pledged equity consisting of certificated securities, and delivery of tangible paper, documents or instruments, in each case, with appropriate endorsements or transfer powers, or (iii) delivery of control agreements in respect of deposit accounts, commodity accounts and securities accounts (other than Excluded Accounts).

Mandatory Prepayments / Adjustments of the Borrowing Base:
Other than as a result of an Adjustment, if the Total Outstandings exceed the Borrowing Base (a “Borrowing Base Deficiency”), the Borrower shall, within ten (10) business days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, notify the Administrative Agent that it elects to take one or more of the following actions (provided that if the Borrower fails to elect an option, option (c) shall be designated by default):

(a) within thirty (30) days after such election, provide additional Borrowing Base Properties to the extent necessary to eliminate such Borrowing Base Deficiency;

(b) within thirty (30) days after such election, prepay the Revolving Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or if no Revolving Loans remain outstanding, cash collateralize all unreimbursed disbursements on any Letter of Credit in an amount sufficient to eliminate such Borrowing Base Deficiency);

(c) prepay such Borrowing Base Deficiency in six equal monthly installments with interest beginning on the 30th day after the Borrower’s receipt of notice of such Borrowing Base Deficiency from the Administrative Agent (as such Borrowing Base Deficiency may be reduced during such six-month period as a result of a Borrowing Base re-determination or Adjustment); or

(d) take any combination of actions set forth in clauses (a) through (c) above;
provided, in each case, that any such Borrowing Base Deficiency must be cured prior to the Maturity Date.

If the Borrowing Base is adjusted as the result of an asset sale, disposition, early monetization or termination of any hedge position or issuance of Specified Additional Debt (as described in the section entitled “Borrowing Base”) and a Borrowing Base Deficiency results from such adjustment, then no later than three business days following the date it receives written notice of the adjustment or determination of the Borrowing Base and the resulting Borrowing Base Deficiency, the Borrower shall eliminate such Borrowing Base Deficiency. Additionally, any Borrowing Base Deficiency resulting from a voluntary termination of commitments shall be required to be eliminated contemporaneously with and on the date of such termination.

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If, on the last business day of any calendar week (or, on any business day if a Borrowing Base Deficiency or Event of Default then exists and is continuing), the Debtors have any Excess Cash (as defined below) as of the end of such day in excess of $75,000,000, the Borrower shall prepay the Loans within one business day following such date in an amount equal to such excess.

“Excess Cash” means, as of any date of determination, the difference, if positive, between Consolidated Cash Balance (as defined below) of the Credit Parties and their restricted subsidiaries as of such date and Excluded Cash (as defined below) of the Credit Parties and their restricted subsidiaries as of such date.

“Consolidated Cash Balance” means, as of any date of determination, the aggregate amount of all (a) cash, (b) cash equivalents and (c) any other marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (either directly or indirectly) any Credit Party or any restricted subsidiary as of such date.

“Excluded Cash” means as of any date of determination, (a) cash or cash equivalents of the Credit Parties and their restricted subsidiaries from (i) the issuance of any Specified Additional Debt or other unsecured indebtedness permitted to be incurred pursuant to the Revolving Facility Documentation, (ii) the issuance by the Borrower of any equity interests in the Borrower, or (iii) any disposition of property, in each case so long as the Borrower and the other Credit Parties keep any such proceeds in segregated accounts until such proceeds are used for the purpose(s) obtained, as the case may be, (b) without duplication of clauses (f), (g) and (h) below, and other than cash and cash equivalents held or maintained in accounts described in clause (e) of the definition of Excluded Accounts, any cash or cash equivalents in Excluded Accounts, (c) any cash collateral required to cash collateralize any Letter of Credit, (d) any cash or cash equivalents constituting purchase price deposits made by or held by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (e) any cash or cash equivalents for which any Credit Party or any restricted subsidiary has, in the ordinary course of business, issued checks or initiated wires or ACH transfers in order to utilize such cash or cash equivalents, (f) any cash or cash equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefits payments, and trust and fiduciary obligations or other similar obligations of the Credit Parties then due and owing to third parties and for which the Debtors have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments), (g) any cash or cash equivalents set aside to pay royalty obligations, working interest obligations, production payments, vendor payments, suspense payments, severance and ad valorem taxes of the Credit Parties and their restricted subsidiaries then due and owing to third parties and for which the Credit Parties and their restricted subsidiaries have issued checks or initiated wires or ACH transfers (or, in their respective good faith discretion, will issue checks or initiate wires or ACH wires within five business days in order to make such payments) and (h) any cash or cash equivalents in any escrow accounts or fiduciary or trust accounts that are used exclusively in the ordinary course of the Debtors’ business for plugging and abandonment, remediation, and similar obligations owed to third parties.

The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of commitments under the Revolving Facility and amounts prepaid may be reborrowed, subject to Availability and the other conditions to borrowing set forth below.

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Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the RBL Commitments and voluntary prepayments of borrowings under the Revolving Facility will be permitted at any time, in minimum principal amounts of $500,000 or increments of $100,000 in excess thereof, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR Loans (as defined in Annex I) other than on the last day of the relevant interest period.

Documentation:
The definitive documentation for the Revolving Facility, including all other related agreements and documents creating, evidencing or securing indebtedness or obligations of any of the Credit Parties to the Administrative Agent or granting or perfecting liens or security interests by any of the Credit Parties in favor of and for the benefit of the Administrative Agent, for itself and for and on behalf of the Lenders, on account of the Revolving Facility (the “Revolving Facility Documentation”) shall contain the terms set forth herein and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Conversion Date. The Revolving Facility Documentation will be based on the applicable “Credit Documents” under and as defined in that certain Amended and Restated Credit Agreement dated as of December 9, 2014 (as in effect immediately prior to the Eighth Amendment thereto dated as of June 26, 2020, the “Existing RBL Credit Agreement”; and, the lenders thereunder, the “Existing Lenders”), among the Borrower, JPMCB, as administrative agent, and the lenders from time to time party thereto, with changes consistent with this Exit Credit Facility Term Sheet and taking into account recent precedent credit agreements negotiated between the Administrative Agent and similarly situated companies to the Borrower, and otherwise to reflect customary lender form updates, including without limitation updated LIBOR replacement provisions, and modifications to baskets and materiality thresholds to be agreed (the “Documentation Principles”).

Conditions to Initial Borrowing and Closing of Revolving Facility:
The availability of the initial borrowing under the Revolving Facility shall be conditioned upon satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied or waived, the “Conversion Date”):

(a) the negotiation, execution, and delivery of reasonably satisfactory Revolving Facility Documentation, including security documentation, promissory notes and other usual and customary closing documents, certificates, and authorizing resolutions for the Revolving Facility;

(b) the Lenders, the Joint Lead Arrangers and the Administrative Agent shall have received all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Conversion Date (including the reasonable and documented fees and expenses of professional retained by the foregoing) invoiced at least two business days prior thereto;

(c) all representations and warranties of the Credit Parties in the Revolving Facility Documentation shall be true and correct in all respects, and there shall be no default or event of default, in existence at the time of, or after giving effect to the making of, such funding on such date;

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(d) receipt and reasonably satisfactory review of (i) Borrower’s audited financial statements for the most recent fiscal year ending at least 90 days prior to the Conversion Date, (ii) Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 60 days prior to the Conversion Date, (iii) pro forma financial statements of the Borrower (after giving effect to closing) and (iv) detailed financial projections (to be mutually agreed upon) of the Borrower (prepared on a quarterly basis for the first two fiscal years following the Conversion Date and on an annual basis for the subsequent two fiscal years);

(e) receipt and reasonably satisfactory review of the reserve reports and engineering reports prepared internally by petroleum engineers who are employees of the Borrower or its subsidiaries with an “as of” date to be determined; provided that if the Conversion Date has not occurred by July 1, 2021, such reserve report shall be prepared by an independent petroleum engineering firm reasonably acceptable to the Administrative Agent (the “Initial Reserve Report”);

(f) reasonably satisfactory title information as reasonably required by the Administrative Agent on at least 90% of the PV-9 of the initial Borrowing Base Properties;

(g) receipt of mortgages and security agreements providing perfected, first priority (subject to permitted liens to be as defined in the Revolving Facility Documentation) liens and security interests on (i) all personal property assets of the Borrower and the Guarantors constituting Collateral, and (ii) not less than 90% of the PV-9 of the initial Borrowing Base Properties;

(h) all governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;

(i) the Administrative Agent shall have received lien search results and be reasonably satisfied that there are no liens and security interests on the Borrower’s and Guarantor’s property other than (i) those being released and (ii) other liens to be agreed upon;

(j) the Lenders shall have received such legal opinions, including, as applicable, opinions of local counsel (which opinions shall include, among other things, the enforceability of the Revolving Facility Documentation under applicable local law), documents and other instruments as are customary for transactions of this type or as they may reasonably request;

(k) the Administrative Agent and the Lenders shall have received, by at least three (3) business days prior to the Conversion Date, “know your customer” and similar information required by bank regulatory authorities at least eight (8) business days prior to the Conversion Date;

(l) reasonably satisfactory review of the legal, corporate, and capital structure of the Borrower and its subsidiaries, upon closing;
(m) no material adverse change from the Petition Date until closing (excluding the pendency of the bankruptcy cases);

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(n) satisfaction of the Administrative Agent with the Confirmation Order (as defined in the DIP Term Sheet) and the entry thereof by the Bankruptcy Court;
(o) the effective date of the Plan (and which Plan shall be satisfactory to the Administrative Agent) shall have occurred (or shall occur concurrently with the Conversion Date);

(p) immediately prior to giving effect to closing, the sum of the unused DIP Commitments (as defined in the DIP Term Sheet) and unrestricted cash and cash equivalents of the Credit Parties on hand shall be not less than $[285,000,000];

(q) the making of any requested credit extension on the Conversion Date would not cause Total Outstandings to be greater than $[275,000,000];

(r) subject to the section titled “Commodity Hedging” herein, on or prior to the Conversion Date (solely in the event the Conversion Date occurs after December 31, 2020), the Borrower shall, or shall have caused another Credit Party to, enter into commodity swap agreements, collar agreements or put agreements (whether deferred premium or fully-paid) with Approved Counterparties to hedge notional amounts of crude oil covering not less than, for the period beginning August 1, 2020 through July 31, 2021 (the “Initial Measurement Period”), 65% of the reasonably anticipated production of such crude oil constituting proved, developed, producing oil and gas properties for such Initial Measurement Period as such anticipated production is set forth in the Initial Reserve Report; provided that, such swap, collar or put agreements (whether deferred premium or fully-paid) shall have effective floor prices of not less than the lesser of (x) the prices set forth in JPMCB’s price deck or (y) the NYMEX strip price less 10%, in each case, for the applicable maturity dates of such hedges as of the date such swap, collar or put agreement (whether deferred premium or fully-paid) is entered into; and

(s) after giving effect to any requested credit extension on the Conversion Date, the Borrower and its subsidiaries shall have no outstanding debt except for the (i) Obligations, (ii) debt arising as a result of the “Genesis Pipeline Dropdown Transaction” (as such term is defined under the Existing RBL Credit Agreement) to the extent permitted under the Revolving Facility Documentation, and (iii) capital leases in an amount not to exceed $1,000,000 in the aggregate.

Conditions to All Extensions of Credit:
Limited to the following: (a) the accuracy of representations and warranties set forth in the Revolving Facility Documentation in all material respects, (b) delivery of a customary borrowing notice, (c) before and after giving effect to such borrowing Availability shall not be less than zero, (d) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and (e) immediately before and after giving effect to such Borrowing, the Borrower and the other Credit Parties not having any Excess Cash in excess of $75,000,000 after giving pro forma effect thereto.

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Representations and Warranties:
Representations and warranties, applicable to the Borrower and its restricted subsidiaries (other than certain customary representations and warranties that will be applicable to restricted subsidiaries and unrestricted subsidiaries) subject to customary exceptions, baskets and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including: existence and organizational status; power and authority; qualification; execution, delivery and enforceability of Revolving Facility Documentation; compliance with laws; with respect to the execution, delivery and performance of the Revolving Facility Documentation, no violation of, or conflict with, law, charter documents or material agreements; litigation; margin regulations; licenses and permits; governmental approvals and other consents with respect to the execution, delivery and performance of the Revolving Facility; Investment Company Act; PATRIOT Act; absence of undisclosed liabilities; accuracy of disclosure and financial statements; since the Conversion Date, no material adverse effect (as hereinafter defined); no defaults; insurance; taxes; ERISA; creation and perfection of security interests; environmental laws; ownership of properties; subsidiaries and equity interests; sanctions laws/OFAC; direct benefit and consolidated solvency.

Affirmative Covenants:
Affirmative covenants, applicable to the Borrower and its restricted subsidiaries, subject to customary exceptions, baskets and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including: delivery of annual and quarterly financial statements and other information (with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under the Revolving Facility occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period); certificates and other information; delivery of notices of defaults, certain material events and changes in beneficial ownership; inspections (including books and records); maintenance of organizational existence and rights and privileges; maintenance of insurance; payment of taxes; corporate franchises; compliance with laws (including environmental laws); maintenance of properties; reasonably satisfactory title review on at least ninety percent (90%) of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report; operations; ERISA; additional guarantors and collateral; use of proceeds; know-your-customer information; sanctions laws/OFAC/anti-money laundering laws; further assurances on collateral matters; ECP guarantor/keepwell and reserve reports.

Negative Covenants:
Negative covenants, applicable to the Borrower and its restricted subsidiaries, subject to customary exceptions, baskets and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including:

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(a) incurrence of debt, with exceptions for, among other things, (i) the Revolving Facility (including any Incremental Increase), (ii) capital lease arrangements up to a cap to be agreed, (iii) the Genesis Pipeline Dropdown Transactions, (iv) non-speculative hedging and swap arrangements, including, without limitation, in respect of interest rate protection, commodity hedging, or currency exchange and (v) Specified Additional Debt in an aggregate principal amount not to exceed $150,000,000, but subject to pro forma compliance with the financial covenants, no default, event of default or Borrowing Base Deficiency existing at the time or resulting from the incurrence thereof, the maturity of such debt being at least 180 days after the Maturity Date, there being no scheduled amortization or principal payments before 180 days after the Maturity Date, no restrictions on the ability of the Borrower and its restricted subsidiaries to guarantee the Revolving Facility, no covenants (other than financial maintenance covenants) or events of default that are more onerous, taken as a whole than those in the Revolving Facility, no financial maintenance covenants that are more onerous that those in the Revolving Facility, no mandatory prepayment or redemption in priority to the Revolving Facility, no prohibition on prior repayment of the Revolving Facility, and a reduction in Borrowing Base in the manner described in section above with the heading titled “Borrowing Base”;

(b) liens, which shall permit, among other things, liens (i) created under the Revolving Facility Documentation (including those liens securing the Revolving Facility, the Guarantees, any Hedging Arrangements and any Treasury Arrangements), (ii) in respect of the Genesis Pipeline Dropdown Transactions, and (iii) in respect of purchase money or capital lease arrangements up to a cap to be agreed;

(c) fundamental changes;

(d) asset sales and early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base, which shall permit, among other things, (i) asset sales or dispositions of Borrowing Base Properties (or subsidiaries or affiliates which own or lease Borrowing Base Properties) and early monetization or early termination of any hedge or swap positions relied on by the Lenders (as determined by the Administrative Agent) in determining the Borrowing Base, in each case, subject only to Adjustments, and compliance with the mandatory prepayment provisions of the Revolving Facility Documentation to the extent any Borrowing Base Deficiency results therefrom; (ii) sales or dispositions of any assets that are not Borrowing Base Properties (“Non-Borrowing Base Properties”) without limit (provided that during the continuation of an Event of Default or Borrowing Base Deficiency, 100% of the net proceeds of such disposition shall be used to pay any outstanding Revolving Loans), including, without limitation, any oil and gas properties not included in the Borrowing Base and any subsidiaries or affiliates which own or lease oil and gas properties not included in the Borrowing Base; provided that all proved oil and gas properties included in the Reserve Report for which the most recent Borrowing Base has been established and all commodity hedge contracts entered into on or prior to the date on which the most recent Borrowing Base has been established shall be deemed to have been included in the determination of the then existing Borrowing Base and (iii) other asset sales or dispositions of other assets under specified baskets to be set forth in the RBL Facility Documentation;

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(e) investments, which shall permit (i) investments consisting of acquisitions, farm-outs, farm-ins, and similar joint ventures without limit; (ii) other investments under specified baskets to be set forth in the Revolving Facility Documentation and (ii) loans and advances; provided no limitation on intercompany investments among Credit Parties or permitted acquisitions (subject to compliance with guarantee and collateral requirements described below, if applicable);

(f) dividends or distributions on, or redemptions of, Borrower capital stock;
(g) exchanges, prepayments or redemptions in respect of indebtedness;
(h) limitations on negative pledges and limitations on the prohibition of subsidiary distributions;
(i) commodity hedging that does not exceed the limits set forth under “Commodity Hedging” below;
(j) transactions with affiliates;
(k) change in nature of business; and
(l) use of proceeds.
Financial Covenants:
Limited to the following:

(i) a maximum ratio of Consolidated Total Debt to Consolidated EBITDAX for the most recently completed four fiscal quarter period not to exceed 3.50 to 1.0 and (ii) a minimum ratio of Consolidated Current Assets to Consolidated Current Liabilities as of the most recently completed fiscal quarter of 1.0 to 1.0.

The financial covenants will be tested in accordance with GAAP as in effect on the Conversion Date with respect to the Borrower and its restricted subsidiaries on a consolidated basis beginning with the last day of the fiscal quarter of the Borrower and thereafter will be tested as of the last day of each fiscal quarter ended thereafter for which financial statements are delivered.

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Commodity Hedging:
Commodity hedging arrangements shall be with (i) any Lender or any affiliate of a Lender or (ii) an Approved Counterparty, shall not be for speculative purposes and shall be limited to no more than 85% of the reasonably anticipated forecasted production from the proved oil and gas properties of the Credit Parties (based on the most recent Reserve Report) for the period not exceeding 60 months from the date such hedging arrangement is created (collectively, the “Ongoing Hedges”); provided that, in addition to the Ongoing Hedges, in connection with a proposed acquisition (each, a “Proposed Acquisition”) by a Credit Party of oil and gas properties, the Credit Parties may also enter into incremental hedging contracts from and after the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition (but not earlier than 90 days prior to the anticipated closing date of the Proposed Acquisition) with respect to the reasonably anticipated forecasted production from the oil and gas reserves attributable to such Proposed Acquisition (based on the Borrower’s internal engineering reports) having notional volumes not in excess of 70% of such projected production for a period not exceeding 36 months from the date such hedging arrangement is created; provided further that if the Proposed Acquisition has not been consummated within 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree) or if the Proposed Acquisition terminates or is terminated, then within 15 days after the earlier of such 90 day period (or longer) or such termination, the Borrower shall novate, unwind or otherwise dispose of such incremental hedging contracts to the extent necessary to be in compliance with the hedging covenants concerning Ongoing Hedges.

It is understood that for purposes hereof, the following hedging agreements shall not be deemed speculative or entered into for speculative purposes: (a) any commodity hedging agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted oil and gas production (based on the most recently delivered Reserve Report) of the Borrower or its restricted subsidiaries (whether or not contracted) and (b) any hedging agreement intended, at the time of execution, (i) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its restricted subsidiaries, (ii) for foreign exchange or currency exchange management, (iii) to manage commodity portfolio exposure associated with changes in interest rates or (iv) to hedge any exposure that the Borrower or its restricted subsidiaries may have to counterparties under other hedging agreements such that the combination of such hedging agreements is not speculative taken as a whole.

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The Credit Parties shall provide evidence satisfactory to the Administrative Agent of the Credit Parties having entered into commodity swap agreements, collar agreements or put agreements (whether deferred premium or fully-paid) with Approved Counterparties hedging notional volumes of crude oil covering not less than (i) if the Conversion Date occurs on or prior to December 31, 2020, 65% of the reasonably anticipated production of such crude oil constituting proved, developed, producing oil and gas properties for the Initial Measurement Period as such anticipated production is set forth in the Initial Reserve Report by no later than December 31, 2020, (ii) 17.5% of the reasonably anticipated production of crude oil constituting proved, developed, producing oil and gas properties for the period of 12 consecutive calendar months following the Initial Measurement Period by no later than December 31, 2020 and (iii) 35% of the reasonably anticipated production of crude oil constituting proved, developed, producing oil and gas properties for the period of 12 consecutive calendar months following the Initial Measurement Period, as such anticipated production is set forth in the Initial Reserve Report by the later of (A) 60 days following the Conversion Date and (B) December 31, 2020; provided that, such swap, collar or put agreements (whether deferred premium or fully-paid) shall have effective floor prices of not less than the lesser of (x) the prices set forth in JPMCB’s price deck or (y) the NYMEX strip price less 10%, in each case, for the applicable maturity dates of such hedges as of the date such swap, collateral or put agreement (whether deferred premium or fully-paid) is entered into.

Events of Default:
Events of default, subject to customary exceptions, grace/cure periods, and materiality qualifiers to be agreed and otherwise consistent with the Documentation Principles, including: nonpayment of principal, interest or other amounts (subject, in the case of non-principal nonpayments, to a 3-business day grace period); violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); inaccuracy of representations and warranties in any material respect; cross-payment default and cross-acceleration of material indebtedness in excess of $50,000,000; bankruptcy events; judgments in excess of $50,000,000; ERISA events; actual or asserted revocation or invalidity of Guarantees or Collateral documents; and change of control.

Voting:
Amendments and waivers of the Revolving Facility Documentation for the Revolving Facility will require the approval of Lenders holding more than 50% of the aggregate amount of the commitments then outstanding under the Revolving Facility (the “Majority Lenders”), except that:

(i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees owing to such Lender (or any extension or postponement of such payments), and (C) extensions or postponement of the Maturity Date,

(ii) the consent of 100% of Lenders will be required with respect to releases of all or substantially all of the value of the Guarantees or releases of liens on all or substantially all of the Collateral (other than in connection with any sale of Collateral or the release or sale of the relevant guarantor permitted by the Revolving Facility),

(iii) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages or such modifications that would alter the ratable allocation / priority of payments to the holders of the Obligations,

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(iv) the consent of 100% of the Lenders will be required with respect to increases in the Borrowing Base and to certain provisions related to adjustment to the Borrowing Base,

(v) the consent of 100% of the Lenders will be required with respect to amendments, modifications or waivers of any provisions in the Revolving Facility substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Existing RBL Credit Agreement,

(vi) the consent of Lenders holding not less than 66⅔% of the aggregate amount of the commitments then outstanding under the Revolving Facility (the “Required Lenders”) will be required in the case of decreases in, or reaffirmations of, the Borrowing Base; and

(vii) customary protections for the Administrative Agent, the Issuing Lender and the Swingline Lender will be provided.

The Revolving Facility contains customary provisions permitting the Borrower to replace non-consenting Lenders in connection with amendments and waivers requiring greater than a Majority Lender or Required Lender vote or the consent of all Lenders or of all Lenders directly affected thereby so long as the Majority Lenders shall have consented thereto.

The Revolving Facility also contains usual and customary provisions regarding “Defaulting Lenders”.

The Revolving Facility shall include provisions substantially equivalent to the provisions of Sections 13.17 and 13.22 of the Existing RBL Credit Agreement, with such modifications to be mutually agreed upon.

Cost and Yield Protection:
Usual for facilities and transactions of this type, with provisions protecting the Lenders from withholding tax liabilities; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market or when Majority Lenders have made such a request. The Revolving Facility shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Lender who asserts such claim without premium or penalty.

Assignments and Participations:
The Lenders are permitted to assign Loans and RBL Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to any Credit Party). All assignments will require the consent of the Administrative Agent, the Swingline Lender and the Issuing Lender (in each case, not to be unreasonably withheld or delayed). No assignments or participations shall be made to (i) natural persons, (ii) the Borrower or its subsidiaries, or (iii) Industry Competitors (to be defined in the Revolving Facility Documentation in a manner to be agreed, which definition shall in any event be limited to oil and gas companies that are competitors of, and have primary oil and gas exploration and production operations within the same geographical basins as, the Borrower). Each assignment will be not less than $5,000,000 (and increments of $1,000,000 in excess thereof) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent).

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The Lenders are permitted to sell participations in the Revolving Facility without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants, as among the applicable Lender and the participant, shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of the Maturity Date and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Expenses and Indemnification:
The Borrower shall pay all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the syndication of the Revolving Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Revolving Facility Documentation (including the reasonable and documented fees and expenses of a single outside counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction or otherwise retained with the Borrower’s consent).

The Borrower will indemnify and hold harmless the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members and the successors of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other person) in connection with the transactions contemplated hereby or arising under the Revolving Facility Documentation and all reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, including, without limitation, reasonable and documented fees, disbursements and other charges of one firm of outside counsel for all Indemnified Persons, taken as a whole, and, if necessary, a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (unless representation of all such Indemnified Persons in such matter by a single counsel would be inappropriate due to the existence of an actual or reasonably perceived conflict of interest in which case each such affected Indemnified Person may, with your consent (not to be unreasonably withheld or delayed), retain its own counsel and you shall be required to reimburse such Indemnified Person(s) for the reasonable and documented out-of-pocket legal fees and expenses of such additional counsel); provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the bad faith, willful misconduct or gross negligence of such Indemnified Person, including any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing, (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach (or, in the case of a proceeding brought by the Borrower, a breach) of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (iii) any proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Joint Lead Arrangers or Administrative Agent in its capacity as such).

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DIP to Exit Conversion:
On the Conversion Date, (the following clauses (i) through (iv), collectively, the “DIP Debt Conversion”): (i) all “DIP Loans” under and as defined in that certain DIP Term Sheet attached hereto as Exhibit A (the “DIP Term Sheet”) that are outstanding as of such date and any Pre-Petition Secured Indebtedness (as defined in the DIP Term Sheet) that was not converted into the DIP Facility shall, in each case, be automatically converted on a dollar-for-dollar basis for Revolving Loans under the Revolving Facility, (ii) all outstanding “DIP Letters of Credit” (as defined in the DIP Term Sheet) shall be deemed to be issued as Letters of Credit under the Revolving Facility, (iii) all outstanding “DIP Hedges” (as defined in the DIP Term Sheet) with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Revolving Facility, and the Credit Parties shall receive credit therefor for purposes of satisfying the minimum hedging requirements set forth herein (but solely to the extent satisfying the conditions in the section titled “Commodity Hedging” herein), and (iv) all outstanding treasury management arrangements with a Lender or an affiliate of a Lender under the DIP Facility shall be deemed to be included in the Revolving Facility. Upon payment in full of the DIP Obligations (as defined in the DIP Term Sheet, including all or in part as a result of the DIP Debt Conversion (as defined therein)), the DIP Facility will terminate and be superseded and replaced in its entirety by the Revolving Facility.

Governing Law and Forum:	New York.
Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

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ANNEX I

Interest Rates:	The Borrower may elect that the Revolving Loans comprising each borrowing bear interest at a rate per annum equal to: (i) ABR plus the Applicable Margin or (ii) LIBOR plus the Applicable Margin.
	The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period (including 1 week or 2 weeks)) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans based on the prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

	“ABR” means the Alternate Base Rate, which is the highest of the Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.0% and one-month LIBOR plus 1.0%.
	“LIBOR” means the London interbank offered rate for dollars, subject to a 1.0% floor.
	“Applicable Margin” means for any day, with respect to any LIBOR or ABR borrowing or with respect to any Unused Commitment Fee, the applicable rate per annum set forth below.
	Borrowing Base Usage	Unused Commitment Fee	Applicable Margin
			ABR Loans	LIBOR Loans
	X <25%	0.500%	2.00%	3.00%
	> 25% X <50%	0.500%	2.25%	3.25%
	> 50% X <75%	0.500%	2.50%	3.50%
	> 75% X <90%	0.500%	2.75%	3.75%
	X > 90%	0.500%	3.00%	4.00%
	“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) Total Outstandings divided by (ii) the Borrowing Base.
Letters of Credit Fees:
A per annum fee equal to the Applicable Margin then in effect for LIBOR borrowings will accrue on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender’s RBL Commitment. In addition, the Borrower shall pay to the Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrower and the Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees to be mutually agreed.

Commitment Fees:
The Borrower will pay a fee (the “Commitment Fee”), in an amount computed on a daily basis equal to the Revolving Loan Limit less the Total Outstandings on each day, multiplied by the applicable percentage specified as the “Unused Commitment Fee” in the table set forth under the definition of “Applicable Margin” corresponding to the Borrowing Base Usage as of the end of such day. The Commitment Fee is payable quarterly in arrears commencing after the Conversion Date.

Upfront Fees:	20.0 bps per year (for the period commencing on the Conversion Date and ending on the Maturity Date) for the Lenders, payable on each Lender’s final allocation of its RBL Commitment.

Exhibit B

DIP Term Sheet

[See Annex 2 to the RSA.]

Exhibit B to Commitment Letter – Denbury Resources Inc.

Annex 3

Warrants Term Sheet

_________________________________________________
Denbury Resources Inc.
Warrants Term Sheet
July 28, 2020
______________________________________________________________________________
This term sheet (this “Warrants Term Sheet”) is a summary of indicative terms of the Series A Warrants and Series B Warrants of Denbury Resources Inc. (“DNR” and, following the Restructuring, “Reorganized DNR”), to be issued in connection with a proposed financial restructuring (the “Restructuring”) of the existing indebtedness of, and equity interests in, DNR and each of its affiliates party to the Restructuring Support Agreement (“RSA”), to which this Warrants Term Sheet is attached as Annex 3. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the RSA, the annexes thereto, or the Plan, as applicable.

This WARRANTS TERM SHEET is presented for discussion and settlement purposes, and is entitled to protection from any use or disclosure to any Person pursuant to Rule 408 of the Federal Rules of Evidence and any other rule of similar import.

THIS WARRANTS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, COVENANTS AND OTHER PROVISIONS THAT MAY BE CONTAINED IN THE FULLY NEGOTIATED AND EXECUTED DEFINITIVE DOCUMENTATION IN CONNECTION WITH THE RESTRUCTURING. THIS WARRANTS TERM SHEET AND THE INFORMATION CONTAINED HEREIN SHALL REMAIN STRICTLY CONFIDENTIAL.

WARRANTS
Issuer	Reorganized DNR
Holders
The Convertible Noteholders with respect to the Series A Warrants. On the Plan Effective Date, the Convertible Noteholders shall receive 100 percent of the Series A Warrants (the “Convertible Notes Warrant Package”).

The Subordinated Noteholders with respect to the Series B Warrants. If the Subordinated Noteholders accept the Plan, on the Plan Effective Date, the Subordinated Noteholders shall receive 54.55 percent of the Series B Warrants (the “Subordinated Notes Warrant Package”).

Holders of Existing Equity Interests with respect to the Series B Warrants. If the Subordinated Noteholders and the Holders of Existing Equity Interests accept the Plan, on the Plan Effective Date, Holders of Existing Equity Interests shall receive 45.45 percent of the Series B Warrants (the “Existing Equity Warrant Package”).

1

Securities to be Issued
i. Series A warrants (the “Series A Warrants”) to purchase up to five percent (after giving effect to the exercise of the Series A Warrants) of the New DNR Equity issued and outstanding on the Plan Effective Date (for the avoidance of doubt, not including any shares issued pursuant to the Management Incentive Plan) at a price that is in accordance with the Series A Strike Price Formula (as defined below). The ownership percentage represented by the shares of New DNR Equity issuable in respect of such Series A Warrants shall be subject to dilution by the Series B Warrants, the Management Incentive Plan and any other issuances of New DNR Equity issued after the Plan Effective Date (other than as a result of the exercise of the Series A Warrants).

ii. With respect to the Subordinated Notes Warrants Package, Series B warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”) to purchase up to three percent (before giving effect to the exercise of the Series B Warrants, but after giving effect to the exercise of the Series A Warrants) of the New DNR Equity issued and outstanding on the Plan Effective Date (for the avoidance of doubt, not including any shares issued pursuant to the Management Incentive Plan) at a price that is in accordance with the Series B Strike Price Formula (as defined below). The ownership percentage represented by the shares of New DNR Equity issuable in respect of such Series B Warrants shall be subject to dilution by the Management Incentive Plan and any other issuance of New DNR Equity issued after the Plan Effective Date (other than as a result of the exercise of the Series A Warrants).

iii. With respect to the Existing Equity Package, Series B Warrants to purchase up to two and a half percent (before giving effect to the exercise of the Series B Warrants, but after giving effect to the exercise of the Series A Warrants) of the New DNR Equity issued and outstanding on the Plan Effective Date (for the avoidance of doubt, not including any shares issued pursuant to the Management Incentive Plan) at a price that is in accordance with the Series B Strike Price Formula. The ownership percentage represented by the shares of New DNR Equity issuable in respect of such Series B Warrants shall be subject to dilution by the Management Incentive Plan and any other issuance of New DNR Equity issued after the Plan Effective Date (other than as a result of the exercise of the Series A Warrants).

Strike Price Formula
The Series A Warrants and Series B Warrants will give the holder thereof the right to purchase New DNR Equity, for cash (or on a cashless basis, as set forth below), at an exercise price set at an equity value at which:

i. the value of all common shares issued pursuant to the Plan would be equal to par plus accrued and unpaid interest on the Second Lien Notes as of July 30, 2020 (for the avoidance of doubt, such amount shall be decreased by the $8.0 million prepayment of accrued and unpaid interest on the Second Lien Notes pursuant to the RSA) (the “Series A Strike Price Formula”); and

ii. the value of all common shares issued pursuant to the Plan and the Series A Warrants would be equal to par plus accrued and unpaid interest on each of the Second Lien Notes (for the avoidance of doubt, such amount shall be decreased by the $8.0 million prepayment of accrued and unpaid interest on the Second Lien Notes pursuant to the RSA) and the Convertible Notes as of July 30, 2020 (the “Series B Strike Price Formula”).

Such exercise prices shall be subject to adjustment from time to time as provided under “Dilution/Adjustments” below.

Exercisability
Exercisable in whole or in part at any time on or prior to the Expiration Date, in cash.

The Warrants may be exercised on a “cashless” basis at the times and in the manner described as follows:

1. In connection with, and using the value of the New DNR Equity implied by, a Sale Transaction (as defined below) for cash, securities, other property, or any combination thereof; or

2. If the New DNR Equity is at any time listed for trading on a national securities exchange or is traded over-the-counter, at any such time using a value of the New DNR Equity based on the average trading price for such New DNR Equity during the 10 trading day period immediately prior to any applicable date of determination.

2

Sale Transaction
If a sale of Reorganized DNR is consummated prior to the Expiration Date in which all of the consideration paid to non-employee stockholders consists of cash or property (including securities) or part cash and part property (including securities) and Reorganized DNR duly and timely effects notice to the holders of Warrants pursuant to the final paragraph of this “Sale Transaction,” then any Warrants that are unexercised prior to the consummation of such sale of Reorganized DNR shall be deemed to have expired worthless and will be cancelled for no further consideration.

For the avoidance of doubt, holders of Warrants shall not be entitled to the fair market value of the Warrants (using the Black Scholes model or otherwise) in connection with a sale of Reorganized DNR, but shall have the right to exercise the Warrants at any time prior to any sale of Reorganized DNR.

Transfers; Registration Rights
All Warrants will be freely tradable, and will not be subject to any restrictions on transfer that are not also applicable to the New DNR Equity distributed pursuant to the Plan. Any Convertible Noteholder that receives (together with its affiliates and related funds) 4% or more of the voting Securities of New DNR Equity pursuant to the Plan, on a pro forma basis for the issuance of New DNR Equity upon exercise of its Series A Warrants, will have registration rights with respect to the New DNR Equity issued upon exercise of its Series A Warrants.

Expiration Date	The Series A Warrants will expire five years from the Plan Effective Date. The Series B Warrants will expire three years from the Plan Effective Date.
Voting Rights
The Convertible Noteholders, Subordinated Noteholders, and holders of Existing Equity Interests shall have no voting rights in respect of the Warrants. Holders of New DNR Equity issued upon exercise of any Warrants shall have the same voting rights as other holders of New DNR Equity.

Dividends / Distributions
The Warrants shall not be entitled to receive dividends or distributions. Holders of New DNR Equity issued upon exercise of any Warrants shall have the same rights with respect to dividends and distributions as other holders of New DNR Equity.

Warrant Holders’ Agreement	The Warrants shall include customary information rights.
Dilution/Adjustments
The Warrants shall be subject to simple arithmetic anti-dilution protection regarding the exercise price for the Warrants and amount of New DNR Equity to be issued upon exercise of the Warrants only for corporate structural events (e.g., recapitalizations, reclassifications, splits, reverse splits, stock dividends, reorganizations, consolidations, mergers, and similar structural transactions), not economic anti‑dilution.

Amendments	The terms and conditions of each series of Warrants may be amended by the Company with the affirmative vote or written consent of holders of a majority of such series of Warrants.
Administration	The Warrants will be issued in book-entry form through DTC and administered by a warrant agent acceptable to the Company and the recipients of the Warrants.
Governing Law	New York.

*    *    *    *    *

3

Annex 4

Governance Term Sheet

DENBURY RESOURCES INC.
CORPORATE GOVERNANCE TERM SHEET

This term sheet (this “Term Sheet”) describes the material corporate governance provisions to be in effect after the restructuring and recapitalization transactions (the “Restructuring Transactions”) regarding certain indebtedness of Denbury Resources Inc. (“Denbury”) and the other Company Parties. This Term Sheet shall not constitute (nor shall it be construed as) an offer or a legally binding obligation to buy or sell, or a solicitation of an offer to buy or sell, any of the securities referred to herein, it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws.

Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the Restructuring Support Agreement.

Except as otherwise specified, the certificate of incorporation of the Company (as defined below) shall be substantially similar to the Second Amended and Restated Certificate of Incorporation of Denbury, and the Bylaws of the Company shall be substantially similar to the Second Amended and Restated Bylaws of Denbury, each as in effect as of the date hereof.

Topic	Proposal
Reorganized Issuer
Denbury, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date (the “Company”). The Company shall use commercially reasonable best efforts to cause the common stock to be issued by the Company on the Plan Effective Date to be listed on the New York Stock Exchange (“NYSE”), either by retaining or succeeding to the Company’s existing NYSE listing or otherwise, so long as the Company is able to satisfy the initial listing requirements of the NYSE, or such alternative exchange as the Second Lien Ad Hoc Committee determines if the Company is not able to satisfy the initial listing requirements of the NYSE.

Authorized Capital Stock
The Company shall have authority to issue 300,000,000 shares, consisting of: (i) 250,000,000 shares of common stock, par value $0.001 per share and (ii) 50,000,000 shares of blank check preferred stock, par value $0.001 per share, in each case which shall be authorized on the Plan Effective Date.

Board of Directors
Initial Board of Directors (the “Board”) to consist of: (i) the chief executive officer (the “CEO”) (who shall not be the chairman of the Board), (ii) two (2) directors to be selected by Fidelity Management and Research Company, (i) one (1) director to be selected by GoldenTree Asset Management LP, and (iv) three (3) additional directors, or such other number to be determined by the Required Consenting Second Lien Noteholders, to be selected by the Second Lien Ad Hoc Committee. The Second Lien Ad Hoc Committee may consider one or more current Denbury board members for initial Board membership.

Each Board member other than the CEO shall satisfy the independence requirements of the NYSE.

After the Plan Effective Date, the members of the Board will be elected annually by the shareholders of the Company.

Board Actions
A majority of the total number of directors then in office shall constitute a quorum, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

The Board or any committee thereof may act by written consent executed by all of the directors then in office or all members of such committee, as applicable, in lieu of a meeting.

Special Meetings of Stockholders	A special meeting may be called by stockholders of the Company in the same manner and upon the same thresholds as set forth in the Company’s current Certificate of Incorporation and Bylaws.

1

Preemptive Rights	No preemptive rights.
Transfer Restrictions	The common stock will be transferrable without Company consent, subject to compliance with applicable securities laws. No ROFRs, tag-alongs or other restrictions on transferability of common stock.
Indemnification and Limitation on Liability
The organizational documents of the Company shall contain indemnification provisions and limitation on liability provisions applicable to directors and officers of the Company to the fullest extent permitted under Delaware law.

D&O Insurance	The Company will purchase and maintain director and officer liability insurance in such amounts and with such limits as reasonably determined by the Board to be appropriate.
Business Combinations with Interested Stockholders	The Company shall not be governed by Section 203 of the DGCL.
Registration Rights	Customary registration rights.
Exclusive Forum
The sole and exclusive forum for actions or proceedings involving the Company as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), shall be the Court of Chancery or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware.

Other	Such other anti-takeover related provisions as the parties determine appropriate and as may be acceptable to the Second Lien Ad Hoc Committee.

2

Exhibit A to RSA

Transfer Agreement

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of ______________, 2020 (the “Agreement”),(1) by and among Denbury Resources Inc. and its affiliates and subsidiaries bound thereby, the Consenting RBL Lenders, Consenting Second Lien Noteholders, and the Consenting Convertible Noteholders, including the transferor to the Transferee of any Second Lien Notes, Convertible Notes, Subordinated Notes, or any other claims against the Debtors (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting RBL Lender,” “Consenting Second Lien Noteholder,” or “Consenting Convertible Noteholder,” as applicable, under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

______________________________________
Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Loans	$
Second Lien Notes (if any)	$
Convertible Notes (if any)	$
Subordinated Notes (if any)	$

(1)	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Exhibit B to RSA

Form of Joinder

Joinder

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”), dated as of [__], 2020, by and among: (i) Denbury Resources Inc., a company incorporated under the Laws of Delaware, and each of Denbury Air, LLC, Denbury Brookhaven Pipeline Partnership, LP, Denbury Brookhaven Pipeline, LLC, Denbury Gathering & Marketing, Inc., Denbury Green Pipeline-Montana, LLC; Denbury Green Pipeline-North Dakota, LLC, Denbury Green Pipeline-Riley Ridge, LLC, Denbury Green Pipeline-Texas, LLC, Denbury Gulf Coast Pipelines, LLC; Denbury Holdings, Inc., Denbury Onshore, LLC, Denbury Operating Company, Denbury Pipeline Holdings, LLC, Denbury Thompson Pipeline, LLC, Encore Partners GP Holdings, LLC, Greencore Pipeline Company, LLC, and Plain Energy Holdings, LLC (collectively, the “Company Parties”); (ii) the Consenting RBL Lenders, Noteholders; (iii) the Consenting Second Lien Noteholders, and (iv) the Consenting Convertible Noteholders, is executed and delivered by [________________] (the “Joining Party”) as of [________________]. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

1.Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex A (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Creditors.

2.Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the RBL, the Second Lien Notes, the Convertible Notes, and/or the Subordinated Notes identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 10 of the Agreement to each other Party.

3.Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4.Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Loans	$
Second Lien Notes (if any)	$
Convertible Notes (if any)	$
Subordinated Notes (if any)	$

Annex A to Joinder

Restructuring Support Agreement